     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1996
                                                        REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                                JMC GROUP, INC.
            (Exact name of registrant as specified in its charter)
                                --------------

 DELAWARE (State or other    6400 (Primary Standard      95-2627415 (I.R.S.
      jurisdiction of      Industrial Classification   Employer Identification
     incorporation or             Code Number)                  No.)
       organization)
                         9710 SCRANTON ROAD, SUITE 100
                          SAN DIEGO, CALIFORNIA 92121
                                (619) 450-0055
              (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive offices)
                                --------------
                               JAMES K. MITCHELL
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         9710 SCRANTON ROAD, SUITE 100
                          SAN DIEGO, CALIFORNIA 92121
                                (619) 450-0055
           (Name, address, including ZIP Code, and telephone number,
                  including area code, of agent for service)
                                --------------
           It is requested that copies of communications be sent to:
         DAVID R. SNYDER, ESQ.                 DAVID A. STOCKTON, ESQ.
     PILLSBURY MADISON & SUTRO LLP                KILPATRICK & CODY
      101 W. BROADWAY, SUITE 1800         1100 PEACHTREE STREET, SUITE 2800
      SAN DIEGO, CALIFORNIA 92101              ATLANTA, GEORGIA 30309
            (619) 544-3369                         (404) 815-6444
                                --------------

Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS UNDER THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED MAY 20, 1996 BETWEEN JMC GROUP, INC., A DELAWARE CORPORATION (THE "REGISTRANT"), AND USBA HOLDINGS, LTD., A GEORGIA CORPORATION ("USBA"), HAVE BEEN SATISFIED OR WAIVED.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS          AMOUNT TO BE         PROPOSED MAXIMUM            AMOUNT OF
OF SECURITIES TO BE REGISTERED    REGISTERED(1)   AGGREGATE OFFERING PRICE(2) REGISTRATION FEE(2)
- -------------------------------------------------------------------------------------------------
Common Stock (par value
 $0.01).................        26,972,091 Shares        $7,319,309.00             $2,524.00
- -------------------------------------------------------------------------------------------------
Preferred Stock (par
 value $0.01)(3)........         3,758.131 Shares        $3,758,131.00             $1,296.00
- -------------------------------------------------------------------------------------------------
Warrant to acquire Com-
mon Stock and underlying
shares of                         One Warrant and
Common Stock(4).........           210,754 Shares        $  200,000.00             $   69.00
- -------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) For Common Stock, based upon the assumed maximum number of shares that may be issued in the merger which is the subject of the Merger Agreement and described herein (the "Merger"). Solely for purposes of this calculation, the Average Price (as defined in the Merger Agreement) is assumed to be
    $1.00 with a corresponding Exchange Factor (as defined in the Merger Agreement) of 50.796226. Includes (i) up to 16,583,269 shares to be issued upon conversion of shares of USBA's common stock which are expected to be issued and outstanding as of the effective date of this Registration Statement, (ii) up to 2,639,857 shares reserved for issuance upon the conversion of shares of Preferred Stock to be issued upon conversion of shares of USBA's preferred stock and (iii) up to 7,748,965 shares to be issued upon conversion of shares of USBA's common stock which may be issued after the effective date and prior to the consummation of the
    Merger pursuant to options to acquire such common stock which are expected to be issued and outstanding as of the effective date of this Registration Statement (the Registrant intends promptly upon the effectiveness of the Merger either to incorporate such options into existing plans for which registration statements on Form S-8 have been filed, to file amendments to such registration statements to incorporate such options or to file new registration statements on Form S-8 in respect of such options).
(2) Pursuant to Rule 457(f)(2), the offering price is based upon the book value of the securities of USBA which will be canceled in the Merger described herein in exchange for the registered shares of Common Stock and Preferred Stock. Such book value (determined to be $7,319,309.00 for all securities of USBA for which the Common Stock will be exchanged and $3,758,131.00 for all securities of USBA for which the Preferred Stock will be exchanged) has been calculated as of March 31, 1996, the latest practicable date prior to the date of filing of this Registration
    Statement.
(3) Pursuant to Rule 457(i), the registration fee for up to 2,639,857 shares of Common Stock reserved for issuance upon the conversion of shares of Preferred Stock and for such shares of Preferred Stock has been calculated based on the offering price (determined pursuant to Rule 457(f)(2)) of the Preferred Stock alone.
(4) Pursuant to Rule 457(i), the registration fee for up to 210,754 shares of Common Stock reserved for issuance upon the exercise of a Warrant to acquire Common Stock and for such Warrant has been calculated based upon the offering price of the Warrant and the consideration to be paid upon any exercise of such Warrant.
                                --------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                JMC GROUP, INC.

                               ----------------
                             CROSS-REFERENCE SHEET
                  (Pursuant to Item 501(b) of Regulation S-K)
  ORM S-F
    4
 ITEM NO.
                     CAPTION                      LOCATION IN PROXY
                                                  STATEMENT/PROSPECTUS

A.INFORMATION ABOUT THE TRANSACTION.
  1. Forepart of Registration Statement and Out-
     side Front Cover Page of Prospectus.......... Facing Page; Cross-Reference Sheet;
                                                   Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages of
     Prospectus................................... Available Information; Incorporation
                                                   of Certain Documents by Reference;
                                                   Table of Contents
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information................ Summary; Risk Factors
  4. Terms of the Transaction..................... Summary; The Merger and Related
                                                   Transactions; Description of JMCG
                                                   Capital Stock; Comparison of Rights
                                                   of Holders of JMCG Common Stock and
                                                   Holders of USBA Securities; Certain
                                                   Federal Income Tax Consequences of
                                                   the Merger
  5. Pro Forma Financial Information.............. Unaudited Pro Forma Combined
                                                   Condensed Financial Information
  6. Material Contacts with the Company Being
     Acquired..................................... The Merger and Related Transactions
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters.............................. *
  8. Interests of Named Experts and Counsel....... *
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.................................. *
B.INFORMATION ABOUT THE REGISTRANT.
  10. Information With Respect to S-3
      Registrants................................. *
  11. Incorporation of Certain Information by
      Reference................................... *
  12. Information With Respect to S-2 or S-3       Incorporation of Certain Documents by
      Registrants................................. Reference; Summary; Description of
                                                   JMCG
  13. Incorporation of Certain Information by      Incorporation of Certain Documents by
      Reference................................... Reference
  14. Information With Respect to Registrants
      Other Than S-2 or S-3 Registrants........... *
C.INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
  15. Information With Respect to S-3 Companies... *
  16. Information With Respect to S-2 or S-3
      Companies................................... *
  17. Information With Respect to Companies Other
      Than S-2 or S-3 Companies................... Summary; Information Regarding USBA;
                                                   Index to Financial Statements
D.VOTING AND MANAGEMENT INFORMATION.
  18. Information if Proxies, Consents or
      Authorizations are to be Solicited.......... JMCG Annual Meeting; The Merger and
                                                   Related Transactions; Proposal to
                                                   Effect a Name Change; Proposal to
                                                   Effect a Reverse Split; Election of
                                                   JMCG Directors; Incorporation of
                                                   Certain Documents by Reference
  19. Information if Proxies, Consents or
      Authorizations are not to be Solicited or in
      an Exchange Offer........................    *

- --------
* Not Applicable.

                                JMC GROUP, INC.

                         9710 Scranton Road, Suite 100
                          San Diego, California 92121

                                                               [        ], 1996

Dear Stockholder:

  The Annual Meeting (the "JMCG ANNUAL MEETING") of Stockholders of JMC Group, Inc. ("JMCG"), will be held on Monday, August 12, 1996 at [ ]:00 [ ].m.,
local time, at the [                    ], Atlanta, Georgia 303[  ].

  At the JMCG Annual Meeting, you will be asked to consider and vote upon:

 . The approval and adoption of an Agreement and Plan of Merger, dated May 20, 1996 (the "MERGER AGREEMENT"), by and between JMCG and USBA Holdings, Ltd., a Georgia corporation ("USBA"), providing for the merger (the "MERGER") of a wholly-owned subsidiary of JMCG ("MERGER SUB") with and into USBA, as described in the accompanying Proxy Statement/Prospectus.

 .  The approval and adoption of a change in the name of JMCG (the "NAME
   CHANGE") to "USBA Holdings, Ltd.", to be effected through an amendment to JMCG's Certificate of Incorporation. In addition to requiring the approval of the stockholders, implementation of the Name Change is contingent upon the effectiveness of the Merger.

 .  The approval and adoption of a one-for-three reverse stock split (the
   "REVERSE SPLIT") of the issued and outstanding Common Stock, par value $0.01 per share ("JMCG COMMON STOCK"), to be effected through an amendment to JMCG's Certificate of Incorporation. In addition to requiring the approval of the stockholders, implementation of the Reverse Split is contingent upon the effectiveness of the Merger.

 .  Three nominees for the JMCG Board of Directors to serve three-year terms;
   however, in the event the Merger is approved and implemented, the current JMCG Board of Directors, including nominees elected at the JMCG Annual Meeting, will serve only until the effectiveness of the Merger at which time the JMCG Board of Directors will be reconstituted pursuant to the terms of the Merger Agreement (as described in the accompanying Proxy Statement/Prospectus).

  Pursuant to the Merger, in which USBA will become a wholly-owned subsidiary of JMCG, (i) the issued and outstanding shares of common stock of USBA will be converted into shares of JMCG Common Stock at an exchange rate (the "EXCHANGE FACTOR") determined based upon the average closing price of JMCG Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) for the 20 business days ending on the third business day prior to the date of the JMCG Annual Meeting, (ii) the issued and outstanding shares of preferred stock of USBA will be converted, on a share-for-share basis, into shares of newly-created Series A Preferred Stock of JMCG, par value $0.01 per share ("JMCG PREFERRED STOCK"), and (iii) each then outstanding option or warrant to acquire the common stock of USBA will be assumed by JMCG (the "ASSUMED DERIVATIVE SECURITIES"). Each Assumed Derivative Security will be converted into an option or warrant to purchase a number of shares of JMCG Common Stock equal to the number of shares of USBA common stock that were subject to such option or warrant immediately prior to the Merger multiplied by the Exchange Factor, and the exercise price therefor will be adjusted by dividing such exercise price by the Exchange Factor.

  As part of the Merger Agreement, JMCG has agreed to effect the Name Change and the Reverse Split contingent upon the effectiveness of the Merger and approval by the stockholders.

  At the JMCG Annual Meeting, three nominees for the JMCG Board of Directors will be elected to serve three-year terms. The accompanying Proxy Statement/Prospectus includes information regarding JMCG management's three nominees (the "JMCG NOMINEES"); however, if the Merger is approved by the stockholders, then the JMCG Board of Directors will be reconstituted upon the effectiveness of the Merger in the manner provided in the Merger Agreement. Approval of the Merger Agreement by the stockholders of JMCG shall be deemed to be approval of the JMCG Board of Directors as so reconstituted. Further information regarding the JMCG Board of Directors, including information with respect to the individuals who will serve on the reconstituted JMCG Board of Directors upon the effectiveness of the Merger, is set forth in the accompanying Proxy Statement/Prospectus.

  After careful consideration, the JMCG Board of Directors has unanimously approved the Merger Agreement, the Name Change and the Reverse Split and has determined that the Merger, the Name Change and the Reverse Split are in the best interests of JMCG and its stockholders. The JMCG Board of Directors also unanimously recommends the election of the JMCG Nominees. THE JMCG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF (I) APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, (II) APPROVAL OF THE NAME CHANGE, (III) APPROVAL OF THE REVERSE SPLIT AND (IV) ELECTION OF THE JMCG NOMINEES.

  Accompanying this letter is a Proxy Statement/Prospectus relating to the action to be taken by stockholders of JMCG at the JMCG Annual Meeting. The Proxy Statement/Prospectus more fully describes the proposed Merger, Name Change and Reverse Split, as well as the JMCG Nominees and the JMCG Board of Directors as it would be reconstituted upon the effectiveness of the Merger. Whether or not you plan to attend the JMCG Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the JMCG Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,


James K. Mitchell
Chairman and Chief Executive Officer

                                JMC GROUP, INC.

                         9710 Scranton Road, Suite 100
                          San Diego, California 92121

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        [        ], [          ], 1996
                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "JMCG ANNUAL MEETING") of JMCG Group, Inc., a Delaware corporation ("JMCG"), will be held on Monday, August 12, 1996, at [ ]:00 [ ].m., local time, at
[                     ], Atlanta, Georgia 303[  ]. The purpose of the JMCG
Annual Meeting will be to consider and vote upon the following matters:

  (1) The approval and adoption of an Agreement and Plan of Merger, dated May 20, 1996 (the "MERGER AGREEMENT"), by and between JMCG and USBA Holdings, Ltd., a Georgia corporation ("USBA"), providing for the merger (the "MERGER") of a wholly-owned subsidiary of JMCG ("MERGER SUB") with and into USBA, as described in the accompanying Proxy Statement/Prospectus.

  (2) The approval and adoption of a change in the name of JMCG (the "NAME CHANGE") to "USBA Holdings, Ltd.", to be effected through an amendment to JMCG's Certificate of Incorporation. In addition to requiring the approval of the stockholders, implementation of the Name Change is contingent upon the effectiveness of the Merger.

  (3) The approval and adoption of a one-for-three reverse stock split of the issued and outstanding common stock (the "REVERSE SPLIT"), to be effected through an amendment to JMCG's Certificate of Incorporation. In addition to requiring the approval of the stockholders, implementation of the Reverse Split is contingent upon the effectiveness of the Merger.

  (4) Three nominees for the JMCG Board of Directors to serve three-year terms; however, in the event the Merger is approved and implemented, the current JMCG Board of Directors, including nominees elected at the JMCG Annual Meeting, will serve only until the effectiveness of the Merger at which time the JMCG Board of Directors will be reconstituted pursuant to the terms of the Merger Agreement (as described in the accompanying Proxy Statement/Prospectus).

  (5) Such other business as may properly come before the JMCG Annual Meeting or any adjournments or postponements thereof.

  The JMCG Board of Directors has fixed the close of business on July 5, 1996 as the record date for determination of those stockholders entitled to notice of and to vote at the JMCG Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to vote.

                                     By Order of the Board of Directors,

                                     James K. Mitchell, Chairman and Chief
                                     Executive Officer
                                     Date: [         ], 1996

  SO THAT YOUR SHARES WILL BE REPRESENTED AT THE JMCG ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE JMCG ANNUAL MEETING.

                                JMC GROUP, INC.

                                PROXY STATEMENT

                               ----------------

                                  PROSPECTUS

  This Proxy Statement/Prospectus is being furnished to stockholders of JMC Group, Inc., a Delaware corporation ("JMCG"), in connection with the solicitation of proxies by the JMCG Board of Directors from the holders of outstanding shares of JMCG's common stock, par value $0.01 per share ("JMCG COMMON STOCK"), for use at the Annual Meeting of JMCG to be held on Monday,
August 12, 1996, at [         ], Atlanta, Georgia, and at any adjournment or
postponement thereof (the "JMCG ANNUAL MEETING"). Only holders of record at the close of business on July 5, 1996 (the "JMCG RECORD DATE") are entitled to notice of and to vote at the JMCG Annual Meeting. On the JMCG Record Date, there were 6,218,898 shares of JMCG Common Stock outstanding. At the JMCG Annual Meeting, the JMCG stockholders will consider and vote upon: (i) an Agreement and Plan of Merger, dated May 20, 1996 (the "MERGER AGREEMENT"), by and between JMCG and USBA Holdings, Ltd., a Georgia corporation ("USBA"), providing for the merger (the "MERGER") of a wholly-owned subsidiary of JMCG ("MERGER SUB") with and into USBA; (ii) a change in the name of JMCG (the "NAME CHANGE") to "USBA Holdings, Ltd.," to be effected through an amendment to JMCG's Certificate of Incorporation (the "JMCG CHARTER") (implementation of which is contingent upon the effectiveness of the Merger); (iii) a one-for-three reverse stock split of the issued and outstanding JMCG Common Stock (the "REVERSE SPLIT"), to be effected through an amendment to JMCG's Certificate of Incorporation (implementation of which is contingent upon the effectiveness of the Merger); and (iv) three nominees for the JMCG Board of Directors to serve three-year terms; however, in the event the Merger is approved and implemented, the JMCG Board of Directors will be reconstituted at the effective time of the Merger pursuant to the terms of the Merger Agreement. A copy of the Merger Agreement is attached hereto as APPENDIX A.

  Pursuant to the Merger, in which USBA will become a wholly-owned subsidiary of JMCG, (i) the issued and outstanding shares of common stock of USBA will be converted into shares of JMCG Common Stock at an exchange rate (the "EXCHANGE FACTOR") determined based upon the average closing price of JMCG Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) for the 20 business days ending on the third business day prior to the date of the JMCG Annual Meeting, (ii) the issued and outstanding shares of preferred stock of USBA will be converted, on a share-for-share basis, into shares of newly-created Series A Preferred Stock of JMCG, par value $0.01 per share ("JMCG PREFERRED STOCK"), and (iii) each then outstanding option or warrant to acquire the common stock of USBA will be assumed by JMCG (the "ASSUMED DERIVATIVE SECURITIES"). The JMCG Preferred Stock will be (1) entitled to a cumulative annual dividend of $100.00 per share, (2) subject to redemption by JMCG at any time in exchange for $1,000.00 per share plus any accrued but unpaid dividends, (3) convertible into shares of JMCG Common Stock at a price per share which is based upon the Exchange Factor, (4) entitled to a liquidation preference of $1,000.00 per share plus any accrued but unpaid dividends and (5) eligible to vote with shares of JMCG Common Stock on an as-converted basis. Each Assumed Derivative Security will be converted into an option or warrant to purchase a number of shares of JMCG Common Stock equal to the number of shares of USBA common stock that were subject to such option or warrant immediately prior to the Merger multiplied by the Exchange Factor, and the exercise price therefor will be adjusted by dividing such exercise price by the Exchange Factor. A detailed description of the Merger is set forth in this Proxy Statement/Prospectus. See "THE MERGER AND RELATED TRANSACTIONS."

  CERTAIN RISK FACTORS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" AT PAGES 20 TO 23.

  JMCG has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the shares of JMCG Common Stock and JMCG Preferred Stock to be issued in connection with the Merger as well as a warrant to acquire shares of JMCG Common Stock which will be issued as a result of the Merger (the "REGISTRATION STATEMENT"). This Proxy Statement/Prospectus constitutes (i) the Prospectus of JMCG filed as part of the Registration Statement and (ii) the Proxy Statement of JMCG relating to the JMCG Annual Meeting at which the stockholders of JMCG will consider and vote upon (A) the Merger and the Merger Agreement, (B) the Name Change, (C) the Reverse Split and (D) three nominees for the JMCG Board of Directors.

  This Proxy Statement/Prospectus, the enclosed Notice of JMCG Annual Meeting and accompanying proxy card are first being mailed to JMCG stockholders on or
about [        ], 1996. This proxy solicitation is made by the JMCG Board of
Directors.

 NEITHER THE MERGER  NOR THE SECURITIES  OF JMCG  TO BE ISSUED  IN THE MERGER
  HAVE  BEEN  APPROVED  OR  DISAPPROVED   BY  THE  SECURITIES  AND  EXCHANGE
   COMMISSION OR ANY  STATE SECURITIES  COMMISSION, NOR  HAS THE SECURITIES
    AND EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION PASSED
     UPON  THE  ACCURACY  OR  ADEQUACY   OF  THIS  PROXY  STATEMENT.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

       The date of this Proxy Statement/Prospectus is [         ], 1996.

                             AVAILABLE INFORMATION

  JMCG is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's regional offices located at (i) 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511 and (ii) 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  JMCG has filed the Registration Statement with the SEC. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC by JMCG are incorporated herein by reference:

  1. Annual Report on Form 10-K for the year ended December 31, 1995;

  2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

  3. The description of JMCG Common Stock set forth in JMCG's Registration Statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO CORPORATE SECRETARY, JMC GROUP, INC., 9710 SCRANTON ROAD, SUITE 100, SAN DIEGO, CALIFORNIA 92121 (TELEPHONE (619) 450-0055). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE JMCG ANNUAL MEETING, ANY SUCH
REQUEST SHOULD BE MADE BEFORE [            ], 1996.

                               ----------------

  All information herein with respect to JMCG has been furnished by JMCG, and all information herein with respect to USBA has been furnished by USBA. This Proxy Statement/Prospectus may not be used for resales of JMCG securities that will be issued to persons and parties deemed to be underwriters of such securities.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JMCG OR USBA. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF JMCG OR USBA SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY (I) THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OR (II) ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  JMCG Annual Meeting.....................................................   2
  The Merger..............................................................   2
  Name Change.............................................................  10
  Reverse Split...........................................................  11
  Ownership of Securities by Certain Persons..............................  11
  Nominees to the JMCG Board of Directors.................................  11
  Market for JMCG's Common Equity and Related Stockholder Matters.........  12
  Dividends on JMCG Common Stock..........................................  12
  Summary Historical and Pro Forma Combined Condensed Financial Data......  12
  Comparative Per Share Data..............................................  19
RISK FACTORS..............................................................  20
INFORMATION REGARDING USBA................................................  24
USBA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  26
INFORMATION REGARDING JMCG................................................  29
JMCG ANNUAL MEETING ......................................................  30
THE MERGER AND RELATED TRANSACTIONS.......................................  31
  JMCG's Background of the Merger--Material Contacts and Board
   Deliberations..........................................................  31
  JMCG's Reasons for the Merger...........................................  33
  Opinion of JMCG's Financial Advisor.....................................  34
  Cautionary Statement Concerning Forward Looking Statements..............  38
  USBA's Background of the Merger--Material Contacts and Board
   Deliberations..........................................................  38
  USBA's Reasons for the Merger...........................................  38
  Effective Time of the Merger............................................  39
  Conversion of USBA Securities...........................................  39
  Adjustment of the Exchange Factor.......................................  40
  Effect of Reverse Split.................................................  42
  Fractional Shares.......................................................  42
  USBA Warrant............................................................  42
  Stock Ownership Following the Merger....................................  42
  Exchange of Converted USBA Shares.......................................  43
  Interim Operations......................................................  44
  Acquisition Proposals...................................................  44
  Accounting Treatment....................................................  45

                                                                           PAGE
                                                                           ----
  Affiliate Agreements....................................................  46
  Dissenters' Rights......................................................  46
  Conditions to the Merger................................................  46
  Termination of the Merger Agreement.....................................  48
  Amendment of the Merger Agreement.......................................  48
  Employment Agreements for Post-Merger Officers..........................  49
  Post-Merger JMCG Board of Directors.....................................  49
  Post-Merger Officers of JMCG............................................  51
  Vesting of Options for JMCG Board Members...............................  51
  Post-Merger Principal Executive Offices.................................  51
  Rights Plan Amendment...................................................  52
  Required Vote...........................................................  52
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................  52
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  54
  Pro Forma Combined Condensed Balance Sheet at March 31, 1996............  55
  Pro Forma Combined Condensed Statement of Operations for Year Ended De-
   cember 31, 1995........................................................  56
  Pro Forma Combined Condensed Statement of Operations for Three Months
   Ended March 31, 1996...................................................  57
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements....  58
OWNERSHIP OF USBA'S SECURITIES AND RELATED INFORMATION....................  59
INTERESTS OF CERTAIN PERSONS..............................................  61
PROPOSAL TO EFFECT A NAME CHANGE..........................................  61
PROPOSAL TO EFFECT A REVERSE SPLIT........................................  61
  Effects of the Reverse Split............................................  62
  Federal Income Tax Consquences..........................................  63
  Exchange of Shares......................................................  64
  Required Vote...........................................................  64
ELECTION OF JMCG DIRECTORS................................................  64
  Nominees................................................................  64
  Required Vote...........................................................  65
DESCRIPTION OF JMCG CAPITAL STOCK.........................................  66
  Common Stock............................................................  66
  Preferred Stock.........................................................  66
  Rights Plan.............................................................  67
  Options.................................................................  68
  Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions.....  68
  Transfer Agent and Registrar............................................  68

                                                                           PAGE
                                                                           ----
COMPARISON OF RIGHTS OF HOLDERS OF JMCG COMMON STOCK AND HOLDERS OF USBA
 SECURITIES...............................................................  69
  General.................................................................  69
  Anti-Takeover Protection................................................  69
  Appraisal Rights........................................................  71
  Amendments to Certificate or Articles of Incorporation..................  71
  Amendments to Bylaws....................................................  72
  Preemptive Rights.......................................................  72
  Stockholder Action Without Meeting......................................  72
  Stockholder Action-Quorum Required......................................  72
  Special Meetings of Stockholders........................................  73
  Number and Election of Directors........................................  73
  Removal of Directors....................................................  74
  Indemnification of Directors, Officers, Agents and Employees............  74
EXPERTS...................................................................  75
LEGAL MATTERS.............................................................  76
OTHER MATTERS.............................................................  76
JMCG ANNUAL REPORT AND QUARTERLY REPORT...................................  76
USBA HOLDINGS, LTD.--INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...........
Appendix A--Agreement and Plan of Merger.................................. A-1
Appendix B--Certificate of Designation for JMCG Preferred Stock........... B-1
Appendix C--Opinion of J.C. Bradford & Co. LLC............................ C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and in the documents incorporated herein by reference. This summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus (particularly in the specific sections of the Proxy Statement/Prospectus referred to below), in the Appendices hereto and in the documents incorporated herein by reference. Stockholders of JMCG and shareholders of USBA are urged to read this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference in their entirety. All information is presented without giving effect to the proposed one-for-three reverse stock split.

  This Proxy Statement/Prospectus and the documents incorporated herein by reference contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. JMCG's actual results, including JMCG's actual results following the Merger if effected, could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this Proxy Statement/Prospectus and in the documents incorporated herein by reference.

THE COMPANIES

 JMCG

  JMCG engages in annuity, insurance and mutual fund sales through arrangements with financial institutions and the related servicing of products previously sold. This business has historically been carried out through JMCG's subsidiaries, James Mitchell & Co. and its subsidiaries ("JM&C") and Priority Investment Services, Inc. ("PRIORITY"). JM&C and Priority are structured marketing organizations that sell annuities, insurance products and mutual funds as investment vehicles to customers of financial institutions through relationships with banks and savings and loan associations and thrifts. JMCG's products consist primarily of fixed and variable annuities underwritten by independent life insurance companies (rated A or higher by A.M. Best) and mutual fund shares.

  JMCG is a Delaware corporation. Its executive offices are located at 9710 Scranton Road, Suite 100, San Diego, California 92121 and its telephone number is (619) 450-0055. As used in this Proxy Statement/Prospectus, unless the context indicates otherwise, "JMCG" refers to JMCG and its subsidiaries (including JM&C and Priority).

 Merger Sub

  Prior to the effectiveness of the Merger, JMCG will establish Merger Sub as a wholly-owned subsidiary for the sole purpose of effecting the Merger. Merger Sub will have no material assets and will not engage in any activities except in connection with the Merger.

  Merger Sub will be incorporated in Georgia, its principal executive offices will be located at 9710 Scranton Road, Suite 100, San Diego, California 92121 and its telephone number will be (619) 450-0055.

 USBA

  USBA is a financial services company which provides financial institutions across the country with programs, products and financial expertise focused upon improving shareholder value, market share and service quality. USBA has established a program known as the Financial Diagnostic(C) that offers financial institutions a comprehensive analysis of their financial performance in key areas and then compares the results of this analysis to peer groups with similar operating characteristics grouped by size, region and market. In order to assist a client institution to compete more effectively within the industry, USBA has developed an array of products and services intended to allow the institution to attract and retain customers, generate fee income, provide quality products and establish and maintain competitive positioning, while simultaneously enhancing efficiency and profitability. USBA's products and services are provided to financial institutions through its four subsidiaries: U.S. Banking Alliance, Inc. ("ALLIANCE"), Diversified Consulting International ("DCI"), Financial Suppliers, Inc. ("FSI") and ProActive, Inc. ("PROACTIVE").

  USBA is a Georgia corporation. Its executive offices are located at Two Concourse Parkway, Suite 650, Atlanta, Georgia and its telephone number is
(770) 804-5678. As used in this Proxy Statement/Prospectus, unless the context indicates otherwise, "USBA" refers to USBA and its subsidiaries.

JMCG ANNUAL MEETING

 Time, Date, Place and Purpose

  The JMCG Annual Meeting will be held on August 12, 1996, at [         ],
Atlanta, Georgia. At the JMCG Annual Meeting, the JMCG stockholders will consider and vote upon:

  (1) The Merger Agreement providing for the Merger of Merger Sub with and into USBA, causing USBA to become a wholly-owned subsidiary of JMCG;

  (2) The Name Change, which is contingent upon the effectiveness of the Merger, to change the name of JMCG to "USBA Holdings, Ltd.";

  (3) The Reverse Split, which is contingent upon the effectiveness of the Merger, to effect a one-for three reverse stock split of the issued and outstanding shares of JMCG Common Stock; and

  (4) Three nominees for the Board of Directors of JMCG to serve three-year terms; however, in the event the Merger is approved and implemented, the JMCG Board of Directors will be reconstituted at the effective time of the Merger Agreement pursuant to the terms of the Merger Agreement.

 JMCG Record Date and Vote Required

  Only holders of record of JMCG Common Stock at the close of business on July 5, 1996 (the JMCG Record Date) are entitled to notice of and to vote at the JMCG Annual Meeting. On the JMCG Record Date, there were 6,218,898 shares of JMCG Common Stock outstanding.

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal in person or by proxy. Approval and adoption of each of the Name Change and the Reverse Split requires the affirmative vote of the holders of a majority of the shares of JMCG Common Stock issued and outstanding on the JMCG Record Date. Directors are elected by a plurality vote.

  The presence in person or by proxy of the holders of a majority of the outstanding shares of JMCG Common Stock as of the JMCG Record Date is necessary to constitute a quorum at the JMCG Annual Meeting.

THE MERGER

 Effective Time of the Merger

  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Georgia (the "EFFECTIVE TIME"). It
is anticipated that the Effective Time will be on or about [August   , 1996].
Upon consummation of the Merger, Merger Sub will merge with and into USBA, and USBA will be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and will change its name to a name to be designated by USBA prior to the Effective Time.

 Conversion of USBA Securities

  As a result of the Merger, the Surviving Corporation will be a wholly owned subsidiary of JMCG, and the issued and outstanding securities of USBA will be converted as follows:

  USBA Common Shares. Each share of the common stock, par value $1.00 per share, of USBA (the "USBA COMMON SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into 14.513207 (the "EXCHANGE FACTOR") shares of JMCG Common Stock; provided, however, that the Exchange Factor is subject to adjustment as set forth below. On May 20, 1996 (the date of the Merger Agreement), 326,466.54 USBA Common Shares were issued and outstanding.

  USBA Value Appreciation Rights. Each USBA Value Appreciation Right ("VAR") issued and outstanding immediately prior to the Effective Time shall be converted into an option to acquire a number of shares of JMCG Common Stock equal to the number of USBA Common Shares subject to such VAR multiplied by the Exchange Factor (a "VAR OPTION"). Each VAR Option shall be exercisable for $0.01 per share of JMCG Common Stock and shall be and remain subject to the vesting conditions of the original VAR; provided, however, that no VAR Option shall be exercisable (i) prior to January 1, 1997 or (ii) for fractional shares of JMCG Common Stock. On May 20, 1996 (the date of the Merger Agreement), VAR Options to acquire 86,950 USBA Common Shares were outstanding.

  USBA Options. Each option to acquire USBA Common Shares outstanding immediately prior to the Effective Time (a "USBA OPTION") shall be deemed to be automatically converted into an option (a "JMCG OPTION") to purchase that number of shares of JMCG Common Stock as is determined by multiplying the number of USBA Common Shares for which such USBA Option was exercisable (assuming full vesting) by the Exchange Factor. The exercise price per share of JMCG Common Stock for each such JMCG Option shall be determined by dividing the exercise price per USBA Common Share for the applicable USBA Option by the Exchange Factor. As promptly as possible subsequent to the Effective Time, JMCG shall file with the SEC registration statements on Form S-8 in respect of the shares underlying JMCG Options and VAR Options. Each JMCG Option shall otherwise be subject to the same terms and conditions as its predecessor USBA Option; provided that the vesting schedule for each such JMCG Option shall be the vesting schedule of the corresponding USBA Option in effect on the Agreement Date as if no "change of control" or other acceleration of benefits event had occurred. By their approval and adoption of the Merger Agreement, the stockholders of JMCG will be deemed to have approved the JMCG Options and VAR Options, as well as any amendments to the JMCG employee benefit plans to which such JMCG Options and VAR Options may relate as shall be necessary or advisable to accomplish the issuance of the JMCG Options and the VAR Options. On May 20, 1996 (the date of the Merger Agreement), USBA Options to acquire 65,600 USBA Company Shares were outstanding (all at the exercise price of $48.21 per USBA Common Share).

  USBA Preferred Shares. Each share of the preferred stock, par value $1,000.00 per share, of USBA (the "USBA PREFERRED SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the JMCG Preferred Stock with the rights, preferences and privileges set forth in the Certificate of Designation attached hereto as APPENDIX B (the "CERTIFICATE OF DESIGNATION"). See "DESCRIPTION OF JMCG CAPITAL STOCK-- Preferred Stock--Series A Preferred Stock." The USBA Common Shares and the USBA Preferred Shares to be converted pursuant to the Merger are referred to as the "CONVERTED USBA SHARES." On May 20, 1996 (the date of the Merger Agreement), 3,758.131 USBA Preferred Shares were issued and outstanding.

 Adjustment of the Exchange Factor

  The Exchange Factor will adjust in the event that either (1) the amount of issued and outstanding capital stock of USBA at the Effective Time, on a fully-diluted basis, is greater than or less than as set forth in the

Merger Agreement (representing the issued and outstanding capital of USBA on the date of execution of the Merger Agreement) or (2) the average closing price of JMCG Common Stock quoted on the Nasdaq National Market as reported by The Wall Street Journal for the period of twenty (20) trading days immediately preceding the third (3rd) business day prior to the date of the JMCG Annual Meeting (the "AVERAGE PRICE") is less than or greater than four dollars ($4.00).

  Differential in Capital Stock. In the event that the amount of USBA capital stock at the Effective Time is greater than or less than as set forth in the Merger Agreement, the Exchange Factor will be proportionally adjusted (with reference, in the instance of derivative securities such as options, to the Average Price).

  Average Price Less than Four Dollars. If the Average Price is less than four dollars ($4.00), but equal to or greater than three dollars ($3.00), then for each whole cent ($0.01) of difference between four dollars ($4.00) and the Average Price, the Exchange Factor shall be increased by the amount of 0.024189.

    For example, at an Average Price of three dollars and fifty cents ($3.50), the Exchange Factor would be 15.722657 [14.513207 + (50 x
  0.024189) = 15.722657].

  Average Price Less than Three Dollars. If the Average Price is less than three dollars ($3.00), then the Exchange Factor shall be set at the quotient of
(x) divided by (y) where (x) is equal to twenty-one million dollars ($21,000,000.00) divided by the Average Price and (y) is equal to 413,416.54 (the number of USBA Common Shares and VARs outstanding as of the date of the Merger Agreement); provided, however, that JMCG is not obligated to give effect to the Merger if (A) the Average Price is less than three dollars ($3.00) and/or (B) the Exchange Factor is greater than 16.932107 (which is the Exchange Factor, determined as provided above, at an average Price of $3.00).

    For example, at an Average Price of two dollars and fifty cents ($2.50), the Exchange Factor would be 20.318490
  [($21,000,000/$2.50)/413,416.54) = 20.318490].

  In determining whether to give effect to the Merger in circumstances with an Average Price of less than three dollars ($3.00), the JMCG Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the continuing benefits of the Merger despite the increased number of shares required to be issued in respect thereof and the advice of JMCG's financial advisors and legal counsel. By approving the Merger Agreement, the JMCG Stockholders would be permitting the JMCG Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average Price is below three dollars ($3.00) per share (and the Exchange Factor is thus at least 16.932107).

  Average Price Greater than Four Dollars. If the Average Price is greater than four dollars ($4.00), but equal to or less than five dollars ($5.00), then for each whole cent ($0.01) of difference between four dollars ($4.00) and the Average Price, the Exchange Factor shall be decreased by the amount of 0.019351.

    For example, at an Average Price of four dollars and fifty cents ($4.50), the Exchange Factor would be 13.545657 [14.513207 - (50 x
  0.019351) = 13.545657].

  Average Price Greater than Five Dollars. If the Average Price is greater than five dollars ($5.00), then the Exchange Factor shall be set at the lower of (1) the quotient of (x) divided by (y) where (x) is equal to thirty million dollars ($30,000,000.00) divided by the Average Price and (y) is equal to 413,416.54 (the number of USBA Common Shares and VARs outstanding as of the date of the Merger Agreement) or (2) 12.578107 (which is the Exchange Factor, determined as provided above, at an Average Price of $5.00).

    For example, at an Average Price of five dollars and fifty cents ($5.50), the Exchange Factor would be 12.578107 [the lower of (1) and (2) where (1) is ($30,000,000/$5.50)/413,416.54 = 13.193825].

  Average Price Equal to Four Dollars. If the Average Price equals four dollars $4.00, then the Exchange Factor shall equal 14.513207.

  The following table illustrates, over a range of Average Prices, the number of shares of JMCG Common Stock that may be issued to holders of USBA Common Shares and USBA Preferred Shares. The table assumes (i) full conversion of JMCG Preferred Stock (issued in exchange for USBA Preferred Shares) into shares of JMCG Common Stock and (ii) full exercise of all VAR Options, but excludes (x) any exercise of JMCG Options converted from USBA Options and (y) any exercise of the warrant to acquire 4,149 USBA Common Shares which will be assumed by JMCG in the Merger (and thereafter exercisable for JMCG Common Stock based upon the Exchange Factor).

                SHARES OF JMCG COMMON     SHARES OF JMCG
                STOCK ISSUED TO FORMER  COMMON STOCK ISSUED
      AVERAGE   HOLDERS OF USBA COMMON TO FORMER HOLDERS OF  TOTAL SHARES OF JMCG
       PRICE       SHARES AND VARS     USBA PREFERRED SHARES COMMON STOCK ISSUED
      -------   ---------------------- --------------------- --------------------
       $1.00          21,000,000             2,639,857            23,639,857
       $2.00          10,500,000             1,319,928            11,819,928
       $2.50           8,400,000             1,055,943             9,455,943
       $3.00           7,000,000               879,952             7,879,952
       $3.50           6,500,000               817,099             7,317,099
       $4.00           6,000,000               754,245             6,754,245
       $4.50           5,600,000               703,962             6,303,962
       $5.00           5,200,000               653,679             5,853,679
       $5.50           5,200,000               653,679             5,853,679
       $6.00           5,000,000               628,537             5,628,537
       $6.50           4,615,385               580,188             5,195,573
       $7.00           4,285,714               538,746             4,824,460

 JMCG Preferred Stock

  The JMCG Preferred Stock into which the USBA Preferred Shares will be converted pursuant to the Merger is designated as "Series A Preferred Stock," with a par value of $0.01 per share, and consists of 3,758.131 shares. Holders of JMCG Preferred Stock shall have the right to vote on an as-converted to JMCG Common Stock basis, and the JMCG Preferred Stock and JMCG Common Stock shall vote together as one class on all matters submitted to a vote of JMCG's stockholders. As and when declared by the JMCG Board of Directors, holders of the outstanding shares of JMCG Preferred Stock shall be entitled to receive an annual cash dividend payment of $100.00 per share. Such dividends shall be payable, in preference to any amounts paid or payable to holders of JMCG Common Stock, out of any source lawfully available for the payment of dividends and paid in four equal quarterly installments on the first business day of the months of January, April, July and October in each year. JMCG has the right to redeem, at a cash purchase price equal to $1,000.00 per share plus any and all dividends accrued on such shares and unpaid on the date of redemption, any amount of the outstanding shares of JMCG Preferred Stock as it deems necessary or desirable upon 30 days' notice to holders of JMCG Preferred Stock. The JMCG Preferred Stock may, at the option of any holder, be converted into fully paid and non-assessable shares of JMCG Common Stock (the "CONVERSION RIGHT") at a conversion rate determined by dividing (i) the product of the number of shares of such holder's JMCG Preferred Stock multiplied by $1,000.00 by (ii) the quotient of $72.3141 divided by the Exchange Factor (such quotient being the "CONVERSION PRICE"). At the option of JMCG, accrued but unpaid interest on converted shares of JMCG Preferred Stock may be paid in cash or converted into JMCG Common Stock at an effective rate equivalent to the Conversion Right. In the event of a liquidation, dissolution or winding up of JMCG, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of JMCG, the holders of the outstanding shares of JMCG Preferred Stock are entitled to receive, out of the assets available for distribution to the stockholders under the provisions of any applicable law and only to the extent that such assets are available therefor, $1,000.00 per share, plus any and all cumulative dividends accrued on such shares and unpaid on the date of such liquidation, dissolution or winding up (the "LIQUIDATION PAYMENTS"), before any payment shall be made or any assets distributed to the holders of JMCG Common Stock. The holders of shares of JMCG Preferred Stock, however, as holders of such shares, shall not participate with the holders of shares of JMCG Common Stock in the distribution of any assets or proceeds remaining after the payment of such Liquidation Payments to the holders of shares of JMCG Preferred Stock.

 Effect of Reverse Split

  In the event the proposed one-for-three Reverse Split of the issued and outstanding JMCG Common Stock is approved by the JMCG stockholders and implemented prior to the Effective Time, then the Exchange Factor shall be adjusted to reflect such Reverse Split. Otherwise, implementation of the Reverse Split following the Effective Time shall result in modification of the number of shares of JMCG Common Stock into which USBA Common Shares shall have already converted pursuant to the Merger (as well as the number of shares of JMCG Common Stock into which shares of JMCG Preferred Stock are then or thereafter convertible).

 Fractional Shares

  Fractional shares of JMCG Common Stock will not be issued in connection with the Merger. A holder of USBA securities otherwise entitled to a fractional share will be paid cash (based upon the Average Price) in lieu of such fractional shares.

 USBA Warrant

  USBA presently has outstanding a warrant arrangement permitting the holder to acquire up to 4,149 USBA Common Shares at an exercise price of $48.21 per share. At the Effective Time, such warrant arrangement will be assumed by JMCG and the holder will be entitled to acquire a number of shares of JMCG Common Stock equal to 4,149 multiplied by the Exchange Factor at an exercise price per share equal to $48.21 divided by the Exchange Factor.

 Stock Ownership Following the Merger

  Based upon the number of USBA Common Shares and USBA Preferred Shares outstanding as of the JMCG Record Date (before elimination of fractional shares and assuming no exercise of dissenters' rights) and based upon a JMCG Common Stock closing price of $3.375 on May 28, 1996 (i.e., assuming such price constituted the Average Price), an aggregate of 6,620,008 shares of JMCG Common Stock (assuming full exercise of the VAR Options, but excluding the exercise of other options and a warrant assumed by JMCG in the Merger as well as conversion of 3,758.131 shares of JMCG Preferred Stock issued in the Merger into 832,184 shares of JMCG Common Stock) will be issued to USBA shareholders in the Merger. Based upon the number of shares of JMCG Common Stock issued and outstanding as of the JMCG Record Date (6,218,898), and after giving effect to the issuance of such 6,620,008 shares of JMCG Common Stock in connection with the Merger, former shareholders of USBA would hold approximately 51.56% of the total outstanding shares of JMCG Common Stock.

  Based on the options and the warrant to acquire USBA Common Shares outstanding as of the JMCG Record Date (excluding VAR Options which are addressed immediately above), JMCG will assume options and a warrant to purchase approximately 1,116,885 shares of JMCG Common Stock (assuming $3.375 constituted the

Average Price as set forth above). After giving effect to the full exercise of such options and warrants and conversion of the JMCG Preferred Stock issued in the merger into 832,184 shares of JMCG Common Stock, former shareholders of USBA and holders of options and warrants to acquire USBA Common Shares would hold approximately 57.95% of the total outstanding shares of JMCG Common Stock.

 Reasons for Merger

  The Merger offers many potential benefits which the respective managements and Boards of JMCG and USBA believe will contribute to the success of the combined companies, including the complementary nature of the businesses of JMCG and USBA, and the opportunities for expansion of the JMCG and USBA businesses through the existing and potential financial institution clients of both entities. See "THE MERGER AND RELATED TRANSACTIONS--JMCG's Reasons for the Merger" and "--USBA's Reasons for the Merger."

  There are also certain possible risks associated with the Merger. See "RISK FACTORS."

 Recommendation of JMCG Board

  The JMCG Board of Directors has unanimously approved the Merger Agreement and believes that the Merger is fair and in the best interests of JMCG and its stockholders. The JMCG Board of Directors unanimously recommends that the stockholders of JMCG vote in favor of approval and adoption of the Merger Agreement. See "THE MERGER AND RELATED TRANSACTIONS--JMCG's Reasons for the Merger."

 Recommendation of USBA Board

  The USBA Board of Directors has unanimously approved the Merger Agreement and believes that the Merger is fair and in the best interests of USBA and its shareholders. The USBA Board of Directors unanimously recommends that the shareholders of USBA vote in favor of approval and adoption of the Merger Agreement. See "THE MERGER AND RELATED TRANSACTIONS--USBA's Reasons for the Merger."

 Opinion of JMCG Financial Advisor

  J.C. Bradford & Co. LLC ("BRADFORD") has acted as financial advisor to JMCG in connection with the Merger and has delivered to the JMCG Board of Directors its written opinion, dated May 20, 1996, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid in the Merger is fair from a financial point of view to the stockholders of JMCG. The full text of the Bradford opinion, which sets forth assumptions made and matters considered, is attached as APPENDIX C to this Proxy Statement/Prospectus. Holders of JMCG Common Stock are urged to read such opinion in its entirety. See "THE MERGER AND RELATED TRANSACTIONS--Opinion of JMCG's Financial Advisor."

 Summary of Federal Income Tax Consequences

  The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). Assuming the Merger so qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, no gain or loss will be recognized by holders of Converted USBA Shares with respect thereto on the surrender of their shares in exchange for JMCG Common Stock or JMCG Preferred Stock, as the case may be, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by USBA or JMCG; provided, however, that the Merger will be a taxable event for holders of Converted USBA Shares who perfect appraisal rights under the Georgia Business Corporation Code (the "GBCC") and receive solely cash in exchange for their Converted USBA Shares (such a holder should recognize capital gain or loss, assuming that the shares are held by such holder as a capital asset at the Effective Time, equal to the difference between the amount of cash received and the holder's tax basis in the shares surrendered). Under the Merger Agreement, it is a condition precedent to the respective obligations of USBA and JMCG to consummate the Merger that each of USBA and JMCG will have received an opinion of its respective counsel dated the date of the Effective Time (the "CLOSING DATE") to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of USBA, JMCG and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. For a further discussion of the federal income tax consequences of the Merger, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  Because of the complexity of the tax laws and the individual nature of the tax consequences of the Merger to each USBA shareholder, each such shareholder should consult a tax advisor concerning the applicable federal, state, local and foreign tax consequences of the Merger.

 Accounting Treatment

  As required by generally accepted accounting principles, the purchase method of accounting will be used to account for the Merger. Although JMCG will issue its stock to the former shareholders of USBA and otherwise be the surviving parent corporation in the Merger, it is anticipated that USBA will be the acquirer and JMCG will be the acquiree for accounting purposes. As a result, the historical financial statements that will be included in all public filings of JMCG after the Merger will be those of USBA. See "TERMS OF THE MERGER-- Accounting Treatment."

 Dissenters' Rights

  In connection with the Merger, a holder of USBA Common Shares or USBA Preferred Shares may be entitled to demand appraisal rights in respect of such shares under Section 14-2-1321 of the GBCC ("SECTION 14-2-1321"), subject to satisfaction by such shareholder of the conditions for appraisal rights established by Section 14-2-1321. JMCG stockholders will not have appraisal rights in the Merger. JMCG is not obligated to give effect to the Merger if six and three-quarters percent (6.75%) or more of the total number of outstanding shares of USBA (on an as-converted to USBA Common Shares basis) request dissenters' rights in connection with the Merger. See "THE MERGER AND RELATED TRANSACTIONS--Dissenters' Rights" and "--Conditions to the Merger."

 Conditions to the Merger; Termination; Amendment

  Consummation of the Merger is subject to the satisfaction of various conditions, including, among others: (i) those described above relating to the Federal income tax consequences of the Merger; (ii) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the SEC; and (iii) approval of the Merger Agreement and the Merger by the stockholders of JMCG and the shareholders of USBA, respectively. JMCG is not obligated to give effect to the Merger if (A) the Average Price is less than $3.00 (or the Exchange Factor is greater than 16.932107), (B) the fairness opinion of Bradford referred to above has been withdrawn or (C) Mr. Ronald D. Wallace has not executed and delivered to JMCG an employment agreement (discussed below). USBA is not obligated to give effect to the Merger if Mr. James K. Mitchell has not executed and delivered to JMCG an employment agreement (discussed below). On May 20, 1996, Messrs. Wallace and Mitchell executed and delivered to JMCG their respective employment agreements.

  The Merger Agreement may also be terminated under certain other circumstances, including by mutual written consent of JMCG and USBA and by either JMCG or USBA (i) if the other party is in material breach of any representation, warranty or covenant contained in the Merger Agreement, (ii) to allow such party to pursue a business combination (such as a merger, tender offer or exchange offer) with another party on terms which are deemed superior to the Merger, or if the other party has modified its recommendation of the Merger or solicited or approved a proposal to effect a business combination, or
(iii) if the Merger is not consummated on or before September 30, 1996.

  The Merger Agreement may be amended by the Boards of Directors of JMCG and USBA at any time before or after the approval of the Merger Agreement by the JMCG stockholders and the USBA shareholders, provided that after any such approval has been obtained, no amendment of the Merger Agreement may be made which materially changes the terms of the Merger Agreement without obtaining such further approval. See "TERMS OF THE MERGER--Termination or Amendment of Merger Agreement."

 Consequences of Merger Agreement Termination

  In the event that the Merger Agreement is terminated (i) by USBA because (A) JMCG is in material breach of any representation, warranty or covenant contained in the Merger Agreement or (B) the JMCG Board of Directors has withdrawn or modified its recommendation of the Merger, solicited or approved an Acquisition Proposal or approved or entered into an agreement with respect to an Acquisition Proposal, or (ii) by JMCG because the Merger has not been consummated on or before September 30, 1996, then a warrant issued to USBA in connection with a Marketing Agreement (the "MARKETING AGREEMENT") entered into between USBA and JMCG in January 1996 (see "THE MERGER AND RELATED TRANSACTIONS--JMCG's Background of the Merger--Material Contacts and Board Deliberations") to acquire 1,000,000 shares of JMCG Common Stock at $2.50 per share from and after January 1, 1997 will become immediately exercisable at a price of $1.4375 per share. See "THE MERGER AND RELATED TRANSACTIONS-- Termination of the Merger Agreement."

  In the event that the Merger Agreement is terminated (i) by JMCG because (A) USBA is in material breach of any representation, warranty or covenant contained in the Merger Agreement or (B) the USBA Board of Directors has withdrawn or modified its recommendation of the Merger, solicited or approved an Acquisition Proposal or approved or entered into an agreement with respect to an Acquisition Proposal, or (ii) by USBA because the Merger has not been consummated on or before September 30, 1996, then USBA will pay to JMCG, at JMCG's election, either a $1,000,000 payment in cash (the "TERMINATION PAYMENT") or deliver to JMCG the amount of 18,182 USBA Common Shares (the "TERMINATION SHARES") which are otherwise payable or deliverable by USBA to JMCG under certain circumstances in the event the Marketing Agreement is terminated. See "THE MERGER AND RELATED TRANSACTIONS--Termination of the Merger Agreement."

 Employment Agreement of Mr. Ronald D. Wallace

  A condition of JMCG's obligation to effect the Merger is the execution and delivery to JMCG by Mr. Ronald D. Wallace, presently the President and Chief Executive Officer of USBA, of an employment agreement. Such employment agreement, to be effective at the Effective Time, has been executed by the parties. The employment agreement provides for service by Mr. Wallace as President and Chief Executive Officer of JMCG and USBA as well as Vice Chairman of JM&C. See "THE MERGER AND RELATED TRANSACTIONS--Employment Agreements for Post-Merger Officers--Ronald D. Wallace."

 Employment Agreement of Mr. James K. Mitchell

  A condition of USBA's obligation to effect the Merger is the execution and delivery to JMCG by Mr. James K. Mitchell, presently the Chairman and Chief Executive Officer of JMCG, of an employment agreement. Such employment agreement, to be effective at the Effective Time, has been executed by the parties. The employment agreement provides for service by Mr. Mitchell as Chairman of JMCG and Chairman and Chief Executive Officer of JM&C. See "THE MERGER AND RELATED TRANSACTIONS--Employment Agreements for Post-Merger Officers--James K. Mitchell."

 Post-Merger JMCG Board of Directors

  At the Effective Time, the current members of the JMCG Board of Directors will resign and the JMCG Board of Directors, which comprises three classes of directors serving staggered terms of three years, will be reconstituted as follows:

                                                                   TERM EXPIRING
   NAME                                                                 IN:
   ----                                                            -------------
   James K. Mitchell..............................................     1999
   Ronald D. Wallace..............................................     1999
   James P. Cotton, Jr............................................     1999
   Gerald F. Schmidt..............................................     1998
   Edward J. Baran................................................     1998
   Barton Beek....................................................     1998
   Steven E. Raville..............................................     1997
   Charles H. Black...............................................     1997
   Anthony M. Frank...............................................     1997

  All options to acquire JMCG Common Stock granted to members of the current JMCG Board of Directors, in their capacities as such (and excluding the Directors who are also employees, i.e., Messrs. James K. Mitchell and Brian J. Finneran), will become immediately vested at the Effective Time. By their approval and adoption of the Merger and Merger Agreement, the stockholders of JMCG will be deemed to have approved any modifications to existing option agreements and plans necessary to implement such immediate vesting.

 Post-Merger Officers of JMCG

  At the Effective Time, the following persons shall hold the executive officer position(s) of JMCG indicated:

  James K. Mitchell--Chairman of the Board of Directors
  Ronald D. Wallace--President and Chief Executive Officer

 Post-Merger Principal Executive Offices

  Promptly following the Effective Time, the principal executive offices of JMCG shall be relocated to Atlanta, Georgia (initially, in the office space presently occupied by USBA).

 Certain Effects of the Merger on the Rights of Holders of USBA Securities

  Upon consummation of the Merger, the shareholders of USBA, a corporation organized under the laws of Georgia, will become stockholders of JMCG, a corporation organized under the laws of Delaware. The internal affairs of JMCG are governed by the Delaware General Corporation Law (the "DGCL"), the JMCG Charter and JMCG's By-Laws (the "JMCG BYLAWS"). The Merger will result in certain differences in the rights of holders of USBA Common Shares and USBA Preferred Shares. See "DESCRIPTION OF JMCG CAPITAL STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF JMCG COMMON STOCK AND HOLDERS OF USBA SECURITIES."

NAME CHANGE

  As part of their consideration of the Merger and the Merger Agreement, the JMCG Board of Directors has unanimously approved an amendment to the JMCG Charter, contingent upon the effectiveness of the Merger, to change the corporate name of JMCG to "USBA Holdings, Ltd." The JMCG Board of Directors recommends that stockholders vote in favor of approval and adoption of the Name Change. See "PROPOSAL TO EFFECT A NAME CHANGE."

REVERSE SPLIT

  The JMCG Board of Directors has approved an amendment to the JMCG Charter which would effect the Reverse Split (the "JMCG REVERSE SPLIT CHARTER AMENDMENT"). The Reverse Split will cause all issued and outstanding shares of JMCG Common Stock to be split, on a reverse basis, one-for-three. Accordingly, the 6,218,898 shares of JMCG Common Stock issued and outstanding on the JMCG Record Date would, as a result of the Reverse Split, be converted into approximately 2,072,966 shares of JMCG Common Stock (with the precise number depending upon the extent of fractional shares which will be converted to cash based upon the closing price on the Nasdaq National Market for a share of JMCG Common Stock on the trading day prior to implementation of the Reverse Split). After giving effect to the Merger (e.g., assuming (i) an Average Price equal to the closing price of JMCG Common Stock on May 28, 1996 of $3.375 and (ii) the issuance of an aggregate of 6,620,008 pre-split shares of JMCG Common Stock in connection with the Merger (which number assumes full exercise of the VAR Options, but excludes the exercise of other options and a warrant assumed in the Merger as well as conversion of 3,758.131 shares of JMCG Preferred Stock issued in the Merger into 832,184 pre-split shares of JMCG Common Stock)), the 12,838,906 shares of JMCG Common Stock issued and outstanding would, as a result of the Reverse Split, be converted into approximately 4,279,635 shares of JMCG Common Stock (with the precise number depending upon the extent of fractional shares). See "PROPOSAL TO EFFECT A REVERSE SPLIT."

OWNERSHIP OF SECURITIES BY CERTAIN PERSONS

  JMCG's Directors and executive officers and their affiliates beneficially owned approximately 24% of the outstanding JMCG Common Stock as of the JMCG Record Date. USBA's Directors and executive officers and their affiliates beneficially owned approximately 39% of the outstanding USBA Common Shares as of April 15, 1996 (excluding any conversion of USBA Preferred Shares). Following the Merger and based upon such pre-Merger holdings, these persons would beneficially own approximately 32% of the outstanding JMCG Common Shares (assuming an Average Price of $3.375, and full exercise of the VAR Options, but excluding any conversion of JMCG Preferred Stock).

NOMINEES TO THE JMCG BOARD OF DIRECTORS

  The stockholders of JMCG are being asked to elect three nominees to the JMCG Board of Directors to serve three-year terms. As noted above, however, the JMCG Board of Directors will be reconstituted at the Effective Time. The three nominees, each of whom is presently a member of the JMCG Board of Directors, have been unanimously recommended for election by the JMCG Board of Directors.

MARKET FOR JMCG'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  JMCG Common Stock is principally traded on the Nasdaq National Market under the symbol JMCG and is owned as of February 29, 1996 by approximately 262 stockholders of record with approximately 1,200 beneficial owners. JMCG Common Stock is also listed on the Pacific Stock Exchange (the "PSE") under the symbol JMC, but the trading volume in JMCG Common Stock on the PSE is not material. The following table reflects the high and low sales prices on the Nasdaq National Market for JMCG Common Stock for the calendar quarters of each of 1994, 1995 and 1996 (to date).

                                                                  SALES PRICES
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
1994
  First Quarter.................................................. $9.375 $3.750
  Second Quarter................................................. $4.750 $2.875
  Third Quarter.................................................. $3.250 $1.375
  Fourth Quarter................................................. $2.375 $1.250
1995
  First Quarter.................................................. $1.875 $1.125
  Second Quarter................................................. $1.625 $0.875
  Third Quarter.................................................. $1.188 $0.625
  Fourth Quarter................................................. $1.031 $0.688
1996
  First Quarter.................................................. $3.125 $0.906
  Second Quarter (through May 28)................................ $4.125 $3.000

  On April 2, 1996, the date prior to public announcement regarding the Merger, the closing sale price for JMCG Common Stock on the Nasdaq National Market was $3.375. On May 28, 1996, such closing price was $3.375.

  Prior to the Merger, no shares of JMCG Preferred Stock have been issued. Following consummation of the Merger, JMCG Preferred Stock will be held only by the approximately 29 current holders of USBA Preferred Shares. Accordingly, it is anticipated that no market for such securities will develop.

DIVIDENDS ON JMCG COMMON STOCK

  No dividends were paid by JMCG during 1995 or to date in 1996. Future dividends, if any, will be determined by JMCG's Board of Directors, based upon JMCG's profitability, its cash position and other considerations deemed appropriate.

SUMMARY HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL DATA

  The following tables set forth (i) consolidated historical summary financial data for the periods and as of the dates indicated for JMCG and its consolidated subsidiaries and for USBA and its consolidated subsidiaries and
(ii) unaudited pro forma combined condensed summary financial data for the periods and as of the dates indicated, giving effect to the Merger as if it had been consummated on the first day of the respective periods presented for income statement information and on March 31, 1996 for balance sheet information. Pro forma adjustments made to arrive at the pro forma combined condensed amounts are based on the purchase method of accounting and a preliminary allocation of the purchase price. However, the results of operations of the combined company subsequent to March 31, 1996 and further review of the assets and liabilities of JMCG will affect the allocation of the purchase price. Accordingly, the final pro forma combined amounts will differ from those set forth below.

  The following information should be read in conjunction with, and is qualified in its entirety by the consolidated financial statements and accompanying notes of USBA included herewith (see "INDEX TO FINANCIAL STATEMENTS") and of JMCG incorporated herein by reference (see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE"), or in the instance of JMCG information for the three months ended March 31, 1995, included in JMCG's Quarterly Report on Form 10-Q for such period as filed with the SEC, and the unaudited pro forma combined condensed financial statements and accompanying discussion and notes set forth herein under "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION." The Unaudited Pro Forma Combined Condensed Summary Financial Data is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been in effect as of the dates or for the periods presented.

                                JMC GROUP, INC.
                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                           FOR THREE MONTHS
                            ENDED MARCH 31,
                              (UNAUDITED)                  FOR YEAR ENDED DECEMBER 31,
                          --------------------  ----------------------------------------------------
                            1996       1995       1995       1994       1993      1992       1991
                          ---------  ---------  ---------  ---------  --------- ---------  ---------
INCOME STATEMENT DATA:
Net revenues............  $   2,764  $   4,554  $  14,313  $  32,148  $  49,044 $  38,130  $  19,264
Cost of revenues........      1,089      2,004      6,400     13,145     19,263    14,042      6,680
                          ---------  ---------  ---------  ---------  --------- ---------  ---------
Gross profit............      1,675      2,550      7,913     19,003     29,781    24,088     12,584
General and
 administrative
 expenses...............      1,809      3,135     10,581     18,519     21,175    16,509     10,566
Depreciation and
 amortization...........        150        103        394      3,572      1,257     1,055        819
                          ---------  ---------  ---------  ---------  --------- ---------  ---------
Operating profit (loss).       (284)      (688)    (3,062)    (3,088)     7,349     6,524      1,199
Other income, net.......         76      1,400      6,059      1,210        275     1,118      1,312
                          ---------  ---------  ---------  ---------  --------- ---------  ---------
Income (loss) from
 continuing operations
 before income taxes....       (208)       712      2,997     (1,878)     7,624     7,642      2,511
Income tax provision
 (benefit)..............        (76)       293      1,256        492      3,256     3,219      1,134
                          ---------  ---------  ---------  ---------  --------- ---------  ---------
Income (loss) from
 continuing operations..       (132)       419      1,741     (2,370)     4,368     4,423      1,377
Discontinued operations.        --         --         --         --         515    (2,912)       199
Extraordinary item......        --         --         --         --         --        --         170
Accounting change.......        --         --         --         --         --        185        --
                          ---------  ---------  ---------  ---------  --------- ---------  ---------
Net income (loss).......  $    (132) $     419  $   1,741  $  (2,370) $   4,883 $   1,696  $   1,746
                          =========  =========  =========  =========  ========= =========  =========
Primary earnings (loss)
 per share(1)...........  $   (0.02) $    0.07  $    0.28  $   (0.36) $    0.69 $    0.23  $    0.24
                          =========  =========  =========  =========  ========= =========  =========
Shares used in computing
 primary earnings (loss)
 per share..............  6,199,000  6,199,000  6,201,000  6,494,000  7,010,000 7,532,000  7,176,000
BALANCE SHEET DATA (AT
 END OF EACH PERIOD):
Total assets............  $   9,800  $   9,810  $   9,512  $   8,381  $  15,427 $  14,079  $  50,324
Working capital.........      4,469      3,924      5,659      3,447      3,226     4,232      2,343
Long-term debt and
 convertible preferred
 stock..................        --         --         --         --         --        --          35
Stockholders' equity....      7,184      5,679      7,001      5,260      8,558     8,648     10,205
Book value per common
 share..................       1.16       0.92       1.13       0.81       1.22      1.15       1.42
Dividends paid per
 common share...........        --         --         --         456        970       --         --

- --------
(1) Earnings (loss) per common share are computed based on the weighted average number of common shares outstanding during each period plus stock equivalents when stock equivalents are not anti-dilutive.

                              USBA HOLDINGS, LTD.
                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                             FOR THREE
                           MONTHS ENDED
                             MARCH 31,
                            (UNAUDITED)           FOR YEAR ENDED DECEMBER 31,
                          ----------------  -------------------------------------------
                                                                         (UNAUDITED)
                                                                       ----------------
                           1996     1995     1995     1994     1993     1992     1991
                          -------  -------  -------  -------  -------  -------  -------
INCOME STATEMENT DATA:
Net revenues............  $ 3,162  $ 1,879  $ 9,046  $ 5,930  $ 3,902  $ 3,596  $ 4,291
Cost of revenues(1).....      538      228    1,681      --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
Gross profit............    2,624    1,651    7,365    5,930    3,902    3,596    4,291
General and
 administrative
 expenses...............    1,599    1,642    6,885    5,008    3,676    3,680    4,243
Depreciation and
 amortization...........      102       68      390      223      177      187      167
                          -------  -------  -------  -------  -------  -------  -------
Operating profit (loss).      923      (59)      90      699       49     (271)    (119)
Other expense, net .....      (51)     (44)    (240)     (93)    (142)    (181)    (372)
                          -------  -------  -------  -------  -------  -------  -------
Income (loss) from
 continuing operations
 before income taxes....      872     (103)    (150)     606      (93)    (452)    (491)
Income tax provision
 (benefit)..............      363       64       92     (275)    (323)       2      --
                          -------  -------  -------  -------  -------  -------  -------
Income (loss) from
 continuing operations..      509     (167)    (242)     881      230     (454)    (491)
Extraordinary item......      --       --       --       --       242      466      701
Preferred dividends.....      (94)     (88)    (361)    (343)    (149)    (200)    (200)
                          -------  -------  -------  -------  -------  -------  -------
Earnings available to
 common shareholders....  $   415  $  (255) $  (603) $   538  $   323  $  (188) $    10
                          =======  =======  =======  =======  =======  =======  =======
Primary earnings (loss)
 per share(2)...........  $  1.25  $ (1.14) $ (2.12) $  2.85  $  1.86  $ (1.21) $  0.06
                          =======  =======  =======  =======  =======  =======  =======
Shares used in computing
 primary earnings (loss)
 per share..............  332,000  225,000  284,000  189,000  174,000  156,000  155,000
BALANCE SHEET DATA (AT
 END OF EACH PERIOD):
Total assets............  $15,321  $12,755  $15,368  $ 6,161  $ 3,849  $ 3,471  $ 3,589
Working capital.........    2,454      612    1,638      808     (622)    (524)    (933)
Long-term debt and
 convertible preferred
 stock..................    4,135    3,748    4,183    3,748    3,598    3,847    3,822
Shareholders' equity....    7,119    5,526    6,534      115   (1,163)  (1,858)  (2,036)
Book value per common
 share..................    21.82    18.61    20.25     0.60    (6.59)  (11.55)  (13.30)
Ratio of earnings to
 fixed charges..........      3.8      --       --       1.7      --       --       --

- --------
(1) Cost of revenues reflect direct costs associated with the sale of supplies and equipment which began in 1995 for USBA. Costs associated with consulting revenues such as consultant salaries are included in general and administrative expenses.
(2) Earnings (loss) per common share are computed based on the weighted average number of common shares outstanding during each period plus stock equivalents when stock equivalents are not anti-dilutive.

                    JMC GROUP, INC. AND USBA HOLDINGS, LTD.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                         HISTORICAL
                                      ----------------                  COMBINED
                                       JMC     USBA     PRO FORMA       COMPANY
                                      GROUP, HOLDINGS, ADJUSTMENTS        PRO
                                       INC.    LTD.      (NOTE 1)  NOTE  FORMA
                                      ------ --------- ----------- ---- --------
ASSETS
Cash and cash equivalents...........  $4,135  $   245                   $ 4,380
Accounts receivable, net............     984    4,716                     5,700
Other current assets................   1,966    1,560    $   491   (6)    4,017
                                      ------  -------    -------        -------
 Current assets.....................   7,085    6,521        491         14,097
Furniture, equipment and leasehold
 improvements, net..................     285      242                       527
Other assets, net...................   2,430    1,299     (1,487)  (4)    2,242
Intangible assets, net..............            7,259     19,422   (2)   26,681
                                      ------  -------    -------        -------
  Total assets......................  $9,800  $15,321    $18,426        $43,547
                                      ======  =======    =======        =======
LIABILITIES
Accounts payable and other..........  $2,616  $ 2,240                   $ 4,856
Notes payable and current portion of
 long-term debt.....................            1,827                     1,827
Deferred taxes......................                     $ 4,600   (3)    4,600
                                      ------  -------    -------        -------
 Current liabilities................   2,616    4,067      4,600         11,283
Long-term debt......................              177                       177
STOCKHOLDERS' EQUITY
Convertible preferred stock and
 convertible debt...................            3,958                     3,958
Common stock........................      62      326       (266)           122
Additional paid-in capital..........     940   10,998     20,274         32,212
Preferred stock dividends in
 arrears............................             (184)                     (184)
Retained earnings (deficit).........   6,182   (4,021)    (6,182)        (4,021)
                                      ------  -------    -------        -------
 Total stockholders' equity.........   7,184   11,077     13,826         32,087
                                      ------  -------    -------        -------
  Total liabilities and
   stockholders' equity.............  $9,800  $15,321    $18,426        $43,547
                                      ======  =======    =======        =======

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                    JMC GROUP, INC. AND USBA HOLDINGS, LTD.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)


                                 HISTORICAL
                             --------------------
                                JMC       USBA                        COMBINED
                              GROUP,    HOLDINGS,  PRO FORMA         COMPANY PRO
                               INC.       LTD.    ADJUSTMENTS (NOTE)    FORMA
                             ---------  --------- ----------- ------ -----------
Revenues, net..............  $  14,313   $ 9,046                     $   23,359
Cost of revenues...........      6,400     1,681                          8,081
                             ---------   -------                     ----------
  Gross profit.............      7,913     7,365                         15,278
General and administrative
 expenses..................     10,581     6,885                         17,466
Depreciation and
 amortization..............        394       390    $ 1,764     (5)       2,548
                             ---------   -------    -------          ----------
Operating profit (loss)....     (3,062)       90     (1,764)             (4,736)
Interest income (expense),
 net.......................        244      (240)                             4
Other income, net..........      5,815                                    5,815
                             ---------   -------    -------          ----------
Income (loss) before income
 taxes.....................      2,997      (150)    (1,764)              1,083
Income tax provision
 (benefit).................      1,256        92       (548)    (3)         800
                             ---------   -------    -------          ----------
Net income (loss)..........      1,741      (242)    (1,216)                283
Preferred dividends........                 (361)                          (361)
                             ---------   -------    -------          ----------
Net income (loss) after
 preferred dividends.......  $   1,741   $  (603)   $(1,216)         $      (78)
                             =========   =======    =======          ==========
Primary earnings (loss) per
 share.....................  $    0.28   $ (2.12)                    $    (0.01)
                             =========   =======                     ==========
Shares used in calculating
 primary earnings (loss)
 per share.................  6,201,000   284,000                     12,200,000


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                    JMC GROUP, INC. AND USBA HOLDINGS, LTD.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)

                              HISTORICAL
                          --------------------
                             JMC       USBA
                           GROUP,    HOLDINGS,  PRO FORMA         COMBINED COMPANY
                            INC.       LTD.    ADJUSTMENTS (NOTE)    PRO FORMA
                          ---------  --------- ----------- ------ ----------------
Revenues, net...........  $   2,764   $ 3,162    $(1,250)   (4)      $    4,676
Cost of revenues........      1,089       538                             1,627
                          ---------   -------    -------             ----------
  Gross profit..........      1,675     2,624     (1,250)                 3,049
General and
 administrative
 expenses...............      1,809     1,599                             3,408
Depreciation and
 amortization...........        150       102        449    (5)             623
                                                     (78)   (4)
                          ---------   -------    -------             ----------
Operating profit (loss).       (284)      923     (1,621)                  (982)
Interest income
 (expense), net.........         69       (51)                               18
Other, net..............          7                                           7
                          ---------   -------    -------             ----------
Income (loss) before
 income taxes...........       (208)      872     (1,621)                  (957)
Income tax provision
 (benefit)..............        (76)      363       (147)    (3)           (351)
                                                    (491)    (6)
                          ---------   -------    -------             ----------
Net income (loss).......       (132)      509       (983)                  (606)
Preferred dividends.....                  (94)                              (94)
                          ---------   -------    -------             ----------
Net income (loss) after
 preferred dividends....  $    (132)  $   415    $  (983)            $     (700)
                          =========   =======    =======             ==========
Primary earnings (loss)
 per share..............  $   (0.02)  $  1.25                        $    (0.06)
                          =========   =======                        ==========
Shares used in
 calculating primary
 earnings (loss) per
 share..................  6,199,000   332,000                        12,200,000


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The pro forma combined condensed financial statements give effect to the Merger on a purchase accounting basis using a fair market value for JMCG's common stock of $3.41 per share, which is the average market price of the stock for a reasonable period before and after April 3, 1996, the announcement date of the Merger. The Merger will be accounted for as a reverse acquisition of JMCG by USBA. Solely for accounting and financial reporting purposes, USBA is considered the acquiring entity even though the Holding Company (as JMCG is referred to with respect to post-Merger actions) is the surviving entity. The purchase price calculated for accounting purposes amounted to $22,006,000, which is the result of multiplying the $3.41 per share market value as determined above, by the outstanding shares of JMCG of 6,218,898 as of March 31, 1996, plus $800,000 in estimated Merger related costs to be incurred by JMCG and USBA.

   The allocation of the purchase price is not expected to significantly change from that shown on the pro forma balance sheet.

      Value of stock held by JMCG................................. $21,206,000
      Merger related costs........................................     800,000
                                                                   -----------
          Subtotal................................................  22,006,000
      Less book value of net assets acquired......................  (7,184,000)
                                                                   -----------
      Excess of purchase price over book value.................... $14,822,000
                                                                   ===========
(2) The pro forma adjustments to intangible assets represent fair value adjustments to the JMCG balance sheet and the difference between the purchase price and the fair value of JMCG net assets as follows:

      Fair value adjustments on JMCG identified intangibles....... $11,500,000
      Excess of purchase price over fair market value of JMCG
       assets
       (transaction goodwill).....................................   7,922,000
                                                                   -----------
      Total adjustment to intangible assets....................... $19,422,000
                                                                   ===========
      Deferred tax liability related to fair value adjustments.... $ 4,600,000
                                                                   ===========

  These intangible assets will be amortized as follows:

  . Fair value adjustments will be amortized over periods between 10 and 15 years.

  . Transaction goodwill will be amortized on a straight line basis over a 25 year period.

  . Deferred taxes will be utilized as the fair value adjustments are amortized.

(3) The deferred tax liability of $4,600,000 was established based on an assumed 40% effective tax rate applied to the total of the fair value adjustments to identified intangibles.

(4) In January 1996, JMCG paid USBA $1,250,000 for a consulting agreement in conjunction with a marketing alliance established between the companies. In addition, JMCG issued warrants to USBA to purchase JMCG stock. These warrants were valued at $315,000 to JMCG. JMCG accounted for both transactions as a capitalized deferred asset while USBA recorded the payment of the $1,250,000 as income. The pro forma adjustment reflects the elimination of the $1,250,000 and the $315,000 value of the warrants, net of the related amortization of the amounts deferred by JMC of $78,000 in the first quarter of 1996, for a net adjustment of $1,487,000 to other assets.

(5) This pro forma adjustment is for the amortization of identified intangibles and transaction goodwill for 1995 and the first quarter of 1996.

      1995 amortization............................................. $1,764,000
                                                                     ==========
      1st Quarter 1996 amortization................................. $  449,000
                                                                     ==========

(6) These pro forma adjustments represent the tax effect of eliminating entries described in item (4).

COMPARATIVE PER SHARE DATA

  The following table reflects comparative information relating to book value, cash dividends declared and primary earnings (loss) per common share (i) on a historical basis for JMCG and USBA, (ii) on a pro forma basis for the combined company assuming the Merger had been effected for the periods indicated and
(iii) on a pro forma basis equivalent to one USBA Common Share. The information shown below should be read in conjunction with the historical consolidated financial statements of JMCG and USBA, including the respective notes thereto, and the unaudited pro forma combined condensed financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" and "INDEX TO FINANCIAL STATEMENTS."

                          AT OR FOR THE YEAR ENDED 12/31/95      AT OR FOR THE THREE MONTHS ENDED 3/31/96
                         ------------------------------------- ----------------------------------------------
                                                       USBA
                          HISTORICAL     COMBINED   EQUIVALENT  HISTORICAL       COMBINED          USBA
                         ------------    COMPANY       PRO     --------------     COMPANY       EQUIVALENT
                         JMCG   USBA   PRO FORMA(1)  FORMA(2)   JMCG    USBA  PRO FORMA(1)(3) PRO FORMA(2)(3)
                         ----- ------  ------------ ---------- ------  ------ --------------- ---------------
Book value per common
 share.................. $1.13 $20.25        (4)         (4)    $1.16  $21.82      $2.27          $32.88
Cash dividends declared
 per common share.......     0      0          0           0        0       0          0               0
Primary earnings (loss)
 per common share(5).... $0.28 $(2.12)    $(0.01)    $(0.09)   $(0.02) $ 1.25     $(0.06)         $(0.83)

- --------
(1) Number of shares used to calculate combined pro forma share figures assumes full exercise of the VAR Options but excludes the exercise of other options and a warrant assumed by JMCG in the Merger as well as conversion of the JMCG Preferred Stock issued in the Merger.
(2) Calculated by multiplying the Exchange Factor (which is assumed to be 14.513207, based upon an assumed Average Price of $4.00, for purposes of this table) by the combined company pro forma amount of each item.
(3) Historical book values per common share and historical primary earnings
    (loss) per common share at and for the three months ended March 31, 1996 include the effects of a marketing and consulting arrangement between USBA and JMCG, as well as the value of a warrant to acquire shares of JMCG Common Stock which was issued to USBA at the time such arrangement was established. See "THE MERGER AND RELATED TRANSACTIONS--JMCG's Background of the Merger--Material Contacts and Board Deliberations." These effects have been eliminated for purposes of the combined company pro forma and the USBA equivalent pro forma presentation at and for the three months ended March 31, 1996. If these effects had not been eliminated, book value per common share for the combined company pro forma and the USBA equivalent pro forma would have been higher by $0.08 and $1.18, respectively, and primary loss per share for the combined company pro forma and the USBA equivalent pro forma would have been lower by $0.06 and $0.81, respectively. See Note 4 to Notes to Unaudited Pro Forma Combined Condensed Financial Statements.
(4) This item is not applicable as a pro forma balance sheet is presented for March 31, 1996 only.
(5) Primary earnings (loss) per common share has been adjusted for preferred dividends during the period.

                                 RISK FACTORS

  The following are certain factors which should be considered carefully in evaluating the proposals to be voted on at the JMCG Annual Meeting and the acquisition of the securities offered hereby. For periods following the Merger, reference to the products, business, financial results or financial condition of JMCG should be considered to refer to JMCG and its subsidiaries, including USBA (which shall be the survivor of the Merger with Merger Sub), unless the context otherwise requires.

  Declining Revenues and Losses. Over the past several years, JMCG has experienced a continued decline in sales volume which generated a corresponding decrease in revenues. The primary reason for this decline in 1995 was the transition and ultimate termination of JMCG's relationship with Barnett Banks, Inc. ("BARNETT"). This accounted for 81% of the decrease in sales volume in 1995. In the first quarter of 1996, JMCG transitioned its relationship with First Tennessee Bank ("FIRST TENNESSEE") from a fully-managed alternative investment sales program to a support services program. This transition has resulted in decreased revenues from First Tennessee. During 1995, Barnett and First Tennessee accounted for approximately 31% and 23%, respectively, of JMCG's commission revenues, and Barnett accounted for approximately 50% of JMCG's total revenues. There can be no assurance that JMCG will be able to replace the business formerly represented by Barnett or First Tennessee, or otherwise restore sales volume or revenues to prior levels, although management believes that the restructured relationship with First Tennessee will generate pre-tax operating results that are comparable to those under the prior arrangement with a substantially lower break-even volume. JMCG's current contract with Central Fidelity National Bank ("CENTRAL FIDELITY"), which accounted for 30% of JMCG's commission revenues in 1995, expires on December 31, 1996, but is subject to termination or may be renewed upon written notice prior to that time. During the year ended December 31, 1994, JMCG experienced a net loss of approximately $2,370,000, but recognized net income of approximately $1,741,000 in 1995. USBA's revenues grew from approximately $5,930,000 in 1994 to approximately $9,046,000 in 1995; however, USBA experienced a loss of approximately $242,000 in 1995, compared to net income of approximately $880,000 in 1994.

  Possible Difficulty in Integration of Certain Operations. JMCG and USBA have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "THE MERGER AND RELATED TRANSACTIONS." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the businesses of JMCG and USBA can be accomplished in an efficient and effective manner. There can be no assurance that this will occur. The successful combination of the two businesses will require, among other things, integration of their respective product offerings and coordination of their sales and marketing efforts. The difficulties of such integration will be increased by the necessity of coordinating geographically separated organizations, each of which is national in scope. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. There can be no assurance that integration will be accomplished smoothly or successfully. Failure effectively to accomplish the integration of the operations of the two businesses could have an adverse effect on JMCG's results of operations, at least in the short term.

  Volatility of Stock Price. The market price of JMCG Common Stock has ranged from a high of $9.375 to a low of $0.625 since January 1, 1994. The future market price of JMCG Common Stock could be subject to wide fluctuations in response to such factors as substantial variations in quarterly financial results, announcements of new contracts or products by JMCG or its competitors, changes in prices of JMCG's or its competitors' products and services, changes in regulations or the initiation or prosecution of enforcement actions, changes in mix of products and services, changes in JMCG's revenue and revenue growth rates for JMCG as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, revenue or earnings estimates made by brokerage firms or industry analysts relating to the markets in which JMCG does business or relating to JMCG specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of JMCG Common Stock. Also, failure to achieve revenue, earnings and other operating and financial results as anticipated could result in an immediate and adverse effect on the market price of JMCG Common Stock. In addition, the stock market has from time to time experienced price and volume fluctuations which have particularly affected the market price for the securities of many cyclical product companies and which often have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of JMCG Common Stock. In addition, should the Average Price of JMCG Common Stock be below $4.00, then JMCG will be required to issue more shares as consideration for the Converted USBA Shares and options, warrants or rights to acquire such shares than has been assumed for purposes of the Unaudited Pro Forma Combined Condensed Financial Statements and the number of such additional shares of JMCG Common Stock issued may result in significant additional dilution to existing JMCG stockholders.

  Effect of Antitakeover Provisions of Delaware Law and JMCG's Charter Documents and Rights Plan. Upon consummation of the Merger, shareholders of USBA will become stockholders of JMCG, a corporation governed by the laws of Delaware. JMCG is subject to the provisions of Section 203 of the DGCL which has the effect of restricting changes in control of a company. Moreover, the following provisions of the JMCG Charter and JMCG Bylaws could, in some circumstances, impede a change of control of JMCG: (i) the classification of the JMCG Board of Directors into three groups serving staggered three-year terms, so that a majority of the JMCG Directors is not elected at any annual meeting; (ii) the limitation on the number of Directors serving on the JMCG Board of Directors to nine, with no more than three per class; (iii) provisions that action by stockholders may not be taken by written consent and that special meetings of the stockholders of JMCG may be called only by the Chairman of the Board or the President of JMCG, by a resolution adopted by the affirmative vote of a majority of the Board of Directors or by a committee of the JMCG Board of Directors authorized by the Board to do so; (iv) repeal or amendment of the JMCG Bylaws only by a majority vote of the JMCG Board of Directors or 80% of the total voting power of all the then-outstanding shares of JMCG stock entitled to vote generally for the election of directors (voting together as a single class); (v) modification by the stockholders of the provisions which are the subject of this sentence requires approval of 80% of the total voting power of all the then-outstanding shares of JMCG stock entitled to vote generally for the election of directors (voting together as a single class); (vi) the ability of the JMCG Board to issue blank check preferred stock potentially to delay, deter or prevent changes in control or management of JMCG; (vii) advance notice requirements for stockholder nominations for Director or the introduction of new business by stockholders at meetings of the stockholders; and (viii) the Reverse Split, which if adopted, would enable the JMCG Board of Directors to issue stock potentially to delay, deter or prevent changes in control or management of JMCG. These and other provisions of Delaware law applicable to JMCG and JMCG's charter documents, as well as the existence of JMCG's Shareholder Rights Plan adopted in 1990, may have the effect of delaying, deterring, or preventing changes in control or management of JMCG. See "THE MERGER AND RELATED TRANSACTIONS-- Rights Plan Amendment," "DESCRIPTION OF JMCG CAPITAL STOCK," "COMPARISON OF RIGHTS OF HOLDERS OF JMCG STOCK AND HOLDERS OF USBA SECURITIES," and "PROPOSAL TO EFFECT A REVERSE SPLIT."

  Competition. JMCG operates in a very competitive environment and competes for client bank relationships with other third-party marketing firms. Some of its competitors are subsidiaries of major insurance and mutual fund companies that operate marketing organizations similarly targeting sales of annuities, insurance products and mutual fund shares to customers of banks, savings and loan associations and thrifts. Many of the organizations affiliated with underwriters and distributors have the ability to offer very attractive pricing to potential client financial institutions. The largest and most recognized organizations competing in this general field are Great Northern Annuity (GNA), Essex, Liberty Securities, Marketing One and INVEST. Some financial institutions also elect to manage annuity, insurance and mutual fund sales programs internally, rather than use an outside marketing firm. Generally it is the larger financial institutions who establish such internal programs. In addition, customers of financial institutions who might purchase products from JMCG can obtain similar products from other licensed insurance agents, through stockbrokers and through financial institutions not affiliated with JMCG.

  Regulation. JM&C and certain of its subsidiaries and Priority are subject to extensive state regulation in those states in which they are licensed to do insurance business. Each insurance department exercises jurisdiction over the licensing of agents, supervises the form and content of sales literature and other materials distributed to the public, and generally acts to protect consumers from misrepresentation and other unfair conduct. Legislation changing the substantive or procedural rules governing insurance departments, insurers or agents may affect the mode of operation and profitability of insurance agencies. Insurance commissioners, to protect the public, may maintain administrative proceedings which could result in cease and desist orders, fines or the suspension or cancellation of an agent's license. See "--Legal Proceedings."

  The securities industry in the United States is also subject to extensive regulation under both federal and state law. The SEC is the federal agency responsible for the administration of federal securities laws. Much of the regulation of broker-dealers has been delegated to the self-regulatory organizations, principally the National Association of Securities Dealers, Inc. (the "NASD") and the securities exchanges. Certain of JMCG's subsidiaries are subject to regulation by the SEC and the NASD. The NASD conducts periodic examinations of member broker-dealers in accordance with rules it has adopted and amended from time to time, subject to approval by the SEC. These subsidiaries are also subject to regulation by state securities authorities in those states in which they do business. Additional legislation, changes in the rules promulgated by the SEC and the NASD, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. In December, 1995, the NASD submitted for approval to the SEC proposed rules applicable to NASD members operating on the premises of financial institutions. These rules, if adopted, would be similar to the rules already adopted by bank regulators. See the discussion of the Interagency Guidelines below. These rules would allow the NASD to also regulate the physical location of sales within financial institutions, the signage necessary, customer disclosures, compensation of unregistered bank employees and public communications, among other aspects of the business. While the rules are substantially similar to those embodied in prior SEC communications on these issues, they are more comprehensive and cover areas which have not been previously addressed by the SEC, but have been addressed and promulgated in the Interagency Guidelines, as discussed below. The SEC, the NASD and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than the protection of creditors and stockholders of broker-dealers.

  JMCG's client financial institutions also operate in a highly regulated environment. Existing federal rulings allow national banks and certain other federally-regulated financial institutions to sell annuities and mutual fund shares, but restrict the sale of many types of insurance products. See the discussion of NationsBank vs. Variable Annuity Life Insurance Company below. In February, 1994, all of the primary federal banking regulators issued a single set of guidelines (the "INTERAGENCY GUIDELINES") regarding the retail sale of non-deposit investment products, such as annuities and mutual funds, through banks, savings and loan associations and thrifts. These guidelines and their manner of implementation could significantly affect the ability of, and the means by which, JMCG's subsidiaries conduct business with federally-regulated banks, savings and loan associations and thrifts. Since issuance of the Interagency Guidelines, the federal banking agencies conducted audits of the non-deposit investment programs at numerous financial institutions. As a result of these audits, certain of the agencies have further clarified certain provisions of the Interagency Guidelines especially in regards to customer disclosures. In addition, state-chartered financial institutions are subject to regulation by state banking agencies. These agencies and state insurance regulators may limit the ability of JMCG's financial institution clients and other banks, savings and loan associations and thrifts to engage in the annuity, insurance and mutual fund sales businesses through third-party marketing organizations or otherwise.

  On January 18, 1995, the United States Supreme Court issued its decision in the case of NationsBank vs. Variable Annuity Life Insurance Company (the "VALIC CASE"). The ruling upheld the Office of the Comptroller of the Currency's ("OCC") decision that national banks could sell annuities. The Comptroller had found that such products were not "insurance" within the meaning of the National Bank Act and that the sale of annuities by national banks was within the "incidental powers" granted to them under that act. The
U. S. Supreme Court concurred with this judgment. On March 26, 1996, the United States Supreme Court in Barnett Bank of Marion County N.A. v. Nelson (the "BARNETT CASE") held that a federal statute permitting certain national banks to sell insurance preempted a Florida law purporting to prohibit such sales activity. The rulings in the VALIC and

Barnett cases appear to open the door for federally-chartered financial institutions to sell annuities, even in states where state insurance laws would prohibit such sales. They also appear to create a similar opportunity for state banks in the majority of states where state law permits state-chartered financial institutions to engage in any business permitted for a national bank. In light of the VALIC and Barnett cases, it is possible that banking institutions that might currently utilize JMCG's subsidiaries to market such products could market such products themselves, rather than through JMCG. The same result might flow from any other change in regulatory landscape. In such an event, JMCG's ability to continue its business as described herein would be impaired. Legislation or changes in tax regulations with regard to the tax-deferred status of earnings from annuities could also significantly affect the ability of JMCG to market these products.

  Legal Proceedings. On July 7, 1995, the Florida Department of Insurance (the "DEPARTMENT") issued a final order (the "FINAL ORDER") in its administrative proceeding against JMCG's wholly-owned subsidiary, JM&C, which was commenced on March 11, 1993. The enforcement of the majority of the Final Order has been stayed pending the outcome of an appeal and JM&C has complied with all other aspects of the Final Order. The Final Order is similar in many respects to the Recommended Order which was issued by an administrative hearing officer in August 1994. The Department found that JM&C was not involved in an unlawful association with its Florida financial institution client with regard to the sale of annuities. JM&C was ordered to cease and desist from certain advertising and sales practices which the Department found to be in violation of Florida insurance laws regarding deceptive advertising and sales practices. The Final Order also requires JM&C to obtain an insurance agency license prior to engaging in any activity which by state law may be performed only by a licensed agent and revokes the Florida insurance license of James K. Mitchell, Chairman and Chief Executive Officer of JMCG. No monetary damages or penalties were assessed against JM&C or Mr. Mitchell. JM&C has filed an appeal of the Final Order and oral arguments were heard on April 11, 1996. The appellate court subsequently ordered the parties to brief the effect of the Barnett case on the proceedings. JM&C intends vigorously to pursue the appeal; however, effective October 31, 1995, JM&C concluded its relationship with its Florida financial institution client (Barnett) and is not presently in business in the State of Florida.

  JMCG's broker-dealer subsidiary, Priority (formerly Spear Rees & Co.), has been named as a defendant in lawsuits arising out of the sale of real estate limited partnerships to customers of Spear Rees & Co. and Rees Financial Group, Inc. and Rees Capital Group, Inc. ("REES") prior to 1992. Spear Rees & Co. was a full service brokerage firm which acquired the assets of Rees in September 1991. Subsequent to December 31, 1995, JMCG reached a settlement with certain of the plaintiffs in this case, while other claims remain the subject of NASD arbitration.

  Interests of Certain Officers and Directors in the Merger. Certain officers and directors of JMCG or USBA have interests in the Merger that differ from those of JMCG and USBA securityholders generally. As a result, such officers and directors could be more likely to favor consummation of the Merger than securityholders generally. See "INTERESTS OF CERTAIN PERSONS."

  Exchange Ratio Determination. Because there is no trading market for USBA Common Shares, the Exchange Factor has not been (and cannot be) based upon the relative independent market values of the securities of USBA and JMCG. The Exchange Factor was negotiated on an arms'-length basis, taking into consideration a variety of factors including the relative current and forecasted earnings performance of USBA and JMCG, as well as certain other factors reflected under "THE MERGER AND RELATED TRANSACTIONS--USBA's Reasons for the Merger" and "--JMCG's Reasons for the Merger," as well as the matters discussed and analyzed by J.C. Bradford & Co. that are described under "THE MERGER AND RELATED TRANSACTIONS--Opinion of JMCG's Financial Advisor," many of which factors and matters are subjective in nature. One of the key determinants in agreeing on the Exchange Factor was JMCG's belief that the earnings per share of the combined company would likely be higher than those that could be achieved by JMCG alone, which belief was attributable in part to the anticipated economies that could be achieved through the consolidation of the two companies. While JMCG believes that the methodology used in determining the Exchange Factor is fair and reasonable to JMCG stockholders, and the JMCG Board of Directors has obtained a fairness opinion from J.C. Bradford & Co. to such effect, the process of determining relative values is inherently subjective.

                          INFORMATION REGARDING USBA

GENERAL

  USBA is a Georgia corporation which was founded in 1986 under the name "The Enterprise Bank Network, Inc." USBA acquired the business of U.S. Banking Alliance in 1990 and changed its name to "USBA Holdings, Ltd." in 1993. The executive offices of USBA are located at Two Concourse Parkway, Suite 650, Atlanta, Georgia 30328 and its telephone number is (770) 804-5678.

  USBA is a financial services company which provides financial institutions across the country with programs, products and financial expertise focused upon improving shareholder value, market share and service quality. USBA currently has approximately 1,000 diverse direct financial institution clients, most ranging in asset size from $100 million to $2 billion, with several clients ranging up to $5 billion in assets. In addition, USBA has exclusive arrangements with data processors, trade associations and other industry product providers who serve approximately 3,000 financial institutions.

  USBA has established a program known as the Financial Diagnostic(C) that offers financial institutions a comprehensive analysis of their financial performance in key areas and then compares the results of this analysis to peer groups with similar operating characteristics grouped by size, region and market. In order to assist a client institution to compete more effectively within the industry, USBA has developed an array of products and services intended to allow the institution to attract and retain customers, generate fee income, provide quality products and establish and maintain competitive positioning, while simultaneously enhancing efficiency and profitability.

  In the fourth quarter of 1994, USBA executed a contract with the America's Community Bankers ("ACB") (formerly Savings and Community Bankers of America), giving USBA access to ACB's client base of 2,500 financial institutions.

  In February 1995, USBA acquired Financial Suppliers, Inc. and ProActive, Inc. These acquisitions expanded USBA's line of products and services and enhanced its ability to provide cost-effective and profitable programs for its clients nationwide.

  USBA's products and services are provided to financial institutions through its four subsidiaries: U.S. Banking Alliance, Inc. ("ALLIANCE"), Diversified Consulting International ("DCI"), Financial Suppliers, Inc. ("FSI") and ProActive, Inc. ("PROACTIVE").

U.S. BANKING ALLIANCE

  Alliance's services are driven by the Financial Diagnostic(C), a proprietary automated analytical model developed from years of management experience and peer group analysis. From this model, Alliance has developed an array of products and services designed to maximize an institution's financial performance. Additionally, Alliance has developed a set of products to address the needs of the institution's customer base. When utilized together, these products allow the institution concurrently to attract and retain fee income, provide quality products and establish and maintain competitive positioning while enhancing efficiency and profitability.

DIVERSIFIED CONSULTING INTERNATIONAL

  DCI focuses its resources on assisting financial institutions in their efforts to achieve immediate earnings enhancement that will be permanent in nature. DCI uses analytical tools to identify opportunities for institutional improvement through the employment of business process re-engineering techniques. Using a twofold approach, DCI draws upon its experience in the industry to bring about change in the client institution while closely involving the client's staff in the resulting metamorphosis. The technical skills and expertise of the DCI management team are made available to all of USBA's clients.

FINANCIAL SUPPLIERS

  FSI specializes in providing a comprehensive product line to financial institutions, including teller machines, vaults, forms, ATM machines, safe deposit boxes, furnishings and filing systems. Acquired by USBA in 1995, FSI has provided products to the industry for 20 years. Start-up and smaller banks benefit from the services of FSI which enhance the individual buying power of these institutions to approximate the buying power of larger financial institutions. More than 80% of FSI's customers have no purchasing agent.

PROACTIVE

  ProActive provides personal computer (PC) based software to the financial services industry. Acquired by USBA in 1995, ProActive commenced operations in 1993 in response to the increasing demand for regulatory compliance placed on financial institutions by federal, state and local governments. ProActive's response to this demand was the development of proprietary computer software for internal audit, internal review and regulatory compliance monitoring. ProActive's Internal Audit System ("IAS") consists of two software modules that include basic audit procedures for financial institutions and the procedures needed to monitor internal control. ProActive's Regulatory Compliance Monitoring System ("COMPLIANCEPRO") is a software system that enables management to improve control of their organization and to document compliance with consumer banking regulations. These systems can be operated on a stand-alone PC or a local area network (LAN). CompliancePro is updated periodically to incorporate regulatory changes. ProActive has approximately 200 bank customers using its system in 32 states, and has recently announced a joint marketing agreement with Bankers Training and Consulting Company, whose customer base includes over 10,000 financial institutions. USBA believes that this marketing alliance will combine the marketing resources of the largest provider of bank training with the largest provider of automated monitoring systems for financial institutions.

                 USBA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following is USBA management's discussion of the financial condition and results of operations of USBA Holdings, Ltd., and its subsidiaries for the three years ended December 31, 1995 and the three month periods ended March 31, 1996 and March 31, 1995. This discussion should be read in conjunction with the Consolidated Financial Statements of USBA and the notes thereto and the discussion of the business of USBA and its subsidiaries presented elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

 Interim Periods

  Revenues for the three-month period ended March 31, 1996 increased $1,283,448, or 68.3% over the three-month period ended March 31, 1995 due largely to the delivery of and payment for a $1,250,000 strategic marketing plan for JMCG. Other revenue increases resulted from the increased sales of forms, supplies, and equipment by FSI and of software sales by ProActive. Revenue enhancement revenues decreased by $142,303 from the first quarter of 1995 due largely to the redirection of certain resources to the delivery of the JMCG plan.

  Total operating expenses for the three-month period ended March 31, 1996 were $2,179,631, compared to $1,907,974 for the three-month period ended March 31, 1995, an increase of 14.2%. For the same comparative periods, salaries and benefits increased $152,707, or 18.7%, while the total number of employees decreased from 69 to 65. Salary, commission and benefit expense increased due to the acquisitions of FSI and ProActive in the first quarter of 1995. Cost of goods sold increased $310,013 for first quarter 1996 versus first quarter 1995 due to the acquisition of FSI and the resultant reporting of approximately one month of operations during the quarter ended March 31, 1995. Other elements of operating expenses generally decreased in first quarter 1996 compared to first quarter 1995 due primarily to the limited use of subcontractors in first quarter 1996 and decreased joint venture expense, as offset by increased rent.

  During the three months ended March 31, 1996, goodwill amortization was $59,275 compared to $29,431 for the same period in 1995, an increase of $29,844, or 101.4%. The acquisitions of FSI and ProActive midway through first quarter 1995 resulted in amortization in such quarter of approximately one month versus three full months in the 1996 period. USBA amortizes intangibles over a five to forty year life.

  Interest expense, net of interest income, for the first quarter of 1996 was $50,848 compared to $44,168 in first quarter 1995, an increase of 15.1%. This increase is primarily due to increased borrowing in 1996.

  Income tax expense was $363,572 for the first three months ended March 31, 1996 compared to $63,720 for first quarter 1995, an increase of $299,852, or 470.6%, due to an increase of taxable income in excess of net operating loss carry forwards, which are limited by Internal Revenue Code Section 382.

  As a result of the aforementioned factors, net income for the three months ended March 31, 1996 was $508,670, compared to a loss of $166,745 for the period ended March 31, 1995.

 Year End Results

  USBA's revenues for 1995 were $9,046,456, an increase of $3,116,769 (52.6%)
over 1994. Revenues for 1994 increased by $2,027,698 (52%) compared to 1993. Higher revenues in 1995 reflect an increase in revenue enhancement services and the acquisition of FSI and ProActive in February 1995.

  Revenue enhancement services provided revenues of $3,495,978 for 1995, compared to $2,142,770 for 1994 and $406,582 for 1993, an increase of 63.1% in 1995 over 1994, and 427% in 1994 over 1993. This reflects the Company's new emphasis in late 1993 on earnings enhancement contracts. Product and service fees decreased approximately $1,617,786 (46.5%) in 1995 versus 1994 due to the reallocation of resources away from the Company's prior service contracts and the reclassification of revenues to earnings enhancement contracts.

  Following its acquisition by USBA in February 1995, FSI, which provides bank equipment and supplies as well as certain interior design, construction and remodeling services to financial institutions and other entities, contributed $2,863,424 to USBA's consolidated revenues for 1995. Similarly, ProActive, which was also acquired in February 1995 and which develops and markets software designed for the banking industry's regulatory compliance and internal control needs, contributed $828,469 to USBA's consolidated revenues for 1995.

  Overall operating expenses for the 12-month period ended December 31, 1995 were $8,746,992, an increase of 70.7% over 1994. The increase for 1994 versus 1993 was $1,357,662 or 36.0%. The most significant areas of increases were salaries and employee benefits which increased $1,068,510 (38.3%) for 1995 over 1994 and $609,281 (28.0%) for 1994 over 1993. Total number of employees was 62 at December 31, 1995 versus 35 at year-end 1994 and 40 at year-end 1993. The increase in total employees in 1995 reflects the acquisitions of FSI and ProActive which resulted in higher costs for employee benefits.

  Cost of goods sold was $1,708,787 for 1995. These costs relate to the sale of goods and services for FSI and to software amortization from the sale of software products for ProActive, both of which were acquired in February 1995. Travel costs for the 12 months ending December 31, 1995 was $592,277, an increase of 49.9% over 1994 versus an increase of $121,225, or 44.3%, for 1994 versus 1993. The increase in travel costs is primarily due to increased sales activity for product and service delivery and revenue enhancement contracts and from sales travel costs from the two acquisitions.

  Professional services expenses were $800,237 in 1995, an increase of $416,797 (108.7%) over 1994 compared to an increase of $244,611 (176.2%) for
1994 versus 1993. Professional services increased primarily due to a more regular use of subcontractors for product and revenue enhancement services.

  Administrative expenses were $993,475 for 1995 compared to $798,926 for 1994 and $660,049 for 1993. In 1995 occupancy and equipment costs, communication costs and office supplies increased due to the acquisitions of FSI and ProActive. The increase from 1993 to 1994 resulted mainly from higher costs for office and equipment rental, depreciation, and office supplies.

  Other expenses increased $35,783 (4.7%) for 1995 versus 1994 and $243,668 (47.2%) for 1994 versus 1993. Other expenses primarily comprise bad debt expense, professional dues and subscriptions, advertising and joint venture fees. In 1993 the Company executed a joint venture agreement with one of its client banks by which the bank received a 14% share of DCI's joint revenues for the twelve-month period beginning August 1, 1993 and ending July 31, 1994 and will receive for each subsequent twelve month period a percentage of joint revenues decreasing by one percent per year, with a five percent floor. The costs related to the joint venture for the years 1995, 1994 and 1993 were $523,101, $100,325, and $26,600, respectively. Product software and bad debt expense in 1994 increased $105,764 and $105,829, respectively, over such expense in 1993.

  Amortization of intangibles totaled $209,082, $105,872, $84,877 for the years ended December 31, 1995, 1994 and 1993, respectively. The increase in 1995 relates to the acquisitions of FSI and ProActive in February 1995. Intangible assets are amortized over a five to forty year period.

  Interest expense net of interest income for the year ended December 31, 1995 increased approximately $147,203 over 1994 following a decrease of $49,376 in 1994 over 1993. The increase in 1995 results from additional borrowings to fund operations while the decrease in 1994 over 1993 reflects the retirement of debt.

  Income tax expense in 1995 was $92,543 versus tax benefits in 1994 and 1993, respectively, of $274,771 and $323,138. (Refer to Note 5 to the Consolidated Financial Statements of USBA for a description of income taxes.) On January 1, 1993 USBA changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." USBA has a deferred tax asset of $1,308,240 at December 31, 1995. Realization of the deferred tax asset is dependent upon USBA generating sufficient future taxable income against which its loss carry forwards can be offset. USBA expects to fully benefit from the recorded deferred tax asset. USBA reduced its tax expenses in 1995, 1994, and 1993 by $97,000, $124,000 and $757,000, respectively, through the utilization of net operating loss carry forwards. At December 31, 1995, USBA had approximately $3,251,000 in net operating loss carry forwards.

  As a result of the aforementioned factors, USBA realized a net loss for the year ended December 31, 1995 of $242,170, a net profit of $880,317 in 1994, and a net profit of $472,635 in 1993. In December 1993 the Company recognized a $242,368 extraordinary gain from the early extinguishment of debt due to its agreement with First Nationwide Bank ("FNB") through which FNB forgave $940,368 of a term note in exchange for $500,000 and 3,300 shares of USBA Holdings, Ltd. common stock valued at $60 per share.

 Effects of Inflation on Operations

  USBA attempts to offset increased costs due to inflation by increasing prices. However, competitive factors also influence pricing levels, and the effect of inflation upon USBA's revenue and operating expenses cannot accurately be determined.

LIQUIDITY AND CAPITAL RESOURCES

  Cash for operating requirements was generated primarily from product and services delivery fees, relationship fees, consulting fees, sales of compliance software, sales of supplies and equipment to banks and additional equity from the sale of common and preferred stock. The Company's growth has historically required substantial new capital in addition to that provided by operations. For the three years ended December 31, 1995, the Company received proceeds of $3,309,773, $851,528, and $221,069 from the sale of common stock and for the two years ended December 31, 1995, proceeds of $210,000 and $150,000 from the sale of preferred stock. In addition, the Company has typically raised capital from the issuance of short term debt. For the three years ended December 31, 1995, the Company received proceeds from loans of $2,480,965, $1,730,738, and $575,000, respectively, and made payments of $1,910,714, $540,710, and $1,218,851, respectively.

  For the period ending March 31, 1996 and 1995 the Company received proceeds from the sale of common stock of $171,080 and $1,845,142, respectively. During the period ending March 31, 1996, the Company repaid $1,054,800 of short-term debt, primarily with proceeds from the delivery of the JMCG strategic plan. The Company maintains lines of credit and term loans with various banks at competitive interest rates (see Note 8 to the Consolidated Financial Statements for a description of Loans Outstanding). USBA had no significant commitments to purchase property and equipment at March 31, 1996. USBA believes that its short-term repayment obligations will be satisfied from cash flow generated by operations, but there can be no assurance that such funds will be adequate. If such cash flow is not adequate, additional borrowings, sales of equity or renegotiation of existing loans will be necessary, and the availability or the terms of any such borrowings are not certain.

                          INFORMATION REGARDING JMCG

GENERAL

  JMCG operates its business in one industry segment: annuity, insurance and mutual fund sales through arrangements with financial institutions and the related servicing of products previously sold. This business has historically been carried out through JMCG's subsidiaries, JM&C and Priority. JM&C and Priority are structured marketing organizations that sell annuities, insurance products and mutual funds as investment vehicles to customers of financial institutions through relationships with banks and savings and loan associations and thrifts. JMCG's products consist primarily of fixed and variable annuities underwritten by independent life insurance companies (rated A or higher by A.M. Best) and mutual fund shares.

  The principal market for JM&C's services is banks, savings and loan associations and thrifts. Management of JMCG believes that these types of financial institutions perceive a need to provide their customers with a wider mix of financial products, yet often lack the infrastructure and corporate culture to market products which are not traditional to financial institutions. In addition, these institutions are focusing on developing fee income as a major source of revenue. An independent marketing organization such as JM&C provides these institutions with the ability to make such products available to their customers and receive fee income. Specifically, JMCG believes the primary market for such services, in the future, is the small to medium size financial institution which would have more difficulty offering the depth of services JMCG provides in a cost effective manner.

  Historically, the primary distribution method employed by JMCG and its financial institution clients for the sale of annuities and insurance products has been a fully-managed alternative investment program. In most cases, this program is implemented by the establishment of an agency, lease or group trust relationship at the institution through which the client's customers may participate in annuities and insurance products. JMCG's subsidiaries act as the trustor and are appointed as the record keeping and servicing agent for the trust. Mutual fund products are generally sold directly by JM&C's or Priority's employees to financial institution customers. In both cases, JM&C's or Priority's structured retail marketing organization employs the retail sales force and thereby controls the point of sale.

  The principal non-deposit investment products offered by JM&C and Priority to customers of their financial institution clients are annuities, both fixed and variable, and mutual funds, including equity funds, fixed income funds and tax exempt funds. Annuities are primarily used as tax-deferred retirement savings vehicles. There is a penalty if funds are withdrawn before age 59 1/2 or within a specified period of time, usually 5 to 8 years. Unlike individual retirement accounts there is no maximum investment cap, either annually or in total, and contributions are not tax-deductible. Immediate annuities provide guaranteed income for a specified number of years or for an individual's lifetime.

                              JMCG ANNUAL MEETING

GENERAL

  The enclosed Proxy is solicited by the JMCG Board of Directors on behalf of JMCG for use at the JMCG Annual Meeting to be held on Monday, August 12, 1996 at [ ]:00 [ ].m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying JMCG Notice of Annual Meeting of Stockholders. The JMCG Annual Meeting will be held at
[  ], Atlanta, Georgia 303[  ].

INFORMATION CONCERNING VOTING, SOLICITATION AND PROXIES

 Record Date and Shares Outstanding

  Stockholders of record at the close of business on July 5, 1996 are entitled to notice of, and to vote at, the JMCG Annual Meeting. On the JMCG Record Date, JMCG had issued and outstanding 6,218,898 shares of JMCG Common Stock and no shares of preferred stock.

 Voting and Solicitation

  Each JMCG stockholder is entitled to one vote for each share of JMCG Common Stock held. Shares of JMCG Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted FOR (i) approval and adoption of the Merger Agreement and the Merger, (ii) approval and adoption of the Name Change, (iii) approval and adoption of the Reverse Split and (iv) management's three nominees for the JMCG Board of Directors.

  The effect of an abstention or a broker nonvote on a proposal is the same as that of a vote against such proposal; however, in the instance of the Merger, which requires only a majority of the votes cast for approval, a broker nonvote will not be factored into such calculations (although an abstention will count as a vote against the Merger). No business other than that set forth in the accompanying JMCG Notice of Annual Meeting of Stockholders is expected to come before the JMCG Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of Proxy (the "JMCG PROXY HOLDERS") will have discretionary authority to vote such Proxy in accordance with their best judgment on such matter.

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal in person or by proxy. Approval and adoption of each of the Name Change and the Reverse Split requires the affirmative vote of the holders of a majority of the shares of JMCG Common Stock issued and outstanding on the JMCG Record Date. Directors are elected by a plurality vote. The presence in person or by proxy of the holders of a majority of the outstanding shares of JMCG Common Stock as of the JMCG Record Date is necessary to constitute a quorum at the JMCG Annual Meeting.

  The cost of the proxy solicitation in connection with the JMCG Annual Meeting will be paid by JMCG. JMCG will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may be solicited by certain of JMCG's Directors, officers, and regular employees, without additional compensation, personally or by telephone or telegram.

 Revocability of Proxies

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to JMCG a written notice of revocation or a duly executed Proxy bearing a later date or by attending the JMCG Annual Meeting and voting in person; however, attending the JMCG Annual Meeting in and of itself will not constitute a revocation of a proxy.

DEADLINES FOR RECEIPT OF STOCKHOLDER NOMINATIONS AND PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT FOR THE 1997 ANNUAL MEETING

  Section 2.5 of JMCG's Bylaws provides that nominations may be made by the JMCG Board of Directors or by any stockholder entitled to vote in the election of Directors generally, provided that all stockholders intending to nominate Director candidates for election must deliver written notice thereof to the Secretary of JMCG, which notice must be received not less than sixty nor more than ninety days prior to the meeting or, if less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, within ten days after the date on which notice of such meeting is first given to stockholders. Such notice must set forth certain information concerning such stockholder and his or her nominee(s), including their names and addresses, such other information as would be required to be in the proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a Director of JMCG if so elected. The chairman of the JMCG Annual Meeting will refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  JMCG's Bylaws also require that stockholders give advance notice and follow certain other procedures with regard to business they wish to bring before an annual meeting of stockholders. Section 2.6 of JMCG's Bylaws provides that all stockholders intending to bring business before the meeting deliver written notice thereof to the Secretary of JMCG in the same manner and within the same periods as required for stockholder nominees for the JMCG Board of Directors, as described in the preceding paragraph. Such notice shall set forth certain information concerning such stockholder and the proposed business, including any material interest of the stockholder in such business. The chairman of the JMCG Annual Meeting will refuse to permit business to be brought before the JMCG Annual Meeting if notice is not given in compliance with the foregoing procedure.

  JMCG intends to hold its next Annual Meeting of Stockholders on or about [ ], 1997. Stockholders seeking to include a proposal in the Proxy Statement for JMCG's 1997 Annual Meeting must ensure that such proposal is received at
the executive offices of JMCG on or before [     ], 1996. Inclusion of any
such proposal is subject to certain other requirements.

                      THE MERGER AND RELATED TRANSACTIONS

  The following discussion includes a summary of the material terms of the Merger Agreement. For additional information, reference is made to the Merger Agreement which is attached as APPENDIX A to this Proxy Statement/Prospectus.

  On May 20, 1996, JMCG and USBA entered into the Merger Agreement. The Merger Agreement provides for the Merger of Merger Sub, a wholly-owned subsidiary of JMCG, with and into USBA. The Merger, if approved together with the Name Change by the securityholders of JMCG and USBA and implemented, would result in the following: (i) USBA would survive the Merger as a wholly-owned subsidiary of JMCG; (ii) JMCG would change its name to "USBA Holdings, Ltd."; and (iii) USBA would change its name to a name to be designated by USBA in advance of the Effective Time.

JMCG'S BACKGROUND OF THE MERGER--MATERIAL CONTACTS AND BOARD DELIBERATIONS

  The JMCG Board of Directors initiated a discussion of the future direction of JMCG at a meeting held July 24, 1995, where the Board reviewed developments in JMCG's business, termination or modification of JMCG's relationships with major client financial institutions and recent operating results. As a result of this discussion, the JMCG Board of Directors determined to appoint a Special Committee of the Board (the "SPECIAL COMMITTEE") to explore strategic alternatives for JMCG, and constituted Messrs. Barton Beek, Charles H. Black and Robert G. Sharp as members of the Special Committee. The JMCG Board of Directors further authorized the Special Committee to retain advisors to assist the Special Committee and the Board, and determined to engage an independent actuary to make an evaluation of certain off-balance sheet assets consisting principally of asset fees under insurance policies in force.

  Members of the Special Committee consulted with Mr. James K. Mitchell, Chairman and Chief Executive Officer of JMCG, from time to time during August 1995 regarding actions being taken to identify and develop strategic alternatives for JMCG. At a meeting held in early September 1995, the Special Committee considered the engagement of two potential financial advisors, and considered internally generated information concerning a potential sale of JMCG as well as opportunities for acquisitions of other complementary businesses. In mid-September, the Special Committee met with representatives of the two potential financial advisors, and determined to engage both firms, one for purposes of identifying potential third-party marketing company acquisition candidates for JMCG and the other, BHJ, Inc. ("BHJ"), to consider more broadly the strategic alternatives available to JMCG.

  In early October 1995, the Special Committee, Mr. Mitchell and representatives of BHJ met with Ronald D. Wallace, currently the President and Chief Executive Officer of USBA, at the offices of JMCG. The Special Committee discussed with Mr. Wallace USBA's business and explored ways in which JMCG and USBA might work together in the future. At this meeting, the parties explored, among potential opportunities, the possibility of a joint venture, a strategic alliance, a business combination and other means of collaboration. In mid-October, Messrs. Mitchell and Sharp met with Mr. Wallace in Atlanta to discuss the possibility of a potential marketing arrangement or alliance between the two companies. At a JMCG Board of Directors' meeting held in late October, the Special Committee reported to the full Board that it was pursuing opportunities involving potential acquisitions of third party marketing companies, potential sale or other disposition of JMCG to banks or insurance companies as well as other potential acquisitions or opportunities and the discussions with USBA.

  In November 1995, JMCG and USBA signed a form of confidentiality agreement of the type used by JMCG in its discussions with certain other potential interested parties. Discussions continued between these two companies, as well as between JMCG and various other potential business combination candidates and, in early January 1996, it was the sense of the Special Committee that JMCG should pursue a marketing agreement (the "MARKETING AGREEMENT") with USBA to avail JMCG of the network of bank client contacts and marketing expertise enjoyed by USBA. Negotiations among representatives of JMCG, USBA and BHJ continued and a special meeting of the JMCG Board of Directors was called January 19, 1996 to consider the proposed marketing arrangement between the two companies.

  At the January special meeting, the Directors reviewed business and financial results for JMCG and current business development opportunities. Management also reviewed an actuarial analysis of JMCG's off-balance sheet assets prepared by an independent appraiser and heard a report from a representative of BHJ concerning the terms of the proposed marketing arrangement between JMCG and USBA. After considering the anticipated benefits from marketing and consulting arrangements with USBA, as well as JMCG's business, financial and cash needs and resources, the JMCG Board of Directors unanimously authorized execution of the Marketing Agreement and a consulting agreement (the "CONSULTING AGREEMENT") between JMCG and USBA pursuant to which JMCG would become an integral part of USBA's package of products and services and USBA would develop a five-year strategic plan and provide training to JMCG personnel to increase JMCG sales. The Marketing Agreement provides for the granting to USBA of a warrant (the USBA Warrant) to purchase 1,000,000 shares of JMCG Common Stock at $2.50 per share, subject to adjustment under certain circumstances, and the Consulting Agreement calls for payment of $1.25 million to USBA for its services. The Marketing Agreement and the Consulting Agreement were executed by the parties effective January 29, 1996, and were announced promptly thereafter.

  Following execution of the Marketing Agreement and the Consulting Agreement, representatives of JMCG and USBA began immediately to meet and collaborate on the development of a joint marketing plan. Messrs. Mitchell and Wallace called on substantial financial institution clients of USBA and potential clients for JMCG while other marketing executives collaborated on other business opportunities. These activities continued through February and into March 1996, through which Mr. Mitchell and other JMCG executives became convinced that a business combination with USBA held significant promise for JMCG. Discussions ensued among Messrs. Wallace and Mitchell and representatives of BHJ regarding a potential business combination, and the parties generally recognized that JMCG and USBA should be accorded approximately equal value in any potential business combination transaction. In mid-March, discussions began to turn toward the outline of a potential business combination transaction, and the JMCG Board of Directors engaged Bradford, for a fee of $25,000, to prepare an evaluation of USBA in contemplation of a potential business combination transaction. During this same period, representatives of BHJ conducted due diligence on USBA at its headquarters and representatives of USBA and JMCG negotiated the terms of a potential agreement in principle regarding a business combination transaction. Following completion of its evaluation of USBA, representatives of Bradford met with the JMCG Board of Directors at a special meeting held on April 2, 1996. At this meeting, the JMCG Board of Directors considered recent business and financial operating results and prospects for JMCG and then received a presentation from representatives of Bradford concerning a potential business combination between USBA and JMCG. Representatives of BHJ and counsel to JMCG also presented information to the Board, after which it was unanimously determined to execute a form of agreement in principle calling for the negotiation of a definitive agreement pertaining to the Merger. The JMCG Board also engaged Bradford to render an opinion on the fairness of the proposed transaction from a financial point of view to JMCG and its stockholders. Following this action, the form of agreement in principle was executed by the parties and JMCG and USBA promptly announced this development.

  Subsequent to April 2, USBA, JMCG and their respective counsel, together with BHJ, negotiated the terms of the Merger Agreement. During this same period, independent accountants and counsel for each of USBA and JMCG conducted due diligence on the other party while representatives of Bradford performed the necessary analyses for the rendering of a fairness opinion to the JMCG Board of Directors.

  At a special meeting held on May 10, 1996, the JMCG Board of Directors considered the terms of the proposed Merger Agreement and a presentation from BHJ regarding the negotiation of the Merger Agreement and related arrangements.

  At a special meeting held May 20, 1996, the JMCG Board considered recent operations and financial and operating prospects and received a fairness opinion from Bradford as well as an oral report from representatives of Bradford based upon comprehensive written materials. The Board also received a due diligence report prepared by JMCG's independent accountants and an explanation of certain material terms of the Merger Agreement from counsel. After considering the potential benefits of a business combination between JMCG and USBA and the report of Bradford regarding the fairness of the transaction from a financial point of view to the stockholders of JMCG, the JMCG Board of Directors unanimously determined to authorize execution and delivery of the definitive Merger Agreement and the other steps necessary to present the transaction to the JMCG stockholders.

JMCG'S REASONS FOR THE MERGER

  In approving the Merger Agreement, the JMCG Board considered:

  . The historical and recent financial and operating results and future prospects of JMCG;

  .  The growth in USBA revenues;

  . The complementary nature of the businesses of JMCG and USBA, and the opportunities for expansion of the JMCG and USBA businesses through the existing and potential financial institution clients of both entities;

  .  Marketing savings from efforts of the combined companies;

  . The larger balance sheet and greater critical mass to achieve growth of the combined companies;

  .  The complementary management teams of the two companies; and

  . The belief that a combination of JMCG and USBA will broaden the products and services offered by the two companies and provide greater opportunity for investor acceptance in financial markets, supported in part by investor reaction to the announcement of the Marketing Agreement and the Consulting Agreement as well as the proposed Merger.

  The JMCG Board of Directors also considered the factors listed in this Proxy Statement/Prospectus under "RISK FACTORS" above in determining to approve the Merger Agreement and recommend approval thereof by the stockholders of JMCG. The JMCG Board of Directors determined that the benefits of the Merger to JMCG stockholders outweigh the potential negative effects associated with these risks. In light of the number and variety of factors considered by the JMCG Board of Directors in connection with its evaluation of the Merger, it was not practicable to assign relative weights to the foregoing factors and the JMCG Board did not do so.

 Recommendation of JMCG Board.

  The JMCG Board of Directors has unanimously approved the Merger Agreement and believes that the Merger is fair and in the best interests of JMCG and its stockholders. The JMCG Board of Directors unanimously recommends that the stockholders of JMCG vote in favor of approval and adoption of the Merger Agreement.

OPINION OF JMCG'S FINANCIAL ADVISOR

  The full text of Bradford's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Appendix C and is incorporated by reference herein. The stockholders of JMCG are urged to and should read such opinion in its entirety.

  Bradford was retained by the Board of Directors of JMCG to assist the Board of Directors in evaluating the Merger and to render an opinion as to the fairness from a financial point of view of the consideration to be paid by JMCG in the Merger. Bradford is a nationally recognized investment banking firm engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bradford was selected as the JMCG Board of Directors' financial advisor based upon such expertise.

  On May 20, 1996, Bradford delivered its oral opinion to the JMCG Board of Directors to the effect that, as of such date, the Merger was fair to JMCG from a financial point of view. Bradford subsequently confirmed such oral opinion by delivery of its written opinion dated as of May 20. Bradford's opinion is directed only to the fairness from a financial point of view of the consideration to be paid by JMCG and does not constitute a recommendation to stockholders of JMCG as to whether they should vote in favor of the Merger.

  In conducting its analysis and delivering the written opinion, Bradford considered such financial and other factors as it deemed appropriate and feasible under the circumstances, including among other things, (i) the Merger Agreement dated May 20, 1996 and the Marketing Agreement dated January 29, 1996; (ii) the historical and current financial position and results of operations of both JMCG and USBA; and (iii) certain internal financial projections of JMCG and USBA for the years beginning January 1, 1996 and ending December 31, 1998, prepared by the managements of JMCG and USBA. In addition, Bradford (i) reviewed the reported price and trading activity for JMCG's Common Stock; (ii) analyzed the pro forma effect of the Merger on the combined companies' earnings per shares, balance sheet and ownership profile;
(iii) reviewed certain financial and securities data of certain other companies, the securities of which are publicly traded, that Bradford believed to be comparable to USBA; (iv) analyzed prices, multiples and premiums paid in certain other acquisitions and transactions that Bradford believed to be relevant; (v) conducted discounted cash flow analyses for USBA; and (vi) performed such other financial studies, analyses and investigations as Bradford deemed appropriate for purposes of its opinion. Bradford also held discussions with members of the senior management of JMCG and USBA regarding the past and current business operations, financial condition and future prospects of JMCG and USBA. In addition, Bradford took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of banking, consulting and software industries generally. Bradford's opinion is necessarily based upon and subject to general economic, market, financial and other conditions as they existed on the date of its opinion and the information made available to Bradford through such date.

  Bradford relied upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion and did not assume any responsibility for or undertake to independently verify such information. With respect to the internal financial analyses and forecasts supplied to Bradford, Bradford has assumed that such analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of JMCG's and USBA's senior management as to the likely future performance of JMCG and USBA, respectively. Without limiting the generality of the foregoing, Bradford (i) relied upon the accuracy and completeness of the information provided to Bradford in connection with the preparation of the consolidating financial statements of JMCG and USBA and
(ii) assumed the Merger qualifies as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Bradford has not made an independent evaluation or appraisal of the assets and liabilities of JMCG or USBA and has not been furnished with any such evaluation or appraisal. Bradford expressed no opinion with respect to such projections or the assumptions on which they are based.

  In preparing its opinion to the Board of Directors, Bradford performed a variety of financial and comparative analyses, including, (i) stock trading analyses; (ii) pro forma earnings per share, balance sheet and ownership analyses; (iii) comparable public company analysis; (iv) comparable acquisition analysis; and (v) discounted cash flow analysis. The summary of Bradford's analyses set forth below does not purport to be a complete description of the analyses underlying Bradford's opinion. The preparation of a fairness opinion is a complex process involving quantitative and qualitative judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made subjective judgments as to the significance and relevance of each analysis and factor. Accordingly, Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. With respect to the comparable public company analysis, comparable acquisition analysis and comparable transaction analysis summarized below, no public company, acquisition or transaction utilized as a comparison is identical to USBA or the Merger and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The following is a summary of the report presented by Bradford to the Board of Directors on May 20, 1996.

  Stock Trading Analysis. Bradford reviewed and analyzed the historical trading volume and market prices at which JMCG's Common Stock had been trading especially relating to the periods surrounding the announcement of the Marketing Agreement on January 30, 1996 and Letter of Intent to merge on April 3, 1996. Bradford noted that trading activity and price levels significantly increased following these announcements. The trading volume for all of 1995 was 5,645,000 shares compared to trading volume of 8,074,500 shares for the five and a half month period from January 1, 1996 to May 15, 1996. JMCG's closing Common Stock price on December 29, 1995, the last trading day for 1995, was $0.91 per share. On January 16, 1996, approximately two weeks prior to the announcement of the Marketing Agreement, JMCG's Common Stock closed at $1.19 per share. Upon the announcement of the Marketing Agreement on January 30, 1996, JMCG's Common Stock closed at $1.75 per share. After the announcement of the Merger on April 3, 1996, JMCG's Common Stock closed at $3.63 per share which compares to a closing price of $3.06 per share approximately two weeks before on March 20, 1996. From the 1995 year end closing price to the announcement of the Merger on April 30, JMCG's Common Stock price rose 300%.

  Pro Forma Analysis. Bradford analyzed the pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share of JMCG for the fiscal years 1996 through 1998 compared to stand-alone projections for JMCG. Based on the respective management's projections, assuming expected referral revenue volume between the two companies is realized and incorporating pro forma adjustments, consolidated EPS estimates show significant accretion when compared to JMCG on a stand-alone basis without any Marketing Agreement referral revenues and on a stand-alone basis with 50% of expected Marketing Agreement referral revenues. Bradford also performed sensitivity analyses assuming conversion of the USBA preferred stock, which will be transferred into the combined company, into JMCG's Common Stock and varying the prices for JMCG's Common Stock which affects the exchange ratio and number of shares issued to USBA. The combined results produced accretive EPS figures under these scenarios as compared to the same stand-alone projections for JMCG described above. The actual results achieved by the combined companies may vary from projected results and the variations may be material.

  Bradford also analyzed the ownership profile of the combined companies assuming various prices for JMCG, with and without conversion of the USBA Preferred Shares and assuming in-the-money options are part of shares outstanding calculated using the treasury stock method of accounting for option shares. Bradford based its analysis of the ownership profile on the accuracy and completeness of the shareholder and optionholder lists provided to Bradford by USBA and JMCG. Assuming a $4.00 price per share, exercise of in-the-money options using the treasury stock accounting method, and full conversion of preferred, JMCG would retain 48.4% of the combined company. Bradford performed analyses that varied the price per share, and in turn the exchange ratio, to arrive at ownership levels between 40.4% at a $2.50 stock price and 51.7% at a $5.00 stock price.

  Comparable Public Company Analysis. Bradford reviewed and compared certain actual and estimated financial and operating information of USBA to the corresponding information of certain selected publicly traded comparable companies (the "COMPARABLE COMPANIES"). In performing the comparable public company analysis, Bradford divided the Comparable Companies into four groups based on business concentrations corresponding to different aspects of USBA's business. The four segments Bradford used in its analysis included bank processing ("BANK PROCESSORS"), analytical software ("SOFTWARE"), consulting and information services ("CONSULTING") and direct marketing ("MARKETING") companies. Although Bradford used the Comparable Companies for comparison purposes, none of such companies closely approximates USBA. Using publicly available information, Bradford analyzed various relevant financial ratios of the Comparable Companies. The ratio analysis included the public stock prices of the Comparable Companies as of May 15, 1995, as a multiple of (i) estimated earnings per share for the calendar year ended 1996 as provided by First Call Corporation, (ii) estimated earnings per share for the calendar years ended 1997 as provided by First Call Corporation, and (iii) earnings per share for the latest twelve month period, adjusted to exclude extraordinary gains or losses. Bradford also calculated the ratio of equity market capitalization plus debt, net of cash to (i) trailing revenues and (ii) trailing earnings before interest, taxes, depreciation and amortization ("EBITDA"). Bradford calculated these multiples for each group of Comparable Companies and on an overall basis.

  Bradford derived average, adjusted average (excluding high and low) and median multiples from the foregoing analysis and applied or compared such multiples, as applicable, to USBA's (i) net income for the calendar years ended 1995, 1996 and 1997, fully taxed, (ii) trailing revenues and (iii) trailing EBITDA. Certain adjustments were made to USBA's internal projections provided to Bradford, including removing the referral revenues paid to USBA by JMCG, incorporating the dividends to be paid to USBA's preferred shareholders and fully taxing USBA's earnings at a rate of 40%. Applying the adjusted average multiples to USBA's corresponding actual and estimated financial results, Bradford calculated a range of values for the common equity of USBA to be $2.9 million to $34.2 million based on the Bank Processors, $17.0 million to $40.0 million using the Software companies, $4.8 million to $22.5 million based on the Consulting companies and $1.8 million to $21.5 million using the Marketing companies. The overall adjusted average multiple for all the comparable companies produces a common equity value range for USBA of $14.0 million to $28.7 million. The low ends of the valuation ranges are based on trailing numbers as of December 1995 which do not necessarily portray an accurate value for USBA. Bradford considered price to calendar 1996 and calendar 1997 multiples to be the more relevant pricing ratios used by the financial markets to determine valuation. The range of common equity values for USBA produced by applying the calendar 1996 multiples to USBA's 1996 earnings was $17.8 million (based on the Marketing companies) to $40.0 million (using the Software companies). When price to calendar 1997 multiples were applied to USBA's 1997 estimated net income, a range of $21.5 million (based on the Marketing companies) to $39.4 million (using the Software companies) was obtained. The overall calendar 1996 and 1997 adjusted average price to earnings multiples resulted in common equity valuations for USBA of $27.3 million and $28.7 million, respectively, when applied to corresponding 1996 and 1997 estimated earnings for USBA.

  Comparable Acquisition Analysis. Bradford analyzed certain financial information relating to selected transactions involving comparable acquisitions in three separate industry sectors, consisting of the Computer Software, Data Processing, and Consulting and Information Services industries. Bradford considered 46, 15 and 31 such transactions, respectively, since 1994. Using publicly available information, Bradford (a) calculated the relationship between the equity consideration paid in these transactions and latest twelve month net income; and (b) calculated the relationship between the aggregate transaction consideration (equity consideration plus debt assumed, net of cash when available) to (i) latest twelve month revenues, (ii) latest twelve month earnings before interest and taxes ("EBIT") and (iii) latest twelve month EBITDA. Bradford also considered the percentage premium that such consideration represented when compared to the stock trading price one day, one week and four weeks prior to the announcement of such public transaction. Bradford derived average, adjusted average (excluding high and low) and median multiples from the foregoing analysis and applied or compared such multiples to USBA's trailing net income, revenues, EBIT and EBITDA, and subtracting debt and preferred stock outstanding where applicable. Adjusted average multiples for net income, revenues, EBIT and EBITDA for the selected transactions in the Computer Software industry were 35.5x, 3.6x, 23.9x and 20.7x, respectively. The selected transactions in the Data Processing Software industry had corresponding adjusted average multiples of 24.9x, 1.6x, 16.7x and 8.9x, respectively. Adjusted average multiples for net income, revenues, EBIT and EBITDA for the selected transactions in the Consulting and Information Services industry were 24.0x, 1.8x, 17.4x and 10.7x, respectively. Since USBA's trailing figures as of December 1995 did not produce meaningful figures and are not necessarily indicative of USBA's expected results, Bradford did not believe that applying the respective comparable acquisition multiples to USBA's trailing financial numbers presents the best indication of the fairness of the Merger.

  Discounted Cash Flow Analysis. Bradford also performed a discounted cash flow analysis of USBA's projected cash flows to calculate ranges of unlevered common equity values for USBA. In conducting its analysis, Bradford relied on certain financial projections for the fiscal years 1996 through 1998 provided by USBA's senior management to determine a valuation range for USBA's unlevered common equity. Certain adjustments were made to USBA's internal projections in computing USBA's discounted cash flows, including removing of referral revenues paid to USBA by JMCG, incorporating the dividends to be paid to USBA's preferred shareholders and fully taxing USBA's earnings at a rate of 40%. In order to determine the value of USBA's net operating loss carry-forwards, Bradford calculated the present value of the future tax savings and added this figure to the discounted cash flow ranges calculated assuming taxes are paid. Bradford calculated the present value of the cash flows at various discount rates ranging from 18% to 22% (the "DISCOUNT RATE"). Bradford discounted USBA's free cash flows, which reflected the payment of preferred dividends, and applied multiples ranging from 22x to 25x to trailing earnings to calculate a terminal cash flow. Based on these assumptions, Bradford calculated values for USBA's common equity ranging from $22.0 million to $27.6 million with an average of $24.7 million. Bradford also applied multiples ranging from 19x to 22x on forward earnings to obtain a terminal cash flow and calculated values for USBA's common equity ranging from $23.1 million to $28.5 million with an average of $25.7 million. In addition, Bradford discounted operating cash flows, applied multiples of trailing EBITDA ranging from 10x to 13x to calculate a terminal cash flow and subtracted current debt and preferred stock outstanding. Bradford calculated common equity values ranging from $17.2 million to $26.3 million with an average of $21.5 million.

  Pursuant to the terms of an Engagement Letter dated April 11, 1996, JMCG agreed to pay Bradford a fee of $100,000 for acting as financial advisor to the JMCG Board of Directors in connection with the Merger. In addition, whether or not the Merger is consummated, the Company has agreed to reimburse Bradford for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Bradford and certain related persons against certain liabilities relating to or acting out of its engagement, including certain liabilities under the federal securities laws.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of USBA and JMCG set forth above under "--Opinion of JMCG's Financial Advisor." To that extent, JMCG and USBA claim the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that the important factors discussed under "RISK FACTORS," in addition to those discussed elsewhere herein and the documents incorporated by reference herein, could affect the future results of JMCG and USBA and cause such results to differ materially from those expressed in such forward-looking statements.

USBA'S BACKGROUND OF THE MERGER--MATERIAL CONTACTS AND BOARD DELIBERATIONS

  In the third quarter of 1995, the USBA Board determined that a product line expansion to include the ability to offer mutual funds, annuities and/or brokerage services to USBA's direct clients, and ultimately to its indirect clients, was a sound strategic decision.

  In September 1995, Henry F. McCamish, Jr., a Director of USBA, introduced James K. Mitchell, Chairman of the Board and Chief Executive Officer of JMCG, to Ronald D. Wallace, the President and Chief Executive Officer of USBA. The initial meeting proved enlightening as to the complementary nature of the two businesses; JMCG could provide the product line expansion that USBA desired and USBA had the distribution skills and client base that JMCG desired.

  In December 1995, after meetings with officers and directors of JMCG, the USBA Board determined to pursue a strategic alliance with JMCG whereby USBA would position JMCG as a provider of a quality product to USBA's client base. In January 1996, USBA and JMCG executed the Marketing Agreement.

  It soon became apparent that the two companies complemented each other very well and that the market valued their combination greater than their independent efforts, based on the JMCG Common Stock market price rising from $1.4375 just prior to execution of the Marketing Agreement to $3.813 on May 20, 1996. Numerous meetings took place between representatives of JMCG, its financial advisors, counsel and accountants and representatives of USBA, its counsel and accountants over the next several weeks regarding the structure and terms of the Merger, the due diligence investigations of both parties and management integration issues, among others. These discussions culminated in the execution of the Merger Agreement on May 20, 1996.

USBA'S REASONS FOR THE MERGER

  The USBA Board concluded that the Merger was in the best interests of the shareholders of USBA and unanimously approved the Merger Agreement and the transactions and proposals contemplated thereby effective as of May 9, 1996. The USBA Board also recommended that the shareholders of USBA approve the Merger Agreement and the transactions and proposals contemplated thereby.

  In determining to approve the Merger Agreement and to recommend such approval by the USBA shareholders, the USBA Board considered the following principal factors:

  1. The USBA Board believed that the Merger would maximize the consolidated resources of USBA and JMCG due to the complementary nature of their businesses, which have little overlap and which present opportunities for cross-utilization and cross-promotion of assets of each company in the businesses operated by the other and, therefore, should enhance the financial performance of each company.

  2. The USBA Board believed that the Merger would significantly enhance the strategic position of the combined companies; JMCG would have access to a much larger client base and the customers of USBA would have available to them a significantly broader range of products and services.

  3. USBA's shareholders would benefit by ownership of securities of a publicly traded company with a more liquid market for its shares.

  4. The USBA Board believed that the Merger would provide USBA's shareholders with the ability to maintain an equity interest in the ongoing business of the Surviving Corporation and benefit from the synergies expected to result from the combination of the two companies through the conversion of their USBA shares to JMCG stock.

  5. The USBA Board concluded, based on interviews with management of USBA and JMCG, that the corporate culture and management philosophy of JMCG are compatible with the management philosophy and corporate culture of USBA and the two companies can be readily integrated.

  The USBA Board also considered the factors listed in this Proxy Statement/Prospectus under "RISK FACTORS" above in determining to approve the Merger Agreement and recommend approval thereof by the shareholders of USBA. The USBA Board determined that the benefits of the Merger to the USBA shareholders outweighed any potential negative effects associated with these risks. In light of the number and variety of factors considered by the USBA Board in connection with its evaluation of the Merger, it was not practicable to assign relative weights to the foregoing factors and the USBA Board did not do so.

 Recommendation of USBA Board.

  The USBA Board of Directors has unanimously approved the Merger Agreement and believes that the Merger is fair and in the best interests of USBA and its shareholders. The USBA Board of Directors unanimously recommends that the shareholders of USBA vote in favor of approval and adoption of the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Georgia (the "EFFECTIVE TIME"). It
is anticipated that the Effective Time will be on or about [August   , 1996].

CONVERSION OF USBA SECURITIES

  Upon consummation of the Merger, Merger Sub will merge with and into USBA, and USBA will be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and will change its name to a name to be designated by USBA prior to the Effective Time. As a result of the Merger, the Surviving Corporation will be a wholly owned subsidiary of JMCG, and the issued and outstanding securities of USBA will be converted as follows:

  USBA Common Shares. Each share of the common stock, par value $1.00 per share, of USBA (the "USBA COMMON SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into 14.513207 (the "EXCHANGE FACTOR") shares of JMCG Common Stock; provided, however, that the Exchange Factor is subject to adjustment as set forth below. On May 20, 1996 (the date of the Merger Agreement), 326,466.54 USBA Common Shares were issued and outstanding.

  USBA Value Appreciation Rights. Each USBA Value Appreciation Right ("VAR") issued and outstanding immediately prior to the Effective Time shall be converted into an option to acquire a number of shares of JMCG Common Stock equal to the number of USBA Common Shares subject to such VAR multiplied by the Exchange Factor (a "VAR OPTION"). Each VAR Option shall be exercisable for $0.01 per share of JMCG Common Stock and shall be and remain subject to the vesting conditions of the original VAR; provided, however, that no VAR Option shall be exercisable (i) prior to January 1, 1997 or (ii) for fractional shares of JMCG Common Stock. On May 20, 1996 (the date of the Merger Agreement), VAR Options to acquire 86,950 USBA Common Shares were outstanding.

  USBA Options. Each option to acquire USBA Common Shares outstanding immediately prior to the Effective Time (a "USBA OPTION") shall be deemed to be automatically converted into an option (a "JMCG OPTION") to purchase that number of shares of JMCG Common Stock as is determined by multiplying the number of USBA Common Shares for which such USBA Option was exercisable (assuming full vesting) by the Exchange Factor. The exercise price per share of JMCG Common Stock for each such JMCG Option shall be determined by dividing the exercise price per USBA Common Share for the applicable USBA Option by the Exchange Factor. As promptly as possible subsequent to the Effective Time, JMCG shall file with the SEC registration statements on Form S-8 in respect of the shares underlying JMCG Options and VAR Options. Each JMCG Option shall otherwise be subject to the same terms and conditions as its predecessor USBA Option; provided that the vesting schedule for each such JMCG Option shall be the vesting schedule of the corresponding USBA Option in effect on the Agreement Date as if no "change of control" or other acceleration of benefits event had occurred. By their approval and adoption of the Merger Agreement, the stockholders of JMCG will be deemed to have approved the JMCG Options and VAR Options, as well as any amendments to the JMCG employee benefit plans to which such JMCG Options and VAR Options may relate as shall be necessary or advisable to accomplish the issuance of the JMCG Options and the VAR Options. On May 20, 1996 (the date of the Merger Agreement), USBA Options to acquire 65,600 USBA Common Shares were outstanding (all at the exercise price of $48.21 per USBA Common Share).

  USBA Preferred Shares. Each share of the preferred stock, par value $1,000.00 per share, of USBA (the "USBA PREFERRED SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Series A Preferred Stock, par value $0.01 per share, of JMCG (the "JMCG PREFERRED STOCK") with the rights, preferences and privileges set forth in the Certificate of Designation attached hereto as APPENDIX B (the "CERTIFICATE OF DESIGNATION"). See "DESCRIPTION OF JMCG CAPITAL STOCK-- Preferred Stock--Series A Preferred Stock." By their approval and adoption of the Merger and Merger Agreement, the stockholders of JMCG will be deemed to have approved and ratified the Certificate of Designation and the modifications to the JMCG Charter effected by the filing of such Certificate of Designation. On May 20, 1996 (the date of the Merger Agreement), 3,758.131 USBA Preferred Shares were issued and outstanding.

  The USBA Common Shares and the USBA Preferred Shares to be converted pursuant to the Merger are referred to as the "CONVERTED USBA SHARES."

ADJUSTMENT OF THE EXCHANGE FACTOR

  The Exchange Factor will adjust in the event that either (1) the amount of issued and outstanding capital stock of USBA at the Effective Time, on a fully-diluted basis, is greater than or less than as set forth in the Merger Agreement (representing the issued and outstanding capital of USBA on the date of execution of the Merger Agreement) or (2) the average closing price of JMCG Common Stock quoted on the Nasdaq National Market as reported by The Wall Street Journal for the period of twenty (20) trading days immediately preceding the third (3rd) business day prior to the date of the JMCG Annual Meeting (the "AVERAGE PRICE") is less than or greater than four dollars ($4.00).

 Differential in Capital Stock

  In the event that the amount of USBA capital stock at the Effective Time is greater than or less than as set forth in the Merger Agreement, the Exchange Factor will be proportionally adjusted (with reference, in the instance of derivative securities such as options, to the Average Price).

 Average Price Less than Four Dollars

  If the Average Price is less than four dollars ($4.00), but equal to or greater than three dollars ($3.00), then for each whole cent ($0.01) of difference between four dollars ($4.00) and the Average Price, the Exchange Factor shall be increased by the amount of 0.024189.

  For example, at an Average Price of three dollars and fifty cents ($3.50), the Exchange Factor would be 15.722657 [14.513207 + (50 x 0.024189) =
15.722657].

 Average Price Less than Three Dollars

  If the Average Price is less than three dollars ($3.00), then the Exchange Factor shall be set at the quotient of (x) divided by (y) where (x) is equal to twenty-one million dollars ($21,000,000.00) divided by the Average Price and (y) is equal to 413,416.54 (the number of USBA Common Shares and VARs outstanding as of the date of the Merger Agreement); provided, however, that JMCG is not obligated to give effect to the Merger if (A) the Average Price is less than three dollars ($3.00) and/or (B) the Exchange Factor is greater than
16.932107 (which is the Exchange Factor, determined as provided above, at an average Price of $3.00).

  For example, at an Average Price of two dollars and fifty cents ($2.50), the Exchange Factor would be 20.318490 [($21,000,000/$2.50)/413,416.54) =
20.318490].

  In determining whether to give effect to the Merger in circumstances with an Average Price of less than three dollars ($3.00), the JMCG Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the continuing benefits of the Merger despite the increased number of shares required to be issued in respect thereof and the advice of JMCG's financial advisors and legal counsel. By approving the Merger Agreement, the JMCG Stockholders would be permitting the JMCG Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average Price is below three dollars ($3.00) per share (and the Exchange Factor is thus at least 16.932107).

 Average Price Greater than Four Dollars

  If the Average Price is greater than four dollars ($4.00), but equal to or less than five dollars ($5.00), then for each whole cent ($0.01) of difference between four dollars ($4.00) and the Average Price, the Exchange Factor shall be decreased by the amount of 0.019351.

  For example, at an Average Price of four dollars and fifty cents ($4.50), the Exchange Factor would be 13.545657 [14.513207 - (50 x 0.019351) =
13.545657].

 Average Price Greater than Five Dollars

  If the Average Price is greater than five dollars ($5.00), then the Exchange Factor shall be set at the lower of (1) the quotient of (x) divided by (y) where (x) is equal to thirty million dollars ($30,000,000.00) divided by the Average Price and (y) is equal to 413,416.54 (the number of USBA Common Shares and VARs outstanding as of the date of the Merger Agreement) or (2) 12.578107 (which is the Exchange Factor, determined as provided above, at an Average Price of $5.00).

  For example, at an Average Price of five dollars and fifty cents ($5.50), the Exchange Factor would be 12.578107 [the lower of (1) and (2) where (1) is ($30,000,000/$5.50)/413,416.54 = 13.193825].

 Average Price Equal to Four Dollars

  If the Average Price equals four dollars $4.00, then the Exchange Factor shall equal 14.513207.

  The following table illustrates, over a range of Average Prices, the number of shares of JMCG Common Stock that may be issued to holders of USBA Common Shares and USBA Preferred Shares. The table assumes (i) full conversion of JMCG Preferred Stock (issued in exchange for USBA Preferred Shares) into shares of JMCG Common Stock and (ii) full exercise of all VAR Options, but excludes (x) any exercise of JMCG Options converted from USBA Options and (y) any exercise of the warrant to acquire 4,149 USBA Common Shares which will be assumed by JMCG in the Merger (and thereafter exercisable for a number of shares of JMCG Common Stock based upon the Exchange Factor).

                                      SHARES OF JMCG
                  SHARES OF JMCG    COMMON STOCK ISSUED
                COMMON STOCK ISSUED  TO FORMER HOLDERS
                 TO FORMER HOLDERS          OF            TOTAL SHARES OF
      AVERAGE     OF USBA COMMON      USBA PREFERRED           JMCG
       PRICE      SHARES AND VARS         SHARES        COMMON STOCK ISSUED
      -------   ------------------- ------------------- -------------------
       $1.00        21,000,000           2,639,857          23,639,857
       $2.00        10,500,000           1,319,928          11,819,928
       $2.50         8,400,000           1,055,943           9,455,943
       $3.00         7,000,000             879,952           7,879,952
       $3.50         6,500,000             817,099           7,317,099
       $4.00         6,000,000             754,245           6,754,245
       $4.50         5,600,000             703,962           6,303,962
       $5.00         5,200,000             653,679           5,853,679
       $5.50         5,200,000             653,679           5,853,679
       $6.00         5,000,000             628,537           5,628,537
       $6.50         4,615,385             580,188           5,195,573
       $7.00         4,285,714             538,746           4,824,460

EFFECT OF REVERSE SPLIT

  In the event the Reverse Split is approved by the JMCG stockholders and implemented prior to the Effective Time, then the Exchange Factor shall be adjusted to reflect such Reverse Split. Otherwise, implementation of the Reverse Split following the Effective Time shall result in modification of the number of shares of JMCG Common Stock into which USBA Common Shares shall have already converted pursuant to the Merger (as well as the number of shares of JMCG Common Stock into which shares of JMCG Preferred Stock are then or thereafter convertible).

FRACTIONAL SHARES

  Fractional shares of JMCG Common Stock will not be issued in connection with the Merger. A holder of USBA securities otherwise entitled to a fractional share will be paid cash (based upon the Average Price) in lieu of such fractional shares.

USBA WARRANT

  USBA presently has outstanding a warrant arrangement permitting the holder to acquire up to 4,149 USBA Common Shares at an exercise price of $48.21 per share. At the effective time, such warrant arrangement will be assumed by JMCG and the holder will be entitled to acquire a number of shares of JMCG Common Stock equal to 4,149 multiplied by the Exchange Factor at an exercise price per share equal to $48.21 divided by the Exchange Factor.

STOCK OWNERSHIP FOLLOWING THE MERGER

  Based upon the number of USBA Common Shares and USBA Preferred Shares outstanding as of the JMCG Record Date (before elimination of fractional shares and assuming no exercise of dissenters' rights) and based upon a JMCG Common Stock closing price of $3.375 on May 28, 1996 (i.e., assuming such price constituted the Average Price), an aggregate of 6,620,008 shares of JMCG Common Stock (assuming full exercise of the

VAR Options, but excluding the exercise of other options and a warrant assumed by JMCG in the Merger as well as conversion of 3,758.131 shares of JMCG Preferred Stock issued in the Merger into 832,184 shares of JMCG Common Stock) will be issued to USBA shareholders in the Merger. Based upon the number of shares of JMCG Common Stock issued and outstanding as of the JMCG Record Date (6,218,898), and after giving effect to the issuance of such 6,620,008 shares of JMCG Common Stock in connection with the Merger, former shareholders of USBA would hold approximately 51.56% of the total outstanding shares of JMCG Common Stock.

  Based on the options and the warrant to acquire USBA Common Shares outstanding as of the JMCG Record Date (excluding VAR Options which are addressed immediately above), JMCG will assume options and a warrant to purchase approximately 1,116,885 shares of JMCG Common Stock (assuming $3.375 constituted the Average Price as set forth above). After giving effect to the full exercise of such options and warrants and conversion of the JMCG Preferred Stock issued in the Merger into 832,164 shares of JMCG Common Stock, former shareholders of USBA and holders of options and warrants to acquire USBA Common Shares would hold approximately 57.95% of the total outstanding shares of JMCG Common Stock.

EXCHANGE OF CONVERTED USBA SHARES

  As of the Effective Time, JMCG shall deposit with an exchange agent (the "EXCHANGE AGENT") certificates representing the securities of JMCG into which Converted USBA Shares are converting pursuant to the Merger (the "EXCHANGE SHARES") and any cash to be paid in lieu of fractional shares (such cash and certificates representing JMCG securities, together with the amount of any dividends or distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). After the Effective Time, there will be no transfers on the stock transfer books of USBA. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the securities of JMCG into which the shares represented thereby have been converted pursuant to the Merger and any cash to be paid in lieu of fractional shares. Certificates surrendered for exchange by any person constituting an "affiliate" of USBA for purposes of Rule 145(c) under the Securities Act shall not be exchanged until JMCG has received a written agreement from such person. See "--Affiliate Agreements".

  As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate representing Converted USBA Shares (a "USBA CERTIFICATE") a letter of transmittal and instructions for effecting the surrender of USBA Certificates in exchange for certificates representing Exchange Shares. Upon surrender of a USBA Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such USBA Certificate shall be entitled to receive in exchange therefor a certificate representing the Exchange Shares into which the Converted USBA Shares represented by such USBA Certificate so surrendered shall have been converted in the Merger. If a certificate representing Exchange Shares is to be issued to a person other than the person in whose name the USBA Certificate surrendered therefor is registered, it shall be a condition of issuance that the USBA Certificate so surrendered shall be properly endorsed, or otherwise in proper form for transfer, and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the USBA Certificate surrendered or shall establish to the satisfaction of JMCG that such tax has been paid or is not applicable.

  Any portion of the Exchange Fund that remains unclaimed by the holders of Converted USBA Shares for one year after the Effective Time shall be returned to JMCG. Any such holder shall thereafter look only to JMCG for their portion of the Exchange Fund, and in each case without any interest thereon. Notwithstanding the foregoing, none of JMCG, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of Converted USBA Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

INTERIM OPERATIONS

  Pursuant to the Merger Agreement, each of USBA and JMCG have agreed that, prior to the Effective Time (unless JMCG or USBA, respectively, shall otherwise agree in writing and except as otherwise contemplated by the Merger Agreement):

  (1) Its business (including the business of its subsidiaries) shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

  (2) It shall not (i) create any subsidiaries; (ii) amend its charter or by-laws (except, in the instance of JMCG, as may be required or advisable to effect the Merger and the transactions contemplated by the Merger Agreement); (iii) split, combine or reclassify its capital stock (except, in the instance of JMCG, with respect to the Reverse Split); or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to its capital stock (except, in the instance of USBA, for regular dividends on the USBA Preferred Shares).

  (3) It shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or any other property or assets other than shares issuable upon the exercise of options, warrants or rights outstanding as of the date of the Merger Agreement;
      (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets; (iii) incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iv) acquire, directly or indirectly by redemption or otherwise, any shares of its capital stock; or (v) authorize capital expenditures in excess of $50,000 or make any acquisition of, or investment in, assets or stock of any other person or entity.

  (4) It shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other management-level employee (including directors, officers and employees of any subsidiary); and it shall not establish, adopt, enter into, make any new grants or awards under or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee (including any director, officer or employee of any subsidiary), except that the VARs may be converted into options to acquire 86,950 USBA Common Shares at a nominal exercise price per USBA Common Share.

  (5) It shall not settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims.

  (6) It shall not make any Tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary and usual course of its business.

ACQUISITION PROPOSALS

  Pursuant to the Merger Agreement, each of USBA and JMCG have agreed that:

  (A) It shall not (and it shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the parties hereto and their representatives) concerning any merger, tender offer or exchange offer involving it or the sale of all or a significant portion of its assets, or the sale of its shares of capital stock or debt securities, or any similar transaction involving it (any of the foregoing being referred to herein as an "ACQUISITION PROPOSAL").

  (B) It will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal; provided, however, that it may (i) upon request furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements (which request is unsolicited after the date of the Merger Agreement), and (ii) negotiate and participate in discussions and negotiations with any such entity or group concerning an Acquisition Proposal if (x) such entity or group has submitted a bona fide written proposal to its Board of Directors relating to any such transaction which the Board determines represents a Superior Proposal (as defined below) and (y) in the opinion of its Board of Directors, only after receipt of advice from competent outside legal counsel, the failure to engage in such discussions or negotiations would cause the Board of Directors to violate their fiduciary duties to its securityholders under applicable law.

  (C) It will promptly communicate to the other party the terms of any proposal, discussion, negotiation or inquiry (and will disclose the substance of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

  (D) Subject to the following sentence, its Board of Directors shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors of the Merger, (ii) solicit, approve or recommend, or propose to solicit, approve or recommend, any Acquisition Proposal or (iii) approve or authorize it to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event its Board of Directors receives an Acquisition Proposal that, based on the advice of competent outside counsel, the Board of Directors is required to consider in the exercise of its fiduciary obligations and that it determines to be a Superior Proposal, its Board of Directors may (subject to the following sentence) withdraw or adversely modify its approval or recommendation of the Merger and approve or recommend any such Superior Proposal, approve or authorize it to enter into an agreement with respect to such Superior Proposal, approve the solicitation of additional Acquisition Proposals or terminate this Agreement, in each case at any time after the fourth business day following notice to the other party hereto (a "NOTICE OF SUPERIOR PROPOSAL") advising such other party that its Board of Directors has received a Superior Proposal and specifying the material terms and the structure of such Superior Proposal. It may take any of such actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the other party hereto prior to the expiration of the four business-day period specified in the preceding sentence.

  (E) For purposes of the Merger Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal to merge with a party or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of a party for consideration consisting of cash and/or securities, and otherwise on terms which the party's Board of Directors determines in their good faith reasonable judgment (based on the advice of a competent financial advisor of recognized reputation) will provide greater aggregate value to its securityholders as compared with the Merger (or otherwise proposed by the other party as contemplated above).

ACCOUNTING TREATMENT

  As required by generally accepted accounting principles, the purchase method of accounting will be used to account for the Merger. Although JMCG will issue its stock to the former shareholders of USBA and otherwise be the surviving parent corporation in the Merger, it is anticipated that USBA will be the acquirer and JMCG will be the acquiree for accounting purposes. Therefore, the aggregate consideration paid by JMCG in connection with the Merger will be allocated to JMCG's assets based on their fair value, the results of operations of JMCG will be combined with the results of operations of USBA only for the period subsequent to the Effective Time and the historical financial statements that will be included in all public filings of JMCG after the Merger will be those of USBA. However, the identity of the accounting acquirer, as between USBA and JMCG, is subject to factors which are not presently determinable such as the Average Price and the number of shares of JMCG Common Stock issued or issuable in connection with the Merger.

AFFILIATE AGREEMENTS

  Prior to the Effective Time, certain persons who may be deemed to be "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act) of USBA will enter into certain affiliate agreements ("AFFILIATE AGREEMENTS") so as to comply with Rule 145 and federal income tax regulations applicable to reorganizations. Specifically, each such person will agree not to sell, transfer or otherwise dispose of JMCG Common Stock or JMCG Preferred Stock issued to such person in the Merger unless such disposition is made in conformity with Rule 145(d) of the Securities Act or such person delivers to JMCG a legal opinion to the effect that such disposition is otherwise exempt from registration under the Securities Act. Each person also agrees that such person has no current plan or intention to sell, exchange or otherwise dispose of JMCG Common Stock or JMCG Preferred Stock issued to such person in the Merger.

DISSENTERS' RIGHTS

 USBA

  In connection with the Merger, a holder of USBA Common Shares or USBA Preferred Shares will be entitled to demand appraisal rights in respect of such shares under Section 14-2-1321 of the Georgia Business Corporation Code ("GBCC") subject to satisfaction by such shareholder of the conditions for appraisal rights established by Section 14-2-1321. JMCG is not obligated to give effect to the Merger if six and three-quarters percent (6.75%) or more of the total number of outstanding shares of USBA (on an as-converted to USBA Common Shares basis) request dissenters' rights in connection with the Merger.

 JMCG

  JMCG stockholders will not have appraisal rights in connection with the Merger.

CONDITIONS TO THE MERGER

 Conditions on JMCG's Obligation

  JMCG's obligation to consummate the Merger is subject to the satisfaction of various conditions, including the following:

  .  Approval of the Merger and the Merger Agreement at the JMCG Annual
     Meeting;

  . No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement or imposes material restrictions on JMCG or USBA in connection with the consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "ORDER");

  . All material filings required to be made prior to the Effective Time by USBA with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by USBA from, any governmental entity in connection with the Merger and the Merger Agreement shall have been made or obtained;

  . The representations and warranties of USBA set forth in the Merger Agreement shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, and USBA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

  . JMCG shall have received a customary legal opinion of Kilpatrick & Cody, legal counsel to USBA;

  . JMCG shall have received a written opinion of Pillsbury Madison & Sutro LLP (based upon appropriate representations of USBA, JMCG and shareholders of USBA) to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of USBA and JMCG is a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) neither USBA nor JMCG will recognize any income, gain or loss as a result of the Merger;

  . The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

  . The number of dissenting shares, if any, shall not exceed six and three-quarters percent (6.75%) of the total number of outstanding shares of USBA as of the date of the Merger Agreement (on an as-converted to USBA Common Shares basis);

  . The Average Price shall be at least three dollars ($3.00) and the Exchange Factor shall be no greater than 16.932107;

  . The written opinion of J.C. Bradford & Co. to the effect that the terms of the Merger are fair to JMCG and its stockholders from a financial point of view shall not have been withdrawn; and

  . Ronald D. Wallace shall have executed and delivered an Employment Agreement (such an agreement was executed and delivered on May 20, 1996).

 Condition on USBA's Obligation

  USBA's obligation to consummate the Merger is subject to the satisfaction of various conditions, including the following:

  . Approval of the Merger and the Merger Agreement by the shareholders of USBA;

  .  There shall be in effect no Order;

  . All material filings required to be made prior to the Effective Time by JMCG with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by JMCG from, any governmental entity in connection with the Merger and the Merger Agreement shall have been made or obtained;

  . The representations and warranties of JMCG set forth in the Merger Agreement shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, and JMCG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

  . USBA shall have received a customary legal opinion of Pillsbury Madison & Sutro LLP, legal counsel to JMCG;

  . USBA shall have received a written opinion of Kilpatrick & Cody (based upon appropriate representations of USBA, JMCG and stockholders of JMCG) to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of USBA and JMCG is a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) neither USBA nor JMCG will recognize any income, gain or loss as a result of the Merger;

  . The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

  . A Certificate of Designation (in substantially the form attached hereto as Appendix B) creating the JMCG Preferred Stock shall have been accepted for filing by the Delaware Secretary of State; and

  . James K. Mitchell shall have executed and delivered an Employment Agreement (such an agreement was executed and delivered on May 20, 1996).

TERMINATION OF THE MERGER AGREEMENT

 Possible Termination Events

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by securityholders of JMCG or USBA, in the following circumstances:

  (1) By the mutual consent of the Boards of Directors of JMCG and USBA.

  (2) By either JMCG or USBA (i) if any court or other governmental entity of competent jurisdiction in the United States shall have issued, enacted, promulgated, enforced or entered an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable or (ii) if the Merger shall not have been consummated by September 30, 1996.

  (3) By USBA (i) if there should be any material breach of JMCG's representations, warranties or covenants under the Merger Agreement, which breach shall not be cured within ten days of written notice to JMCG thereof, (ii) to allow USBA to enter into an agreement which the Board of Directors of USBA determines to be a Superior Proposal, (iii) if the Board of Directors of JMCG shall have (A) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to USBA, its approval or recommendation of the Merger Agreement or the Merger, (B) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (C) approved or authorized JMCG's entering into any agreement with respect to any Acquisition Proposal, or (iv) JMCG fails to comply in any material respect with its non-solicitation covenants (see "--Acquisition Proposals").

  (4) By JMCG (i) if there should be any material breach of USBA's representations, warranties or covenants under the Merger Agreement, which breach shall not be cured within ten days of written notice to USBA thereof, (ii) to allow JMCG to enter into an agreement which the Board of Directors of JMCG determines to be a Superior Proposal, (iii) if the Board of Directors of USBA shall have (A) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to JMCG, its approval or recommendation of the Merger Agreement or the Merger, (B) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (C) approved or authorized USBA's entering into any agreement with respect to any Acquisition Proposal, or (iv) USBA fails to comply in any material respect with its non-solicitation covenants (see "--Acquisition Proposals").

 Certain Consequences of Termination

  Any termination of the Merger Agreement by USBA pursuant to clauses (3)(i),
(3)(iii) or (3)(iv) of the immediately foregoing section or by JMCG pursuant to clauses (2)(ii) or (4)(ii) of such section would cause the USBA Warrant to become immediately exercisable for 1,000,000 shares of JMCG Common Stock at an exercise price of $1.4375 per share.

  Any termination of the Merger Agreement by JMCG pursuant to clauses (4)(i),
(4)(iii) or (4)(iv) of the immediately foregoing section or by USBA pursuant to clauses (2)(ii) or (3)(ii) of such section would cause JMCG to be entitled to receive from USBA, at JMCG's election, the Termination Fee of $1,000,000 or the Termination Shares (18,182 USBA Common Shares) as otherwise provided by the Marketing Agreement.

AMENDMENT OF THE MERGER AGREEMENT

  The Merger Agreement may be amended by the Boards of Directors of JMCG and USBA at any time before or after the approval of the Merger Agreement by the JMCG stockholders and the USBA shareholders, provided that after any such approval has been obtained, no amendment of the Merger Agreement may be made which materially changes the terms of the Merger Agreement without obtaining such further approval.

EMPLOYMENT AGREEMENTS FOR POST-MERGER OFFICERS

 Ronald D. Wallace

  A condition of JMCG's obligation to effect the Merger is the execution and delivery to JMCG by Mr. Ronald D. Wallace, presently the President and Chief Executive Officer of USBA, of an employment agreement (the agreement was executed and delivered on May 20, 1996). Following the Merger, the Merger Agreement provides that Mr. Wallace will serve as the Chief Executive Officer and President of JMCG and the Chief Executive Officer of USBA as well as Vice Chairman of JM&C. Mr. Wallace's employment agreement provides for an initial term of three years, with year to year renewal thereafter, and a base salary of $287,427 per year which is subject to annual cost-of-living increases and merit increases as may be determined by the JMCG Board of Directors from time to time. In addition, under such agreement Mr. Wallace is entitled to (i) incentive compensation of one and one-half percent (1.5%) of JMCG's consolidated pre-tax earnings before interest, taxes, depreciation and amortization and (ii) customary benefits for principal executive officers. Under certain circumstances, including JMCG's termination of Mr. Wallace without cause or Mr. Wallace's termination following a change in control of JMCG, Mr. Wallace is entitled to the benefits under his employment contract for the balance of the term.

 James K. Mitchell

  A condition of USBA's obligation to effect the Merger is the execution and delivery to JMCG by Mr. James K. Mitchell, presently the Chairman and Chief Executive Officer of JMCG, of an employment agreement (the agreement was executed and delivered on May 20, 1996). Following the Merger, the Merger Agreement provides that Mr. Mitchell will serve as the Chairman of the Board of Directors of JMCG and the Chairman and Chief Executive Officer of JM&C. Mr. Mitchell's employment agreement provides for an initial term of three years, with year to year renewal thereafter, and a base salary of $287,427 per year which is subject to annual cost-of-living increases and merit increases as may be determined by the JMCG Board of Directors from time to time. In addition, under such agreement Mr. Mitchell is entitled to (i) incentive compensation of one and one-half percent (1.5%) of JMCG's consolidated pre-tax earnings before interest, taxes, depreciation and amortization and (ii) customary benefits for principal executive officers. Under certain circumstances, including JMCG's termination of Mr. Mitchell without cause or Mr. Mitchell's termination following a change in control of JMCG, Mr. Mitchell is entitled to the benefits under his employment contract for the balance of the term.

POST-MERGER JMCG BOARD OF DIRECTORS

  At the Effective Time, the current members of the JMCG Board of Directors will resign and the JMCG Board of Directors, which comprises three classes of directors serving staggered terms of three years, will be reconstituted as follows (collectively, the "POST-MERGER DIRECTORS"):

                                                        TERM
         NAME                                       EXPIRING IN:
         ----                                       ------------
         James K. Mitchell.........................     1999
         Ronald D. Wallace.........................     1999
         James P. Cotton, Jr.......................     1999
         Gerald F. Schmidt.........................     1998
         Edward J. Baran...........................     1998
         Barton Beek...............................     1998
         Steven E. Raville.........................     1997
         Charles H. Black..........................     1997
         Anthony M. Frank..........................     1997

  Approval of the Merger and the terms of the Merger Agreement by the stockholders of JMCG at the JMCG Annual Meeting shall be deemed to constitute ratification by such stockholders of the election of the Post-Merger Directors for the terms indicated.

  Information with respect to the age and principal occupation during the past five years of each Post-Merger Director, as of May 20, 1996, is set forth below. There are no family relationships among the Post-Merger Directors.

  James K. Mitchell became a Director of JMCG in October 1988 and became Chairman and Chief Executive Officer of JMCG on January 1, 1993. Mr. Mitchell is the founder of JMCG's principal subsidiary, JM&C. In 1973, Mr. Mitchell was a founding officer of Security First Group, a financial services firm which pioneered the concept of marketing insurance and annuity products through stock brokerage firms. Before joining that firm, Mr. Mitchell served as Vice President of Marketing for the Variable Annuity Life Insurance Company of Houston, Texas. He attended Portland State University and is a registered Principal with the NASD. Mr. Mitchell is 57 years of age.

  Ronald D. Wallace became a Director and President of USBA in 1990. Mr. Wallace was a founder and formerly President of BEI Investments, Inc., then a subsidiary of BEI Holdings, Ltd. Mr. Wallace also previously served as executive vice president of BEI Holdings, Ltd. He is a graduate of Georgia Institute of Technology. Mr. Wallace is 47 years of age.

  James P. Cotton, Jr. became a Director, Chief Executive Officer and Chairman of the Board of USBA in 1991. Mr. Cotton is a Director of AMRESCO, INC. (since
1993) and served as Chairman of the Board of BEI Holdings, Ltd. from 1986 until it was merged with AMRESCO, INC., in 1993. He is a graduate of University of Georgia. Mr. Cotton is 57 years of age.

  Gerald F. Schmidt became a Director of USBA in June 1991. Mr. Schmidt is President and a Director of Cordova Capital, Inc., and General Partner of Cordova Capital Partners, L.P. He also serves on the boards of RealCom, Inc., Environmental Medicine Resources, Inc. and Cornerstone Products Inc. He is a graduate of North Dakota State University. Mr. Schmidt is 56 years of age.

  Edward J. Baran became a Director of JMCG in August 1992. Mr. Baran, who has spent more than thirty years in the insurance business, is currently Chairman and Chief Executive Officer of BCS Financial Corporation, a financial services holding company. Prior to joining BCS in November 1987, Mr. Baran was Vice Chairman, President and Chief Executive Officer of Capitol Life Insurance Company of Denver, Colorado. He is a graduate of Georgetown University and a member of the current Compensation Committee of the JMCG Board of Directors. Mr. Baran is 60 years of age.

  Barton Beek became a Director of JMCG in January 1984. Mr. Beek is a senior partner of O'Melveny & Myers, a law firm which he joined in 1955, with offices worldwide. Mr. Beek is a graduate of the California Institute of Technology, the Stanford University Graduate School of Business and Loyola College of Law. Mr. Beek is a director of Wynns International, Inc. He is a member of the current Compensation Committee of the JMCG Board of Directors. Mr. Beek is 72 years of age.

  Stephen E. Raville became a Director of USBA in April 1994. Mr. Raville has served as a Director of Communication Control, Inc. since October 1993. He presently serves as President of First Southeastern Corporation, a venture capital firm based in Atlanta, Georgia. From 1985 until December 1992, he served as Chairman of the Board and Chief Executive Officer of Advanced Telecommunications Corporation. He serves on the boards of directors of Comdata Corporation, Dateq. Corp. and First Union National Bank of Georgia. He is a graduate of the University of Virginia. Mr. Raville is 49 years of age.

  Charles H. Black became a Director of JMCG in June, 1993. Mr. Black is currently a private investor, having most recently served as Vice Chairman of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as Executive Vice President, Director and Chief Financial Officer of Kaiser Steel Corporation. He served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation and Great Western Savings and Loan from 1980 to 1982 after having spent over 20 years in various financial and management positions with Litton Industries, Inc., the most recent being Corporate Vice President and Treasurer. Mr. Black is a member of the Board of Governors of the Pacific Stock Exchange and serves as a director of Investment Company of America, AMCAP Fund, Inc., Fundamental Investors, Inc., American Variable Insurance Trust, and The Global Swap Fund, all mutual funds. He also serves as a director of Wilshire Technologies, Inc., in addition to several privately-held corporations. Mr. Black is a graduate of the University of Southern California. He is a member of the current Audit Committee of the JMCG Board of Directors. Mr. Black is 69 years of age.

  Anthony M. Frank will become a Director of JMCG upon the effectiveness of the Merger and the subsequent reconstitution of the JMCG Board of Directors. Mr. Frank was elected as an advisory director to USBA in May 1995. He was the owner-trustee of Lincoln Bank in New York City from January 1993 to August 1994. He was the postmaster general of the U.S. Postal Service between March 1988 and March 1992 under President George Bush. Between 1962 and 1988, among other positions held, Mr. Frank served as President and CEO of State Mutual Savings in Los Angeles, President of Titan Group in New York, President and Chief Operating Officer of Citizens Savings and Loan Association and Chairman of First Nationwide Bank. Mr. Frank is currently a director of Charles Schwab and several other companies. He is a graduate of Dartmouth College and has a Masters of Business Administration from Amos Tuck School. Mr. Frank is 65 years of age.

POST-MERGER OFFICERS OF JMCG

  At the Effective Time, the following persons shall hold the executive officer position(s) of JMCG indicated:

  James K. Mitchell--Chairman of the Board of Directors
  Ronald D. Wallace--President and Chief Executive Officer

VESTING OF OPTIONS FOR JMCG BOARD MEMBERS

  All options to acquire JMCG Common Stock granted to members of the current JMCG Board of Directors, in their capacities as such (and excluding the Directors who are also employees, i.e., Messrs. James K. Mitchell and Brian J. Finneran), will become immediately vested at the Effective Time. At such time, the JMCG Board of Directors will be reconstituted as provided above. By their approval and adoption of the Merger and Merger Agreement, the stockholders of JMCG will be deemed to have approved any modifications to existing option agreements and plans necessary to implement such immediate vesting. This arrangement will cause the immediate vesting of options to acquire 12,000 shares of JMCG Common Stock for Mr. Edward J. Baran (otherwise subject to vesting of 4,000 shares on each of August 25, 1996, 1997 and 1998), 8,000 shares of JMCG Common Stock for Mr. Barton Beek (otherwise subject to vesting of 4,000 shares on each of February 4, 1997 and 1998), 12,000 shares of JMCG Common Stock for Mr. Charles H. Black (otherwise subject to vesting of 4,000 shares on each of June 11, 1997, 1998 and 1999), 8,000 shares of JMCG Common Stock for Mr. Robert A. Cervoni (otherwise subject to vesting of 4,000 shares on each of February 4, 1997 and 1998), 8,000 shares of JMCG Common Stock for Mr. Herbert G. Kawahara (otherwise subject to vesting of 4,000 shares on each of May 29, 1997 and 1998), 8,000 shares of JMCG Common Stock for Mr. Robert G. Sharp (otherwise subject to vesting of 4,000 shares on each of May 1, 1997 and 1998) and 8,000 shares of JMCG Common Stock for Mr. Donald E. Weeden (otherwise subject to vesting of 4,000 shares on each of May 30, 1996 and 1997).

POST-MERGER PRINCIPAL EXECUTIVE OFFICES

  Promptly following the Effective Time, the principal executive offices of JMCG shall be relocated to Atlanta, Georgia (initially, in the office space presently occupied by USBA).

RIGHTS PLAN AMENDMENT

  In 1990, JMCG's Board of Directors adopted a Shareholder Rights Plan (the "RIGHTS PLAN") which provides for the distribution of one JMCG Common Stock purchase right as a dividend for each outstanding share of JMCG Common Stock as of April 1, 1990 and the issuance of one such purchase right in connection with issuances of JMCG Common Stock by JMCG after April 1, 1990. The purchase rights entitle stockholders to buy one share of JMCG Common Stock at $30.00 per share, subject to adjustment pursuant to the Rights Plan. All purchase rights expire on February 23, 2000. Generally, each right may be exercised ten days after any person or group (an "ACQUIRER") acquires beneficial ownership of 20% of the outstanding shares of JMCG Common Stock, or ten days after an Acquirer announces a tender offer or other business combination which would result in the Acquirer obtaining beneficial ownership of 20% or more of the voting power of JMCG, unless such tender offer or acquisition is made with approval of the JMCG Board of Directors. In connection with the Merger Agreement, the JMCG Board of Directors has amended the Rights Plan to provide that the Merger will not result in an event which would cause the purchase rights to become exercisable.

REQUIRED VOTE

  THE JMCG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER. THE JMCG BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

  Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the votes cast on the proposal in person or by proxy. The effect of an abstention is the same as a vote against the proposal. A broker nonvote will not be factored into the voting calculation for the proposal.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that each holder of Converted USBA Shares holds such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareholders who acquired Converted USBA Shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options and VARs granted under USBA's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

  Neither USBA nor JMCG has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

GENERAL

  As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by USBA, JMCG or Merger Sub. The respective obligations of the parties to consummate the Merger are conditioned upon (i) the receipt by USBA of an opinion of Kilpatrick & Cody dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of USBA, JMCG and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the receipt by JMCG of an opinion of Pillsbury Madison & Sutro LLP dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of USBA, JMCG and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations of USBA, JMCG and certain shareholders of USBA customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement.

  The discussion below summarizes the material federal income tax consequences of the Merger, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

CONSEQUENCES TO USBA SHAREHOLDERS

  Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of Converted USBA Shares with respect thereto as a result of the surrender of Converted USBA Shares in exchange for shares of JMCG Common Stock or JMCG Preferred Stock, as the case may be, pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of JMCG Common Stock or JMCG Preferred Stock, as the case may be, received in the Merger (including any fractional shares of JMCG Common Stock deemed received) will be the same as the aggregate tax basis of the Converted USBA Shares surrendered in exchange therefor in the Merger. The holding period of the shares of JMCG Common Stock or JMCG Preferred Stock, as the case may be, received in the Merger (including the holding period of fractional shares of JMCG Common Stock deemed received) will include the holding period of Converted USBA Shares surrendered in exchange therefor in the Merger.

FRACTIONAL SHARES

  If a holder of Converted USBA Shares receives cash in lieu of a fractional share interest in JMCG Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of JMCG Common Stock reduced by the portion of the holder's tax basis in Converted USBA Shares surrendered that is allocable to the fractional share interest in JMCG Common Stock. Under these rules, a minority shareholder of USBA should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in JMCG Common Stock. The capital gain or loss will be long term capital gain or loss if the holder's holding period in the fractional share interest is more than one year.

DISSENTING SHARES

  The Merger will be a taxable event for holders of Converted USBA Shares who perfect appraisal rights under the GBCC and receive solely cash in exchange for their Converted USBA Shares. Such a holder should recognize capital gain or loss, assuming that the Converted USBA Shares are held by such holder as a capital asset at the Effective Time, equal to the difference between the amount of cash received and the holder's tax basis in the shares surrendered.

CONSEQUENCES TO USBA, JMCG, MERGER SUB AND HOLDERS OF JMCG COMMON STOCK

  None of USBA, JMCG or Merger Sub or the holders of JMCG Common Stock will recognize gain or loss as a result of the Merger.

  THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, USBA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Condensed Balance Sheet at March 31, 1996, and the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996, combine information for JMCG and USBA giving effect to the Merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the proposed Merger as if it had occurred at March 31, 1996. The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Merger as if it had occurred as of the first day of the respective periods presented. These Unaudited Pro Forma Combined Condensed Financial Statements are based upon and should be read in conjunction with (i) for JMCG, the audited consolidated financial statements as of December 31, 1995 and for the year then ended and the unaudited consolidated financial statements as of March 31, 1996 and for the three months then ended, all of which are incorporated herein by reference (see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE") and (ii) for USBA, the audited consolidated financial statements as of December 31, 1995 and for the year then ended and the unaudited consolidated financial statements as of March 31, 1996 and for the three months then ended, all of which are included elsewhere herein (see "INDEX TO FINANCIAL STATEMENTS"). The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that the managements of JMCG and USBA believe are reasonable in such circumstances. The pro forma data are presented for information purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position. The pro forma combined condensed statements of operations do not give effect to anticipated expenses and nonrecurring charges related to the Merger and the estimated effect of revenue enhancements and expense savings associated with the combined operations of JMCG and USBA.

  The accompanying Unaudited Pro Forma Combined Condensed Financial Statements have been presented as if the Merger had been accounted for as a "reverse acquisition" of JMCG by USBA. However, the identity of the accounting acquirer, as between USBA and JMCG, is subject to factors which are not presently determinable such as the Average Price and the number of shares of JMCG Common Stock issued or issuable in connection with the Merger.

                    JMC GROUP, INC. AND USBA HOLDINGS, LTD.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                         HISTORICAL
                                      ----------------                   COMBINED
                                       JMC     USBA     PRO FORMA        COMPANY
                                      GROUP, HOLDINGS, ADJUSTMENTS         PRO
                                       INC.    LTD.      (NOTE 1)  NOTE   FORMA
                                      ------ --------- ----------- ----  --------
ASSETS
Cash and cash equivalents...........  $4,135  $   245                    $ 4,380
Accounts receivable, net............     984    4,716                      5,700
Other current assets................   1,966    1,560    $   491    (6)    4,017
                                      ------  -------    -------         -------
 Current assets.....................   7,085    6,521        491          14,097
Furniture, equipment and leasehold
 improvements, net..................     285      242                        527
Other assets, net...................   2,430    1,299     (1,487)  (4)     2,242
Intangible assets, net..............            7,259     19,422   (2)    26,681
                                      ------  -------    -------         -------
  Total assets......................  $9,800  $15,321    $18,426         $43,547
                                      ======  =======    =======         =======
LIABILITIES
Accounts payable and other..........  $2,616  $ 2,240                    $ 4,856
Notes payable and current portion of
 long-term debt.....................            1,827                      1,827
Deferred taxes......................                     $ 4,600   (3)     4,600
                                      ------  -------    -------         -------
 Current liabilities................   2,616    4,067      4,600          11,283
Long-term debt......................              177                        177
STOCKHOLDERS' EQUITY
Convertible preferred stock and
 convertible debt...................            3,958                      3,958
Common stock........................      62      326       (266)            122
Additional paid-in capital..........     940   10,998     20,274          32,212
Preferred stock dividends in
 arrears............................             (184)                      (184)
Retained earnings (deficit).........   6,182   (4,021)    (6,182)         (4,021)
                                      ------  -------    -------         -------
 Total stockholders' equity.........   7,184   11,077     13,826          32,087
                                      ------  -------    -------         -------
  Total liabilities and
   stockholders' equity.............  $9,800  $15,321    $18,426         $43,547
                                      ======  =======    =======         =======

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                    JMC GROUP, INC. AND USBA HOLDINGS, LTD.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)


                                 HISTORICAL
                             --------------------
                                JMC       USBA                        COMBINED
                              GROUP,    HOLDINGS,  PRO FORMA          COMPANY
                               INC.       LTD.    ADJUSTMENTS (NOTE) PRO FORMA
                             ---------  --------- ----------- ------ ----------
Revenues, net..............  $  14,313   $ 9,046                     $   23,359
Cost of revenues...........      6,400     1,681                          8,081
                             ---------   -------                     ----------
  Gross profit.............      7,913     7,365                         15,278
General and administrative
 expenses..................     10,581     6,885                         17,466
Depreciation and
 amortization..............        394       390    $ 1,764     (5)       2,548
                             ---------   -------    -------          ----------
Operating profit (loss)....     (3,062)       90     (1,764)             (4,736)
Interest income (expense),
 net.......................        244      (240)                             4
Other income, net..........      5,815                                    5,815
                             ---------   -------    -------          ----------
Income (loss) before income
 taxes.....................      2,997      (150)    (1,764)              1,083
Income tax provision
 (benefit).................      1,256        92       (548)    (3)         800
                             ---------   -------    -------          ----------
Net income (loss)..........      1,741      (242)    (1,216)                283
Preferred dividends........                 (361)                          (361)
                             ---------   -------    -------          ----------
Net income (loss) after
 preferred dividends.......  $   1,741   $  (603)   $(1,216)         $      (78)
                             =========   =======    =======          ==========
Primary earnings (loss) per
 share.....................  $    0.28   $ (2.12)                    $    (0.01)
                             =========   =======                     ==========
Shares used in calculating
 primary earnings (loss)
 per share.................  6,201,000   284,000                     12,200,000


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                    JMC GROUP, INC. AND USBA HOLDINGS, LTD.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)

                              HISTORICAL
                          --------------------
                             JMC       USBA
                           GROUP,    HOLDINGS,  PRO FORMA         COMBINED COMPANY
                            INC.       LTD.    ADJUSTMENTS (NOTE)    PRO FORMA
                          ---------  --------- ----------- ------ ----------------
Revenues, net...........  $   2,764   $ 3,162    $(1,250)   (4)      $    4,676
Cost of revenues........      1,089       538                             1,627
                          ---------   -------    -------             ----------
  Gross profit..........      1,675     2,624     (1,250)                 3,049
General and
 administrative
 expenses...............      1,809     1,599                             3,408
Depreciation and
 amortization...........        150       102        449    (5)             623
                                                     (78)   (4)
                          ---------   -------    -------             ----------
Operating profit (loss).       (284)      923     (1,621)                  (982)
Interest income
 (expense), net.........         69       (51)                               18
Other, net..............          7                                           7
                          ---------   -------    -------             ----------
Income (loss) before
 income taxes...........       (208)      872     (1,621)                  (957)
Income tax provision
 (benefit)..............        (76)      363       (147)    (3)           (351)
                                                    (491)    (6)
                          ---------   -------    -------             ----------
Net income (loss).......       (132)      509       (983)                  (606)
Preferred dividends.....                  (94)                              (94)
                          ---------   -------    -------             ----------
Net income (loss) after
 preferred dividends....  $    (132)  $   415    $  (983)            $     (700)
                          =========   =======    =======             ==========
Primary earnings (loss)
 per share..............  $   (0.02)  $  1.25                        $    (0.06)
                          =========   =======                        ==========
Shares used in
 calculating primary
 earnings (loss) per
 share..................  6,199,000   332,000                        12,200,000


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The pro forma combined condensed financial statements give effect to the Merger on a purchase accounting basis using a fair market value for JMCG's common stock of $3.41 per share, which is the average market price of the stock for a reasonable period before and after April 3, 1996, the announcement date of the Merger. The Merger will be accounted for as a reverse acquisition of JMCG by USBA. Solely for accounting and financial reporting purposes, USBA is considered the acquiring entity even though the Holding Company (as JMCG is referred to with respect to post-Merger actions) is the surviving entity. The purchase price calculated for accounting purposes amounted to $22,006,000, which is the result of multiplying the $3.41 per share market value as determined above, by the outstanding shares of JMCG of 6,218,898 as of March 31, 1996, plus $800,000 in estimated Merger related costs to be incurred by JMCG and USBA.

   The allocation of the purchase price is not expected to significantly change from that shown on the pro forma balance sheet.

     Value of stock held by JMCG.................................. $21,206,000
     Merger related costs.........................................     800,000
                                                                   -----------
         Subtotal.................................................  22,006,000
     Less book value of net assets acquired.......................  (7,184,000)
                                                                   -----------
     Excess of purchase price over book value..................... $14,822,000
                                                                   ===========
(2) The pro forma adjustments to intangible assets represent fair value adjustments to the JMCG balance sheet and the difference between the purchase price and the fair value of JMCG net assets as follows:

     Fair value adjustments on JMCG identified intangibles........ $11,500,000
     Excess of purchase price over fair market value of JMCG
      assets
      (transaction goodwill)......................................   7,922,000
                                                                   -----------
     Total adjustment to intangible assets........................ $19,422,000
                                                                   ===========
     Deferred tax liability related to fair value adjustments..... $ 4,600,000
                                                                   ===========

  These intangible assets will be amortized as follows:

  . Fair value adjustments will be amortized over periods between 10 and 15 years.

  . Transaction goodwill will be amortized on a straight line basis over a 25 year period.

  . Deferred taxes will be utilized as the fair value adjustments are amortized.

(3) The deferred tax liability of $4,600,000 was established based on an assumed 40% effective tax rate applied to the total of the fair value adjustments to identified intangibles.

(4) In January 1996, JMCG paid USBA $1,250,000 for a consulting agreement in conjunction with a marketing alliance established between the companies. In addition, JMCG issued warrants to USBA to purchase JMCG stock. These warrants were valued at $315,000 to JMCG. JMCG accounted for both transactions as a capitalized deferred asset while USBA recorded the payment of the $1,250,000 as income. The pro forma adjustment reflects the elimination of the $1,250,000 and the $315,000 value of the warrants, net of the related amortization of the amounts deferred by JMC of $78,000 in the first quarter of 1996, for a net adjustment of $1,487,000 to other assets.

(5) This pro forma adjustment is for the amortization of identified intangibles and transaction goodwill for 1995 and the first quarter of 1996.

     1995 amortization.............................................. $1,764,000
                                                                     ==========
     1st Quarter 1996 amortization.................................. $  449,000
                                                                     ==========

(6) These pro forma adjustments represent the tax effect of eliminating entries described in item (4).

            OWNERSHIP OF USBA'S SECURITIES AND RELATED INFORMATION

  The following table sets forth, as of April 15, 1996, beneficial ownership of USBA Common Shares and USBA Preferred Shares by each person, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, known by USBA to be the beneficial owner of more than 5% of the USBA Common Shares, and by all officers and directors of USBA as a group.

                                                                    PERCENTAGE
                                                                        OF
                                                                      COMMON
                                                                       AFTER
                                                                    CONVERSION
                                                                        OF
                                              AMOUNT AND             PREFERRED
                                              NATURE OF     PERCENT     AND
                                    TITLE OF  BENEFICIAL      OF    EXERCISE OF
         BENEFICIAL OWNER           CLASS(1)  OWNERSHIP      CLASS  OPTIONS(2)
         ----------------           --------- ----------    ------- -----------
James P. Cotton, Jr.(10)........... Common      34,799.9(3)  10.66%    18.22%
                                    Preferred     6.2584      0.17%      --
Stephen E. Raville(10)............. Common        20,200(4)   6.19%     7.99%
                                    Preferred        --        --        --
Ronald D. Wallace(10).............. Common        19,504(5)   5.97%    10.98%
                                    Preferred        --        --        --
C. David Carley.................... Common           --        --        --
                                    Preferred        --        --        --
David E. Homrich................... Common           --        --        --
                                    Preferred        --        --        --
Henry F. McCamish, Jr.(6)(10)...... Common         6,455      1.98%     6.82%
                                    Preferred 1,225.8400     32.62%      --
I. Sigmund Mosley, Jr. ............ Common           --        --        --
                                    Preferred        --        --        --
Paul M. Pantozzi................... Common           --        --        --
                                    Preferred        --        --        --
Gerald F. Schmidt.................. Common           -- (7)    --        --
                                    Preferred        --        --        --
Stanley J. Rodimon................. Common           --        --        --
                                    Preferred        --        --        --
ProActive, Inc.(10)................ Common        43,251     13.25%      --
                                    Preferred        --        --        --
Cordova Capital Partners, L.P.(11)
 .................................. Common        27,786      8.51%      --
                                    Preferred        --        --        --
John P. Imlay...................... Common        22,976(8)   7.04%     7.88%
                                    Preferred        --        --        --
Arthur R. Blank.................... Common        19,180      5.88%      --
                                    Preferred        --        --        --
BIGHR Liquidation, Corp.(10) ...... Common        18,200      5.57%      --
                                    Preferred        --        --        --
Atlantic Investment Co. &(12)...... Common        18,182      5.57%      --
 Courts Foundation, Inc.            Preferred        --        --        --
All Officers and Directors......... Common      80,958.9(9)  24.80%    41.27%
 as a Group (10 persons)            Preferred 1,234.0984     32.79%      --

- --------
(1) Shares of USBA Preferred Shares are convertible into USBA Common Shares. The number of USBA Common Shares indicated as beneficially owned by each person or group does not include USBA Common Shares such person or group could acquire upon conversion of USBA Preferred Shares, and the Percent of Class of USBA Common Shares shown does not include USBA Common Shares that could be acquired upon conversion of shares of USBA Preferred Shares.

(2) Represents the percent of total shares of USBA Common Shares that the named person or group would beneficially own if such person or group, and only such person or group, exercised all of his or their stock options and converted all USBA Preferred Shares he or they own into USBA Common Shares.
(3) Does not include 30,100 shares issuable upon the exercise of presently exercisable stock options. Such shares are reflected in the Percent of Common After Conversion of Preferred and Exercise of Options figure in the far right column.
(4) Does not include 6,400 shares issuable upon the exercise of presently exercisable stock options. Such shares are reflected in the Percent of Common After Conversion of Preferred and Exercise of Options figure in the far right column.
(5) Does not include 18,342 shares issuable upon the exercise of presently exercisable stock options. Such shares are reflected in the Percent of Common After Conversion of Preferred and Exercise of Options figure in the far right column.
(6) Includes 1,255.84 USBA Preferred Shares and 6,455 USBA Common Shares held by certain trusts of which Mr. McCamish is a beneficiary.
(7) Does not include the shares owned by Cordova Capital Partners, L.P., which Mr. Schmidt could be deemed to beneficially own as a result of his service as an officer and director of Cordova Capital, Inc., the corporate general partner of Cordova Capital Partners, L.P.
(8) Does not include 3,000 shares issuable upon the exercise of presently exercisable stock options. Such shares are reflected in the Percent of Common After Conversion of Preferred and Exercise of Options figure in the far right column.
(9) Does not include 57,842 shares issuable upon the exercise of presently exercisable stock options. Such shares are reflected in the Percent of Common After Conversion of Preferred and Exercise of Options figure in the far right column.
(10) Business address: Suite 650, 2 Concourse Parkway, Atlanta, GA 30328
(11) Business address: Suite 970, 1100 Cumberland Parkway, Atlanta, GA 30339
(12) Business address: The Hurt Building, 50 Hurt Plaza, Atlanta, GA 30303

  There is no established public trading market for the USBA Common Shares or the USBA Preferred Shares. As of April 15, 1996, there were 51 holders of record of the USBA Common Shares and 29 holders of record of the USBA Preferred Shares. An annual dividend of $100.00 per share has been paid in cash, quarterly, to holders of USBA Preferred Shares. No dividend has been paid to holders of USBA Common Shares.

                         INTERESTS OF CERTAIN PERSONS

  At the Effective Time, all options to acquire JMCG Common Stock granted to members of the current JMCG Board of Directors, in their capacities as such (and excluding the Directors who are also employees, i.e., Messrs. James K. Mitchell and Brian J. Finneran), will become immediately vested. See "THE MERGER AND RELATED TRANSACTIONS--Vesting of Options for JMCG Board Members."

  At the Effective Time, Messrs. James K. Mitchell and Ronald D. Wallace will have employment agreements with JMCG. See "THE MERGER AND RELATED
TRANSACTIONS--Employment Agreements for Post-Merger Officers."

  At the Effective Time, the VAR Options held by Ronald D. Wallace and James
P. Cotton will become immediately vested (although VAR Options will not be exercisable until January 1, 1997). See "THE MERGER AND RELATED TRANSACTIONS-- Conversion of USBA Securities--USBA Value Appreciation Rights."

                       PROPOSAL TO EFFECT A NAME CHANGE

  As part of their consideration of the Merger and the Merger Agreement, the JMCG Board of Directors has unanimously approved an amendment to the JMCG Charter, contingent upon the effectiveness of the Merger, to change the corporate name of JMCG to "USBA Holdings, Ltd." The Name Change likely will entail a new quotation symbol for JMCG Common Stock on the Nasdaq National Market.

REQUIRED VOTE

  Approval and adoption of the Name Change requires the affirmative vote of the holders of a majority of the shares of JMCG Common Stock issued and outstanding on the JMCG Record Date. The effect of an abstention or broker nonvote on the proposal is the same as a vote against the proposal.

  THE JMCG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE NAME CHANGE. THE JMCG BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE NAME CHANGE.

                      PROPOSAL TO EFFECT A REVERSE SPLIT

  The JMCG Board of Directors has approved an amendment to the JMCG Charter which would effect the Reverse Split (the "JMCG REVERSE SPLIT CHARTER AMENDMENT"). The Reverse Split will cause all issued and outstanding shares of JMCG Common Stock to be split, on a reverse basis, one-for-three. The Reverse Split would not affect the number of authorized shares of JMCG Common Stock. Accordingly, the Reverse Split will effectively increase the number of available authorized shares of JMCG Common Stock. The effective date of the Reverse Split would be the date on which the JMCG Reverse Split Charter Amendment is filed with the Secretary of State of Delaware. Implementation of the Reverse Split is contingent upon approval and adoption by the JMCG stockholders, and the subsequent effectiveness, of the Merger. Assuming such implementation, the effective date of the Reverse Split is anticipated to be shortly thereafter. As described below, the primary objectives of the JMCG Board of Directors in effecting the Reverse Split are to increase the per share market value of the JMCG Common Stock and to increase the number of authorized but unissued shares of JMCG Common Stock.

  The JMCG Board of Directors has been advised that certain securities firms limit the extension of margin credit for, and otherwise discourage their registered representatives from recommending, the purchase of corporate securities that have a per share market value of less than $5.00 per share. Under the margin regulations of the Federal Reserve Board, brokers, financial institutions and certain other lenders may extend credit for the purchase of margin stock (such as JMCG Common Stock) in an amount not to exceed 50% of the market value of such shares. Within the past year, trading in JMCG Common Stock has been quoted on the Nasdaq National

Market at prices below $5.00 per share. See "SUMMARY--Market for JMCG's Common Equity and Related Stockholder Matters."

  The Reverse Split is being proposed in tandem with the Merger so that, upon the issuance of the shares of JMCG Common Stock in conjunction with the Merger, there will be a sufficient number of shares of JMCG Common Stock authorized for issuance in connection with (i) the continuation of JMCG's employee benefit plans, (ii) the options, warrants and rights formerly relating to USBA Common Shares which will be assumed by JMCG in connection with the Merger, (iii) the possible conversion of shares of JMCG Preferred Stock into JMCG Common Stock and (iii) possible future issuances. At the JMCG Record Date, there were issued and outstanding 6,218,898 shares of JMCG Common Stock and options to acquire an additional 442,167 shares of JMCG Common Stock. Approximately 6,620,008 shares of JMCG Common Stock are expected to be issued to shareholders of USBA (assuming (i) an Average Price equal to the closing price of JMCG Common Stock on May 28, 1996 of $3.375 and (ii) full exercise of VAR Options, but excluding the exercise of other options and a warrant assumed by JMCG in the Merger as well as conversion of JMCG Preferred Stock into JMCG Common Stock) in connection with the Merger. Approximately 1,949,069 shares of JMCG Common Stock will be reserved for issuance in connection with options and a warrant which will be assumed by JMCG in connection with the Merger as well as conversion of JMCG Preferred Stock into JMCG Common Stock (again assuming an Average Price of $3.375). Accordingly, only approximately 4,769,858 of the authorized number of 20,000,000 shares of JMCG Common Stock will be available for possible future issuances.

  The JMCG Board of Directors believes that the Reverse Split would provide flexibility for JMCG in meeting its possible needs by enabling the JMCG Board of Directors to raise additional capital through the issuance of JMCG Common Stock or securities convertible into or exercisable for JMCG Common Stock, to declare stock dividends payable in JMCG Common Stock, to make additional stock awards under JMCG's employee benefit plans, and/or to employ JMCG Common Stock as a form of consideration for acquisitions. Other than in connection with the Merger, JMCG does not presently intend to issue any additional shares for any specific purpose (except in connection with JMCG's employee benefit plans, the options and a warrant formerly relating to USBA Common Shares which will be assumed by JMCG in connection with the Merger and the possible conversion of shares of JMCG Preferred Stock into JMCG Common Stock).

  In order to increase the market value and the marginability of JMCG Common Stock, as well as to provide for a sufficient number of authorized shares of JMCG Common Stock upon the effectiveness of the Merger, the JMCG Board of Directors has determined that a recapitalization through the Reverse Split, contingent upon effectiveness of the Merger, would be in the best interests of JMCG and its stockholders.

EFFECTS OF THE REVERSE SPLIT

  General Effects. The principal effect of the Reverse Split would be to decrease the number of outstanding shares of JMCG Common Stock. Specifically, the 6,218,898 shares of JMCG Common Stock issued and outstanding on the JMCG Record Date would, as a result of the Reverse Split, be converted into approximately 2,072,966 shares of JMCG Common Stock (with the precise number depending upon the extent of fractional shares which will be converted to cash based upon the closing price on the Nasdaq National Market for a share of JMCG Common Stock on the trading day prior to implementation of the Reverse Split). After giving effect to the Merger (e.g., assuming (i) an Average Price equal to the closing price of JMCG Common Stock on May 28, 1996 of $3.375 and (ii) the issuance of an aggregate of 6,620,008 pre-split shares of JMCG Common Stock in connection with the Merger (which number assumes full exercise of the VAR Options, but excludes the exercise of other options and a warrant assumed in the Merger as well as conversion of 3,758.131 shares of JMCG Preferred Stock issued in the Merger into 832,184 shares of JMCG Common Stock), the 12,838,906 shares of JMCG Common Stock issued and outstanding would, as a result of the Reverse Split, be converted into approximately 4,279,635 shares of JMCG Common Stock (with the precise number depending upon the extent of fractional shares). Because the number of shares of JMCG Common Stock authorized for issuance by the JMCG Charter following the Reverse Split will remain at 20,000,000 shares, the Reverse Split will result in approximately 15,720,365 "new" (or post-split) shares of JMCG Common Stock ("NEW SHARES") available for issuance by JMCG.

  Effect on Market for JMCG Common Stock. On May 28, 1996, the closing price of JMCG Common Stock on the Nasdaq National Market was $3 3/8 per share. By decreasing the number of shares of JMCG Common Stock otherwise outstanding without altering the aggregate economic interest in JMCG represented by such shares, the JMCG Board of Directors believes that the trading price for JMCG Common Stock will be increased to a price more appropriate for a Nasdaq National Market quoted security.

  Effect on Derivative and Convertible Securities of JMCG. The total number of shares of JMCG Common Stock issuable upon the exercise of options and warrants to acquire such shares, and the exercise price thereof, shall be proportionally adjusted to reflect the Reverse Split. Similarly, the total number of shares of JMCG Common Stock issuable upon the conversion of JMCG Preferred Stock, and the conversion price thereof, shall also be proportionally adjusted.

  Changes in Stockholders' Equity. As an additional result of the Reverse Split, JMCG's stated capital, which consists of the par value per share of JMCG Common Stock and JMCG Preferred Stock multiplied, respectively, by the number of such shares outstanding, will be reduced from the amount which would otherwise exist following effectiveness of the Merger (assuming the effectiveness of the Merger and the share amounts otherwise set forth above, by approximately $86,000). Although the par value of JMCG Common Stock would remain at $.01 per share following the Reverse Split, stated capital would be decreased because the number of shares outstanding would be reduced. Correspondingly, JMCG's additional paid-in capital, which consists of the difference between JMCG's stated capital and the aggregate amount paid to JMCG upon the issuance by JMCG of all then outstanding shares of JMCG Common Stock and JMCG Preferred Stock, would be increased.

  Dissenters' Rights. Pursuant to the Delaware General Corporation Law (the "DGCL"), JMCG's stockholders are not entitled to appraisal rights with respect to the Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Code, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold JMCG Common Stock as a capital asset, may be subject to special rules not discussed below. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAXES AND OTHER LAWS.

  The receipt of New Shares (excluding fractional New Shares) in the Reverse Split should be a non-taxable transaction under the Code for federal income tax purposes. Consequently, a stockholder receiving New Shares will not recognize either gain or loss, or any other type of income, with respect to whole New Shares received as a result of the Reverse Split. In addition, the tax basis of such stockholder's shares of JMCG Common Stock prior to the Reverse Split will carry over as the tax basis of the stockholder's New Shares. The holding period of the New Shares should also include the stockholder's holding period of the JMCG Common Stock prior to the Reverse Split, provided that such JMCG Common Stock was held by the stockholder as a capital asset on the effective date of the Reverse Split.

  The receipt by a stockholder of cash in lieu of a fractional New Share pursuant to the Reverse Split will be a taxable transaction for federal income tax purposes. Accordingly, such a stockholder should recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of JMCG Common Stock allocable to the fractional New Share interest at issue. If the shares of

JMCG Common Stock were held as a capital asset on the effective date of the Reverse Split, then the stockholder's gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for the shares of JMCG Common Stock is longer than one year.

  Based on certain exceptions contained in regulations issued by the Internal Revenue Service, JMCG does not believe that it or its stockholders will be subject to backup withholding or informational reporting with respect to cash distributed in lieu of fractional New Shares.

EXCHANGE OF SHARES

  On or after the effective date of the Reverse Split, JMCG will mail to each JMCG stockholder of record a letter of transmittal. A JMCG stockholder will be able to receive a certificate representing New Shares and, if applicable, cash in lieu of a fractional New Share only by transmitting to the Exchange Agent such stockholder's stock certificate(s) for shares of JMCG Common Stock outstanding prior to the Reverse Split, together with the properly executed and completed letter of transmittal, and such evidence of ownership of such shares as JMCG may require. JMCG Stockholders will not receive certificates for New Shares unless and until the certificates representing their shares of JMCG Common Stock outstanding prior to the Reverse Split are surrendered. JMCG stockholders should not forward their certificates to the Exchange Agent until the letter of transmittal is received and should surrender their certificates only with such letter of transmittal. Holders of USBA Common Shares prior to the Merger will receive a letter of transmittal which combines the procedure for exchanging their certificates representing USBA Common Shares for certificates representing New Shares (see "THE MERGER AND RELATED TRANSACTIONS--Exchange of Converted USBA Shares").

  Payment in lieu of a fractional New Share will be made to any JMCG stockholder entitled thereto promptly after receipt of a properly completed letter of transmittal and stock certificate(s) for all of his or her shares of JMCG Common Stock (or USBA Common Shares, as the case may be) outstanding prior to the Reverse Split. There will be no service charge payable by JMCG stockholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional New Share. These costs will be borne by JMCG.

REQUIRED VOTE

  Approval and adoption of the Reverse Split requires the affirmative vote of the holders of a majority of the shares of JMCG Common Stock issued and outstanding on the JMCG Record Date. The effect of an abstention or broker nonvote on the proposal is the same as a vote against the proposal.

  THE JMCG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REVERSE SPLIT. THE JMCG BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REVERSE SPLIT.

                          ELECTION OF JMCG DIRECTORS

NOMINEES

  Three of JMCG's total of nine Directors are to be elected at the JMCG Annual Meeting; however, in the event the Merger is approved and implemented, the current JMCG Board of Directors, including nominees elected at the JMCG Annual Meeting, will serve only until effectiveness of the Merger at which time the JMCG Board of Directors will be reconstituted pursuant to the terms of the Merger Agreement (see "THE MERGER AND RELATED TRANSACTIONS--Post Merger JMCG Board of Directors"). The JMCG Board of Directors has unanimously recommended the nomination at the JMCG Annual Meeting of the persons named below as candidates (the "NOMINEES"). Unless otherwise directed, the JMCG Proxy Holders will vote the proxies

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received by them for the Nominees. Each of the Nominees is presently serving as a Director of JMCG. In the event that any Nominee is unable or declines to serve as a Director at the time of the JMCG Annual Meeting, the proxies will be voted for any nominee who shall be designated by the existing Board of Directors to fill the vacancy. It is not expected that any Nominee will be unable or will decline to serve as a Director.

  Information with respect to Mr. Beek is set forth above (see "THE MERGER AND RELATED TRANSACTIONS--Post-Merger JMCG Board of Directors"). Information with respect to Messrs. Cervoni and Kawahara, and further information with respect to Mr. Beek, is incorporated herein by reference to JMCG's Annual Report on Form 10-K for the year ended December 31, 1995 (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"). The names of the Nominees are as follows:

                                  BARTON BEEK
                               ROBERT A. CERVONI
                              HERBERT G. KAWAHARA

  In the event that the Merger is not effected, the Directors elected at the JMCG Annual Meeting will serve a three-year term, until the annual meeting of stockholders in 1999, or until their successors are duly elected.

REQUIRED VOTE

  The affirmative vote of a plurality of the shares of JMCG Common Stock present in person or represented by proxy and entitled to vote at the JMCG Annual Meeting is required for the election of each Director nominee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH PERSON NOMINATED FOR ELECTION AS A DIRECTOR.

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                       DESCRIPTION OF JMCG CAPITAL STOCK

  The authorized capital stock of JMCG consists of 20,000,000 shares of JMCG Common Stock and 5,000,000 shares of preferred stock. The Reverse Split, if adopted, would cause the issued and outstanding shares of JMCG Common Stock to be the subject of a one-for-three reverse stock split; however, such Reverse Split would not affect the number of authorized shares of JMCG capital stock. See "PROPOSAL TO EFFECT A REVERSE SPLIT."

COMMON STOCK

  As of the JMCG Record Date there were 6,218,898 shares of JMCG Common Stock outstanding held by [ ] stockholders of record. Except as required by law or by JMCG's Certificate of Incorporation, holders of JMCG Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding JMCG preferred stock, holders of JMCG Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of JMCG, holders of JMCG Common Stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding JMCG preferred stock. Holders of JMCG Common Stock have no preemptive rights and no right to convert their JMCG Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the JMCG Common Stock. All outstanding shares of JMCG Common Stock are fully paid and nonassessable.

PREFERRED STOCK

 Series A Preferred Stock

  The JMCG Preferred Stock into which the USBA Preferred Shares will be converted pursuant to the Merger is designated as "Series A Preferred Stock," with a par value of $0.01 per share, and consists of 3,758.131 shares. A complete description of the rights and preferences of the JMCG Preferred Stock is set forth in the Certificate of Designation which is attached hereto as Appendix B, and this summary is qualified in its entirety by reference thereto.

  Voting Rights. Except as otherwise required by law, (A) the holder of each share of JMCG Preferred Stock shall have the right to one vote for each share of JMCG Common Stock into which such JMCG Preferred Stock could then be converted, (B) the holders of shares of JMCG Preferred Stock and the holders of shares of JMCG Common Stock shall vote together as one class on all matters submitted to a vote of JMCG's stockholders and (C) holders of JMCG Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of JMCG Common Stock as set forth herein) for taking any corporate action.

  Dividends. As and when declared by the JMCG Board of Directors, holders of the outstanding shares of JMCG Preferred Stock shall be entitled to receive an annual cash dividend payment of $100.00 per share. Such dividends shall be payable out of any source lawfully available for the payment of dividends and paid in four equal quarterly installments on the first business day of the months of January, April, July and October in each year. Dividends shall accrue and shall be cumulative from the date of original issue of each share of the Series A Preferred Stock, whether or not declared and whether or not funds are then legally available for the payment thereof. Dividends on JMCG Preferred Stock shall be paid (i) before any dividends shall be paid or set apart for payment on shares of JMCG Common Stock, (ii) before any other distribution shall be made to the holders of JMCG Common Stock and (iii) before any sum shall be paid or set apart for the purchase or redemption of any of the JMCG Common Stock. Arrears of dividends on the Series A Preferred Stock shall not bear interest.

  Redemption. JMCG has the right to redeem, at a cash purchase price equal to $1,000.00 per share plus any and all dividends accrued on such shares and unpaid on the date of redemption, any amount of the

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outstanding shares of JMCG Preferred Stock as it deems necessary or desirable upon 30 days' notice to holders of JMCG Preferred Stock.

  Conversion. The JMCG Preferred Stock may, at the option of any holder, be converted into fully paid and non-assessable shares of JMCG Common Stock (the "CONVERSION RIGHT") at a conversion rate determined by dividing (i) the product of the number of shares of such holder's JMCG Preferred Stock multiplied by $1,000.00 by (ii) the quotient of $72.3141 divided by the Exchange Factor (such quotient being the "CONVERSION PRICE"). At the option of JMCG, accrued but unpaid dividends on converted shares of JMCG Preferred Stock may be paid in cash or converted into JMCG Common Stock at an effective rate equivalent to the Conversion Right. Fractional shares of JMCG Common Stock will not be issued upon exercise of the Conversion Right. Rather, JMCG will pay to the holder of JMCG Preferred Stock which was converted a cash amount equal to the fraction of a share of Common Stock that would otherwise have been issued multiplied by the Conversion Price. Notwithstanding JMCG's right to redeem at any time all or any portion of the JMCG Preferred Stock, once JMCG has received notice from any holder of JMCG Preferred Stock of such holder's exercise of the Conversion Right with respect to all or any portion of such holder's JMCG Preferred Stock, JMCG may not thereafter elect to redeem any of such holder's JMCG Preferred Stock for which the Conversion Right is being exercised.

  Preference on Liquidation. In the event of a liquidation, dissolution or winding up of JMCG, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of JMCG, the holders of the outstanding shares of JMCG Preferred Stock are entitled to receive, out of the assets available for distribution to the stockholders under the provisions of any applicable law and only to the extent that such assets are available therefor, $1,000.00 per share, plus any and all cumulative dividends accrued on such shares and unpaid on the date of such liquidation, dissolution or winding up (the "LIQUIDATION PAYMENTS"), before any payment shall be made or any assets distributed to the holders of JMCG Common Stock. The holders of shares of JMCG Preferred Stock, however, as holders of such shares, shall not participate with the holders of shares of JMCG Common Stock in the distribution of any assets or proceeds remaining after the payment of such Liquidation Payments to the holders of shares of JMCG Preferred Stock.

 Blank Check Preferred Stock

  In addition to the JMCG Preferred Stock, the Board of Directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of such preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of such preferred stock could decrease the amount of earnings and assets available for distribution to holders of JMCG Preferred Stock or Common Stock or affect adversely the rights and powers, including voting rights, of the holders of JMCG Preferred Stock or JMCG Common Stock, and may have the effect of delaying, deferring or preventing a change in control of JMCG. Aside from the JMCG Preferred Stock, JMCG has no present plan to issue any shares of preferred stock.

RIGHTS PLAN

  In 1990, JMCG's Board of Directors adopted the Rights Plan which provides for the distribution of one JMCG Common Stock purchase right as a dividend for each outstanding share of JMCG Common Stock as of April 1, 1990 and the issuance of one such purchase right in connection with issuances of JMCG Common Stock by JMCG after April 1, 1990. The purchase rights entitle stockholders to buy one share of JMCG Common Stock at $30.00 per share, subject to adjustment pursuant to the Rights Plan. All purchase rights expire on February 23, 2000. Generally, each right may be exercised ten days after any person or group (an "ACQUIRER") acquires beneficial ownership of 20% of the outstanding shares of JMCG Common Stock, or ten days after an Acquirer announces a tender offer or other business combination which would result in the Acquirer obtaining beneficial ownership of 20% or more of the voting power of JMCG, unless such tender offer or acquisition is made with

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

approval of the JMCG Board of Directors. In connection with the Merger Agreement, the JMCG Board of Directors has amended the Rights Plan to provide that the Merger will not result in an event which would cause the purchase rights to become exercisable.

OPTIONS

  As of the JMCG Record Date, options to purchase 438,000 shares of JMCG Common Stock were outstanding, 270,667 of which were exercisable on that date.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  JMCG is subject to the provisions of Section 203 ("SECTION 203") of the DGCL, an anti-takeover law. Under Section 203 of the DGCL certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by the provisions of Section 203 (JMCG has not made such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

  The JMCG Charter and the JMCG Bylaws provide that (i) action by stockholders may not be taken by written consent and special meetings of the stockholders of JMCG may be called only by the Chairman of the Board or the President of JMCG, by a resolution adopted by the affirmative vote of a majority of the Board of Directors or by a committee of the Board of Directors authorized by the Board to do so, (ii) the JMCG Bylaws may be repealed or amended only by a majority vote of the JMCG Board of Directors or 80% of the total voting power of all the then-outstanding shares of JMCG stock entitled to vote generally for the election of directors (voting together as a single class), (iii) advance notice of new business and stockholder nominations for the election of directors shall be given in the manner provided in the JMCG Bylaws, (iv) modification by the stockholders of the provisions which are the subject of this paragraph requires approval of 80% of the total voting power of all the then-outstanding shares of JMCG stock entitled to vote generally for the election of directors (voting together as a single class), and (v) the JMCG Board of Directors is composed of nine members serving in classes of three with staggered three-year terms for each class. These provisions, as well as the JMCG Board's ability to issue JMCG preferred stock and the Rights Plan, may have the effect of deterring hostile takeovers or delaying changes in control or management of JMCG.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the JMCG Common Stock is Wells Fargo & Company. JMCG is the transfer agent and registrar for the JMCG Preferred Stock.

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             COMPARISON OF RIGHTS OF HOLDERS OF JMCG COMMON STOCK
                        AND HOLDERS OF USBA SECURITIES

GENERAL

  If the Merger is consummated, holders of USBA Common Shares will become holders of JMCG Common Stock, and the rights of such former USBA shareholders will be governed by the laws of the State of Delaware and by the JMCG Charter and the JMCG Bylaws. The rights of former USBA shareholders under the DGCL, the JMCG Charter and the JMCG Bylaws differ in certain respects from the rights of USBA shareholders under the GBCC, the USBA Articles of Incorporation (the "USBA ARTICLES") and the USBA Bylaws. Certain of these differences are summarized below. This summary is qualified in its entirety by reference to the full text of such documents.

ANTI-TAKEOVER PROTECTION

  Stockholder Approval. Except as indicated below, under the DGCL, a merger or consolidation generally must be approved by the holders of a majority of all of the outstanding stock of each constituent corporation entitled to vote. The sale of all or substantially all of the assets of a corporation must be approved by the holders of a majority of the outstanding stock entitled to vote. The DGCL does not require a stockholder vote of the surviving corporation in a merger, unless required by the surviving corporation's certificate of incorporation, if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of stock (including treasury shares) of the surviving corporation before the merger is to be identical after the merger and (iii) the number of shares of stock to be issued by the surviving corporation in the merger, plus those initially issuable upon conversion of any other shares, do not exceed 20% of the shares of stock outstanding immediately prior to the effective date of the merger. In addition, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation. The JMCG Bylaws and Charter do not alter or address these provisions.

  Unless the constituent corporation's articles of incorporation, bylaws or board of directors require a greater vote, the GBCC generally requires that a merger be approved by (i) a majority of all votes entitled to be cast on the matter, voting as a single group and (ii) a majority of all the votes entitled to be cast by each voting group entitled to vote separately on the plan as a voting group. The sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, regardless of voting groups, unless the articles of incorporation or the board of directors require a greater vote. Shareholders of the surviving corporation need not approve a merger if
(i) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger, do not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger,
(ii) the articles of incorporation of the surviving corporation will not differ (except for certain minor amendments enumerated in the GBCC) from the articles before the merger and (iii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger. Thus, under the GBCC, unlike the DGCL, shareholders of the surviving corporation in a merger may not be entitled to vote upon a merger, even though their ownership interest in the surviving corporation is substantially diluted. In addition, as under the DGCL, no shareholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation. The USBA Bylaws and Articles do not alter or address these provisions.

  Business Combinations. Section 203 of the DGCL prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding voting stock or affiliates or associates of the firm who owned 15% or more of the outstanding voting stock during the three prior years) for a period of three years following the date that such stockholder became an interested stockholder. The DGCL permits business combinations with interested stockholders if (i) prior to the

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

stockholder's becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee stock plans or (iii) certain supermajority votes are obtained. The JMCG Charter does not contain a provision opting out of Section 203.

  The provision of the GBCC concerning business combinations with interested shareholders does not apply to any Georgia corporation unless its bylaws specifically make the statute applicable. The USBA Bylaws do not contain any such provision.

  Blank Check Preferred Stock. The DGCL permits corporations to issue one or more series of stock within any class thereof, which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the certificate of incorporation or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the certificate of incorporation. The JMCG Charter expressly authorizes the board of directors, upon the filing of a certificate pursuant to the applicable law of the State of Delaware, to issue 5,000,000 shares of such "blank check" preferred stock.

  Under the GBCC, if the articles of incorporation so provide, the board of directors may determine, in whole or in part, the preferences, limitations, and relative rights of (i) any class of shares before the issuance of any shares of that class or (ii) one or more series within a class, and designate the number of shares within that series, before the issuance of any shares of that series. The USBA Articles do not contain any such provision.

  Preferred Stock Voting Rights. The JMCG Preferred Stock, which will be issued to holders of USBA Preferred Shares pursuant to the Merger, (i) will have the right to one vote for each share of JMCG Common Stock into which such JMCG Preferred Stock could then be converted and (ii) the holders of shares of JMCG Preferred Stock shall vote together with the holders of JMCG Common Stock as one class on all matters submitted to a vote of JMCG's stockholders.

  The holders of USBA Preferred Shares are not granted any voting rights by the USBA Articles.

  Rights Plan. JMCG has in place a Rights Plan which provides for the distribution of one JMCG Common Stock purchase right as a dividend for each outstanding share of JMCG Common Stock as of April 1, 1990 and the issuance of one such purchase right in connection with issuances of JMCG Common Stock by JMCG after April 1, 1990. The purchase rights entitle stockholders of JMCG to buy shares of JMCG Common Stock and may be exercised ten days after any person or group announces a tender offer or other business combination which would result in such person or group obtaining beneficial ownership of 20% or more of the voting power of JMCG, unless such tender offer or other business combination is made with the approval of the JMCG Board of Directors. The effect of the Rights Plan may be to render more difficult a change of control of JMCG. See "DESCRIPTION OF JMCG CAPITAL STOCK--Rights Plan."

  The USBA Board of Directors has not adopted any such rights plan.

  Advance Notice Requirements. The JMCG Bylaws provide that stockholders must provide advance notice of stockholder nominees for director and stockholder business proposals for an annual meeting of the stockholders to the principal executive offices of JMCG not less than sixty (60) days nor more than ninety
(90) days prior to the meeting for such notice to be timely and for such stockholder business to be properly brought before the meeting.

  The USBA Bylaws do not require advance notice of shareholder nominees for director or shareholder business at an annual shareholder meeting.

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

APPRAISAL RIGHTS

  Under the DGCL, stockholders of corporations not surviving a merger have the right to serve upon the corporation a written demand for appraisal of their shares in certain circumstances. Unless otherwise provided in the certificate of incorporation, this right is not available if (i) the shares of the corporation are listed on a national securities exchange or designated as a National Market Security by Nasdaq or held of record by more than 2,000 stockholders or (ii) the corporation is the surviving corporation and no vote of its stockholders is required. Notwithstanding these provisions, appraisal rights are available if stockholders are required to accept any form of consideration for their shares other than (i) shares of the surviving corporation, (ii) shares of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders or (iii) cash in lieu of fractional shares or any combination thereof. Stockholders entitled to appraisal rights who properly perfect those rights subsequently receive cash from the corporation equal to the fair value of their shares as established by judicial appraisal (exclusive of any element of value arising from the accomplishment or expectation of the merger). Corporations may enlarge these statutory rights in their certificates of incorporation. The JMCG Charter contains no such provision enlarging these statutory rights.

  The GBCC grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of certain amendments or changes to the articles of incorporation adversely affecting their shares, or specified business transactions, including certain mergers. This right is not available when the affected shares are listed on a national securities exchange or designated as a National Market Security by Nasdaq or held by more than 2,000 shareholders unless (i) the articles of incorporation or a resolution of the board of directors approving the transaction provide otherwise or (ii) in a plan of merger or share exchange, shareholders are required to accept anything other than shares of the surviving corporation or another publicly held corporation (except for payments in lieu of fractional shares). The USBA Articles do not modify this limitation on dissenters' appraisal rights.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

  The DGCL permits a corporation to amend its certificate of incorporation so long as the amended certificate of incorporation contains only provisions permissible in an original certificate of incorporation filed when the amendment is filed. Any amendment to a certificate of incorporation requires the approval of a majority of the stockholders entitled to vote. Without limiting the general power of amendment, the DGCL specifically allows a corporation to amend its certificate of incorporation so as to (i) change its corporate name, (ii) change the nature of its business or its corporate powers and purposes, (iii) increase, decrease or reclassify its authorized capital stock, (iv) cancel or otherwise affect the right of the holders of the shares of any class to receive accrued, undeclared dividends, (v) create new classes of stock or (vi) change the duration of the corporate charter. The JMCG Charter requires the affirmative vote of not less than the holders of 80% of the voting securities of the corporation entitled to vote in the election of directors (voting together as a single class) to amend, alter, change or repeal the articles in the JMCG Charter which contain anti-takeover provisions.

  Under the GBCC, unless the articles of incorporation provide otherwise, the board of directors may adopt certain amendments to the articles of incorporation without shareholder approval, including, among others, amendments to (i) delete the names and addresses of the initial directors, initial registered agent or registered office, (ii) change each (issued) or issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding, (iii) change the corporate name, (iv) extend the duration of the corporation if it was incorporated at a time the law required limited duration, (v) change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding. All other amendments must be recommended by the board of directors (unless the board elects not to make such a recommendation) and approved by a majority of the shareholder votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. The USBA Articles do not alter these provisions.


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

AMENDMENTS TO BYLAWS

  Under the DGCL, the power to adopt, amend or repeal bylaws rests with those stockholders entitled to vote; however, any corporation's certificate of incorporation may additionally confer such power upon the directors. The JMCG Charter expressly authorizes the JMCG Board to make, amend, rescind or repeal the JMCG Bylaws, without the assent of the stockholders, by a majority vote of the total number of authorized directors. Under the DGCL, conferring the power to adopt, amend or repeal bylaws upon the directors does not divest or limit the stockholders' power to adopt, amend or repeal bylaws. The JMCG Charter however, expressly requires that the JMCG Bylaws shall not be altered, amended or repealed by the stockholders, except by the vote of the holders of not less than eighty percent (80%) of the total voting power of all shares of the corporation entitled to vote in the election of directors (voting together as a single class).

  The GBCC permits a corporation's board of directors to amend, repeal or adopt bylaws unless (i) the articles of incorporation or the GBCC reserve this power exclusively to the shareholders or (ii) the shareholders expressly reserve the power to amend or repeal a particular bylaw. Under the GBCC only the shareholders may amend, repeal or adopt bylaws limiting the authority of the board of directors or establishing staggered terms for directors. The USBA Bylaws reserve the right of the USBA Board to amend the bylaws by majority vote and the right of the shareholders to resolve that any bylaw repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the USBA Board.

PREEMPTIVE RIGHTS

  Under the DGCL stockholders have no preemptive rights unless and except to the extent that the certificate of incorporation expressly grants such rights. The JMCG Charter does not contain a provision regarding preemptive rights.

  Under the GBCC, all corporations electing statutory close corporation status or those in existence on July 1, 1989 have preemptive rights if their shareholders had preemptive rights as of that date. Otherwise, the shareholders of a corporation have preemptive rights only to the extent provided by the articles of incorporation. The USBA Articles expressly state that USBA shareholders do not have preemptive rights.

STOCKHOLDER ACTION WITHOUT MEETING

  Unless the certificate of incorporation otherwise provides, the DGCL permits any action which must or may be taken at an annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote. Before stockholder action without a meeting may be taken, written consents setting forth the action taken must be signed by the stockholders having at least the minimum number of votes necessary to authorize or take such action at a meeting where all shares entitled to vote were present and voted, and the consent must be delivered to the corporation in accordance with the DGCL. JMCG's Charter, however, provides that no action required or permitted to be taken by the stockholders at an annual or special meeting may be taken except at an annual or special meeting; and no action may be taken by stockholders without a meeting by written consent.

  Under the GBCC, any action required or permitted to be taken by shareholder vote may be taken without a meeting by a written consent describing the action taken and signed by the holders of all of the shares entitled to vote on the action, or the articles of incorporation may permit action by written consent of the minimum number of votes that would be necessary to authorize or take the action at a meeting. The USBA Articles contain such a provision.

STOCKHOLDER ACTION--QUORUM REQUIREMENT

  The DGCL allows a corporation's certificate of incorporation or bylaws to specify the number of shares, and/or the amount of other securities having voting power, whose holders must be present or represented by proxy at any meeting in order to constitute a quorum for the transaction of any business, but requires the quorum to equal at least one-third of the shares entitled to a vote at the meeting. Unless the certificate of incorporation or bylaws specify otherwise, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a stockholder meeting. The JMCG Bylaws provide that a majority of the stock issued and outstanding and entitled to vote constitutes a quorum at all stockholder meetings.

  Under the GBCC, shares entitled to vote as a separate group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless a corporation's articles of incorporation or the GBCC provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. The articles of incorporation or a bylaw adopted by the shareholders may provide for a greater or lesser quorum (but not less than one-third of the votes entitled to be cast) for shareholders, or voting groups of shareholders, than is provided for in the GBCC; however, an amendment to the articles of incorporation or bylaws that changes or deletes a greater quorum must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum prescribed in the provision being amended. Once a share is represented for any purpose at a meeting (other than solely for the purpose of objecting to the holding of or transaction of business at a meeting), it is deemed present for quorum purposes for the remainder of the meeting. The USBA Bylaws provide that a majority of the outstanding shares of stock shall constitute a quorum.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under the DGCL, special meetings of stockholders may be called by the board of directors or those persons authorized by the corporation's certificate of incorporation or bylaws. The JMCG Charter provides that the Chairman of the Board or the President can call a special meeting of stockholders at any time, and the Board can call a special meeting pursuant to a resolution approved by a majority of the Board or a committee of the Board authorized by the Board to do so, and further provides that special meetings may not be called by any other person or persons. The JMCG Bylaws specify that written notice of the meeting and the specific purposes and business to be considered at the meeting must be given by mail to each stockholder of record entitled to vote at the meeting not less than ten nor more than 60 days prior to the scheduled date of the special meeting.

  The GBCC permits the board of directors or any person specified in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. Except as otherwise provided in the articles or bylaws, a special meeting may also be called by the owners of at least five percent of the voting power of any corporation. Under the USBA Bylaws, the Board of Directors, the President or any holder or holders of 25% of the outstanding capital stock of the corporation may call a special meeting. Written notice of a special meeting must state the place, day, time and purpose of the meeting and must be mailed or given to shareholders not less than ten nor more than 50 days before the date of the meeting. Notice of a special meeting may be waived in writing before or after the meeting. The waiver need not state the purpose of the special meeting or the business transacted, unless one purpose of the meeting concerns a plan of merger or consolidation, in which event the waiver must comply with the GBCC requirements concerning such waivers.

NUMBER AND ELECTION OF DIRECTORS

  The DGCL allows the number of directors to be fixed or determined in the manner the bylaws provide, unless the corporation's certificate of incorporation fixes the number of directors, in which case the number of directors may only be changed by amending the certificate of incorporation. The DGCL permits the certificate of incorporation or bylaws to divide the directors into one, two or three classes, with the term of office of one class of directors to expire each year and the terms of office of no two classes to expire during the same year. Unless the certificate of incorporation or bylaws require otherwise, the directors need not be stockholders of the corporation. The JMCG Charter provides that the bylaws shall specify the number of directors and any provisions calling for the classification of the board of directors. The JMCG Bylaws set the number of directors at nine, but provides that this number may be reduced or increased by an amendment to the JMCG Charter, an amendment to the bylaws or a resolution of the board of directors. The JMCG Bylaws divide the JMCG Board into three classes as nearly equal in number as possible. The JMCG Bylaws also provide that directors need not be stockholders. At each annual stockholders' meeting, the successors to the directors whose term expired that year are elected to a three-year term.

  The GBCC permits the articles of incorporation or bylaws to specify the number of directors or the permissible range of directors that the corporation will have. The articles of incorporation, or a bylaw adopted by shareholders, may divide the directors in up to three classes, with each class as nearly equal in number as possible. The term of office of one class of directors must expire each year, and no two classes' terms of office can expire in the same year. The USBA Bylaws set the number of directors at no fewer than one and no more than eight, with the precise number to be set by resolution of the USBA Board. USBA Board members serve a term of one year.

REMOVAL OF DIRECTORS

  The DGCL permits any director, or the entire board of directors, to be removed, with or without cause, by the holders of a majority of the shares entitled to vote for directors, except that stockholders may only effect removal for cause if the board of directors is classified, unless the certificate of incorporation provides otherwise. The JMCG Bylaws provide that any director or the entire Board may be removed only for cause by the holders of a majority of the shares then entitled to vote in an election of directors.

  Under the GBCC, except as the articles of incorporation otherwise provide, shareholders may remove any director, with or without cause. Directors elected to staggered terms may be removed only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provide otherwise. The USBA Bylaws stipulate that any director may be removed from office, with or without cause, by a majority vote of the shareholders at a meeting with respect to which notice of that purpose is given.

INDEMNIFICATION OF DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES

  The DGCL allows corporations to indemnify a director, officer, agent or employee against civil or criminal liability if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful. In a suit by the corporation or in a derivative suit, no indemnification may be made if the director, officer, agent or employee is held liable to the corporation unless a court determines that indemnification is appropriate. In any action in which the director, officer, agent or employee has been successful, on the merits or otherwise, the corporation must indemnify him against reasonable expenses. The indemnification provisions of the DGCL provide that they are not exclusive of additional rights to indemnification.

  The JMCG Charter and Bylaws provide that JMCG directors, officers, employees, and agents will be indemnified to the fullest extent permitted and in the manner required by the DGCL. The JMCG Bylaws provide that indemnification payments will be made in advance of the final disposition of an action, as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent that he will repay JMCG if he is ultimately determined not entitled to indemnification.

  Under the GBCC, a corporation may indemnify any director if such director acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Where a determination that the director or officer met a specified standard of conduct is required, that determination will be made by a quorum of disinterested directors if possible, or by a committee of disinterested directors or special legal counsel. A corporation may not indemnify a director in a derivative action or in a proceeding by the corporation in which the director is adjudged liable to the corporation, or in connection with any other proceeding in which he is adjudged liable on the basis he improperly received a personal benefit. A corporation may indemnify an officer or employee to the extent consistent with public policy if authorized by its articles of incorporation, bylaws or board of directors or by contract. The corporation is required to indemnify a director or officer to the extent that the director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because of his status as a director or officer of the corporation. Before a final disposition is reached, the GBCC permits a corporation to pay or reimburse a director the reasonable expenses incurred by the director in his defense if he attests in writing that he acted in good faith or in the best interest of the corporation and that he will repay the expenses if it is determined he is not entitled to indemnification.

  The USBA Bylaws require USBA to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by virtue of the fact that he or she is or was a director, officer, employee or agent of the corporation, to the extent allowed by law.

  The DGCL allows a corporation's certificate of incorporation to eliminate or limit a director's personal liability to the corporation or its stockholders for monetary damages for the director's breach of his fiduciary duty as a director. However, the corporation may not eliminate or limit a director's liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. No provision may retroactively eliminate or limit a director's liability.

  The JMCG Charter limits the liability of JMCG directors to the full extent permitted by Delaware law now or in the future, and states that any repeal or modification of the DGCL provision will not adversely affect any right or protection of any JMCG director existing immediately prior to such repeal or modification.

  Under the GBCC, the articles of incorporation may limit a director's personal liability to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for (i) any appropriation in violation of his duties of any business opportunity of the corporation, (ii) acts or omissions involving intentional misconduct or a knowing violation of law, (iii) distributions unlawful under the GBCC or (iv) any transaction from which the director received an improper personal benefit. No such provision may eliminate or limit a director's liability for any act or omission occurring prior to the date the provision became effective.

  The USBA Articles limit the liability of USBA directors to USBA or its shareholders for monetary damages for breaches of the duty of care or the Directors' other duties to the full extent permissible under the GBCC.

                                    EXPERTS

  The consolidated financial statements of JMCG incorporated in this Proxy Statement/Prospectus by reference from JMCG's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of USBA as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 appearing in this Proxy Statement/Prospectus have been audited by Gross, Collins & Cress, P.C., independent auditors, as set forth in their report also appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the JMCG Common Stock issuable pursuant to the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for JMCG by Pillsbury Madison & Sutro LLP, San Diego, California. Certain legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for USBA by Kilpatrick & Cody, Atlanta, Georgia.

                                 OTHER MATTERS

  The JMCG Board of Directors knows of no other business which will be presented at the JMCG Annual Meeting. If any other business is properly brought before the JMCG Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the JMCG Proxy Holders. It is important that your shares be represented at the JMCG Annual Meeting, regardless of the number of shares which you hold. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE JMCG ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN YOUR PROXY PROMPTLY.

                    JMCG ANNUAL REPORT AND QUARTERLY REPORT

  EACH OF JMCG'S ANNUAL REPORT ON FORM 10-K FOR 1995, INCLUDING FINANCIAL STATEMENTS OF JMCG FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AND JMCG'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1996, INCLUDING UNAUDITED FINANCIAL STATEMENTS FOR SUCH QUARTER, HAS ACCOMPANIED THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS. IF A SECURITYHOLDER OF JMCG OR USBA DESIRES AN ADDITIONAL COPY OF SUCH ANNUAL REPORT ON FORM 10-K OR QUARTERLY REPORT ON FORM 10-Q, ONE WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE WRITE TO INVESTOR RELATIONS, JMC GROUP, INC., 9710 SCRANTON ROAD, SUITE 100, SAN DIEGO, CALIFORNIA 92121.

                              USBA HOLDINGS, LTD.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      PAGE
                                                                   -----------
CONSOLIDATED FINANCIAL STATEMENTS--YEARS ENDED DECEMBER 31, 1995,
 1994 AND 1993
  Independent Auditors' Report....................................         F-1
  Consolidated Balance Sheets.....................................         F-2
  Consolidated Statements of Income...............................         F-3
  Consolidated Statements of Changes in Stockholders' Equity......         F-4
  Consolidated Statements of Cash Flows...........................         F-5
  Notes to Consolidated Financial Statements......................  F-6 - F-16
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--QUARTERS ENDED
 MARCH 31, 1996 AND 1995
  Consolidated Balance Sheets (Unaudited).........................        F-17
  Consolidated Statements of Income (Unaudited)...................        F-18
  Consolidated Statements of Cash Flows (Unaudited)...............        F-19
  Notes to Consolidated Financial Statements (Unaudited).......... F-20 - F-21

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
USBA Holdings, Ltd.

  We have audited the accompanying consolidated balance sheets of

                              USBA HOLDINGS, LTD.

as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of USBA Holdings, Ltd.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USBA Holdings, Ltd. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          GROSS, COLLINS & CRESS, P.C.
April 29, 1996

                              USBA HOLDINGS, LTD.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                         ASSETS                             1995        1994
                         ------                          ----------- ----------
CURRENT ASSETS
  Cash.................................................. $   547,796 $  565,653
  Accounts receivable and unbilled contract receivables,
   net of allowance for doubtful accounts of $282,130
   and $273,428, respectively (Notes 3, 4, 8, and 9)....   4,396,395  1,947,138
  Inventory, net of allowance of $39,634 (Notes 8 and
   9)...................................................      62,227        --
  Deferred costs........................................     965,764     88,843
  Prepaid expenses and other current assets.............      80,082    149,584
  Deferred tax asset (Note 5)...........................     236,630    354,850
                                                         ----------- ----------
    TOTAL CURRENT ASSETS................................   6,288,894  3,106,068
                                                         ----------- ----------
FURNITURE AND EQUIPMENT (Notes 6 and 8).................     242,593    226,358
                                                         ----------- ----------
OTHER ASSETS
  Accounts receivable and unbilled contract receivables,
   noncurrent (Notes 3, 4, 8, and 9)....................     288,181        --
  Accounts receivable, officers and employees...........     195,367    162,805
  Deferred tax asset (Note 5)...........................   1,071,610  1,039,741
  Intangibles, net (Note 7).............................   7,281,196  1,626,014
                                                         ----------- ----------
    TOTAL OTHER ASSETS..................................   8,836,354  2,828,560
                                                         ----------- ----------
    TOTAL ASSETS........................................ $15,367,841 $6,160,986
                                                         =========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses................. $ 1,378,135 $  444,494
  Accrued income taxes (Note 5).........................       6,192        --
  Accrued dividends on preferred stock..................      90,341     88,703
  Notes payable (Note 8)................................   2,286,443  1,765,029
  Current portion of long-term debt (Note 9)............     471,703        --
  Deferred revenue (Note 10)............................     418,466        --
                                                         ----------- ----------
    TOTAL CURRENT LIABILITIES...........................   4,651,280  2,298,226
LONG-TERM DEBT, less current portion (Note 9)...........     224,919        --
                                                         ----------- ----------
    TOTAL LIABILITIES...................................   4,876,199  2,298,226
STOCKHOLDERS' EQUITY (Note 11)..........................  10,491,642  3,862,760
                                                         ----------- ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......... $15,367,841 $6,160,986
                                                         =========== ==========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                 1995        1994       1993
                                              ----------  ---------- ----------
REVENUES (Notes 3, 4, 8, 9, 14, and 20).....  $9,046,456  $5,929,687 $3,901,989
                                              ----------  ---------- ----------
OPERATING EXPENSES
  Salaries and benefits.....................   3,856,652   2,788,142  2,178,861
  Cost of goods sold, supplies, equipment,
   and software.............................   1,708,787         --         --
  Travel....................................     592,277     395,174    273,949
  Professional services.....................     800,237     383,440    138,829
  Administrative expense....................     993,475     798,926    660,049
  Other expenses............................     795,564     759,781    516,113
                                              ----------  ---------- ----------
    TOTAL OPERATING EXPENSES................   8,746,992   5,125,463  3,767,801
                                              ----------  ---------- ----------
    OPERATING INCOME........................     299,464     804,224    134,188
AMORTIZATION OF GOODWILL (Note 7)...........     209,082     105,872     84,877
INTEREST EXPENSE, net of interest income....     240,009      92,806    142,182
                                              ----------  ---------- ----------
  INCOME (LOSS) BEFORE INCOME TAX (EXPENSE)
   BENEFIT AND EXTRAORDINARY ITEM...........    (149,627)    605,546    (92,871)
INCOME TAX (EXPENSE) BENEFIT (Note 5).......     (92,543)    274,771    323,138
                                              ----------  ---------- ----------
  INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...    (242,170)    880,317    230,267
EXTRAORDINARY GAIN FROM EARLY EXTINGUISHMENT
 OF DEBT (Note 15)..........................         --          --     242,368
                                              ----------  ---------- ----------
  NET INCOME (LOSS).........................  $ (242,170) $  880,317 $  472,635
                                              ==========  ========== ==========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                          PREFERRED STOCK           MANDATORILY ADDITIONAL
                            CONVERTIBLE      DIVIDENDS     COMMON   CONVERTIBLE   PAID-IN    ACCUMULATED
                          PREFERRED STOCK   IN ARREARS     STOCK       DEBT       CAPITAL      DEFICIT       TOTAL
                          --------------- --------------- --------  ----------- -----------  -----------  -----------
Balance at December 31,
1992, as previously
reported................    $2,001,079       $(359,398)   $160,900   $    --    $ 2,858,786  $(5,266,455) $  (605,088)
 Prior period
 adjustments (Note 16)..           --              --          --         --            --       748,465      748,465
                            ----------       ---------    --------   --------   -----------  -----------  -----------
Balance at December 31,
1992, as restated.......     2,001,079        (359,398)    160,900        --      2,858,786   (4,517,990)     143,377
 Net income.............           --              --          --         --            --       472,635      472,635
 Preferred dividends....           --         (148,528)        --         --            --           --      (148,528)
 Proceeds from issuance
 of 6,284 shares of
 common stock...........           --              --        6,284        --        214,785          --       221,069
 Issuance of 3,300
 shares of common stock
 in exchange for debt
 retirement.............           --              --        3,300        --        194,655          --       197,955
 Issuance of mandatorily
 convertible debt.......           --              --          --     200,000           --           --       200,000
 Conversion of accrued
 preferred dividends....       220,473         426,101       5,937        --        199,394     (426,101)     425,804
 Conversion of
 subordinated debt......     1,176,579             --          --         --       (253,802)         --       922,777
                            ----------       ---------    --------   --------   -----------  -----------  -----------
Balance at December 31,
1993....................     3,398,131         (81,825)    176,421    200,000     3,213,818   (4,471,456)   2,435,089
 Net income.............           --              --          --         --            --       880,317      880,317
 Preferred dividends....           --           (6,878)        --         --            --      (337,041)    (343,919)
 Proceeds from issuance
 of 150 shares of
 preferred stock........       150,000             --          --         --            --           --       150,000
 Proceeds from issuance
 of 17,200 shares of
 common stock...........           --              --       17,200        --        834,328          --       851,528
 Redemption of 2,100
 shares.................           --              --       (2,100)       --       (108,155)         --      (110,255)
                            ----------       ---------    --------   --------   -----------  -----------  -----------
Balance at December 31,
1994....................     3,548,131         (88,703)    191,521    200,000     3,939,991   (3,928,180)   3,862,760
 Net loss...............           --              --          --         --            --      (242,170)    (242,170)
 Preferred dividends....           --           (1,638)        --         --            --      (358,942)    (360,580)
 Proceeds from issuance
 of 210 shares of
 preferred stock........       210,000             --          --         --            --           --       210,000
 Proceeds from issuance
 of 62,709 shares of
 common stock...........           --              --       62,709        --      3,245,263          --     3,307,972
 Proceeds from issuance
 of 1,800 shares of
 common stock upon
 exercise of option.....           --              --        1,800        --            --           --         1,800
 Issuance of 81,450
 shares of common stock
 to acquire subsidiaries
 (Note 17)..............           --              --       81,450        --      4,398,355          --     4,479,805
 Redemption of 14,894
 shares of common stock.           --              --      (14,894)       --       (753,051)         --      (767,945)
                            ----------       ---------    --------   --------   -----------  -----------  -----------
Balance at December 31,
1995....................    $3,758,131       $ (90,341)   $322,586   $200,000   $10,830,558  $(4,529,292) $10,491,642
                            ==========       =========    ========   ========   ===========  ===========  ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                            1995         1994         1993
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................... $  (242,170) $   880,317  $   472,635
  Adjustments to reconcile net income to
   net cash provided (used) by operating
   activities
    Depreciation and amortization.......     390,002      222,560      176,574
    Loss on sale of furniture and
     equipment..........................         --          (167)         --
    Deferred tax (benefit) expense......      86,351     (274,771)    (329,358)
    Extraordinary gain from early
     extinguishment of debt.............         --           --      (242,368)
    Changes in assets (increase)
     decrease
      Accounts receivable, net..........  (2,318,736)  (1,823,832)     151,106
      Prepaid expenses and other current
       assets...........................      78,206      108,710     (199,605)
      Accounts receivable from related
       parties..........................     (31,996)      19,300       30,060
      Inventory.........................      14,210          --           --
      Deferred costs....................    (876,921)     (88,843)         --
      Other assets, long-term...........         --         5,000        5,682
    Changes in liabilities increase
     (decrease)
      Accounts payable and accrued
       expenses.........................     220,328       77,535       33,151
      Accrued income taxes..............       6,192          --           --
      Deferred revenue..................      99,779     (389,801)     354,984
                                         -----------  -----------  -----------
        NET CASH PROVIDED (USED) BY
         OPERATING ACTIVITIES...........  (2,574,755)  (1,263,992)     452,861
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash from acquisition of subsidiaries
   (Note 18)............................      27,188          --           --
  Proceeds from sale of furniture and
   equipment............................         --         1,050          --
  Purchases of furniture and equipment..     (73,457)     (97,404)     (85,547)
  Increase in intangibles...............    (359,970)    (100,000)         --
                                         -----------  -----------  -----------
        NET CASH USED BY INVESTING
         ACTIVITIES.....................    (406,239)    (196,354)     (85,547)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from debt....................   2,480,965    1,730,738      575,000
  Payments of debt......................  (1,910,714)    (540,710)  (1,218,851)
  Proceeds from issuance of preferred
   stock................................     210,000      150,000          --
  Proceeds from issuance of common
   stock................................   3,309,773      851,528      221,069
  Redemption of common stock............    (767,945)    (110,255)         --
  Proceeds from issuance of mandatorily
   convertible debt.....................         --           --       200,000
  Preferred dividends...................    (358,942)    (337,040)        (297)
                                         -----------  -----------  -----------
        NET CASH PROVIDED (USED) BY
         FINANCING ACTIVITIES...........   2,963,137    1,744,261     (223,079)
                                         -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH.........     (17,857)     283,915      144,235
CASH, BEGINNING OF YEAR.................     565,653      281,738      137,503
                                         -----------  -----------  -----------
CASH, END OF YEAR....................... $   547,796  $   565,653  $   281,738
                                         ===========  ===========  ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(1) DESCRIPTION OF BUSINESS

  USBA Holdings, Ltd. (the "COMPANY"), formerly known as Diversified Corporate Investments, Inc., was formed on October 8, 1986, to provide products and services to client banks throughout the country. The Company's four wholly owned subsidiaries are as follows:

  USBA, Inc., doing business as US Banking Alliance ("USBA"), provides products and services to assist its client banks in improving profitability. These products and services include consumer marketing and retail strategies, lending products, strategic planning, regulatory compliance consulting and buying power opportunities.

  Diversified Consulting, Inc. ("DCI") provides financial institutions with assistance in the development of policies and procedures, credit review, asset/liability management and revenue enhancement services.

  Financial Suppliers, Inc. ("FSI") is principally engaged in the distribution of bank equipment and supplies and providing certain interior design, construction and remodeling services to financial institutions and other entities.

  ProActive, Inc. ("PRO") develops and markets software designed for the banking industry's regulatory compliance and internal control needs.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The following is a summary of significant accounting policies followed by the Company:

  Principles of consolidation--The consolidated financial statements include the accounts of USBA Holdings, Ltd. and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

  Cash and cash equivalents--For purposes of the financial statements, liquid instruments with a maturity of three months or less are considered cash equivalents.

  Allowance for doubtful accounts--The allowance for doubtful accounts is calculated based on management's estimate of accounts deemed to be uncollectible.

  Allowance for estimated nonrecoverable costs and profits--The allowance is to provide for losses which may be sustained on revenue enhancement contracts subject to review and settlement upon finalization with customers.

  Inventories--Inventories, consisting primarily of security equipment, machines, furniture, forms and supplies, are stated at the lower of cost or market. Cost is determined using an average cost method.

  Furniture and equipment--Furniture and equipment are stated at cost. Depreciation is computed using both the straight-line method and an accelerated method over useful lives of three to seven years.

  Goodwill--Goodwill represents costs in excess of the net assets of purchased subsidiaries and is being amortized using the straight-line method over a period of 10 to 40 years.

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue recognition--

  Consulting contract revenue is recognized using the percentage-of-completion method based on the ratio of actual man weeks incurred in a contract at the balance sheet date to the estimated total number of man weeks it will take to complete a contract. This method is used because management considers expended man weeks to be the best available measure of progress on these contracts. No revenue is recognized for contracts that have not been formalized in a written agreement which sets forth the services to be provided and the terms for payment. Estimated amounts from revenue enhancement contracts are included in gross revenues prior to the end of the verification period when their realization is reasonably assured and the amount can be reliably estimated.

  Costs incurred in the preliminary phases of consulting contracts prior to the execution of a written agreement are deferred until either an agreement is executed or management determines that an agreement will not be reached at which time the deferred amounts are expensed.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Provisions for estimated losses on contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Construction contract revenue is recognized using the percentage-of-completion method based on the ratio of costs incurred to estimated total costs to complete the contract.

  The asset, "Costs and estimated income in excess of billings on uncompleted contracts" represents construction contract revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated income on uncompleted contracts," represents billings in excess of revenues recognized on construction contracts.

  Other service revenue is recognized at the time the service is rendered. Sales of supplies, equipment and software are recorded when the goods are shipped.

  Software development costs--Software development costs are capitalized when the project reaches technological feasibility and ceases capitalization when the product is ready for release. Research and development costs related to software development that has not reached technological feasibility are expensed as incurred. Software development costs are amortized on the straight-line method over a maximum of 5 years or the expected life of the product, whichever is less.

  Estimates--The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates based on management's knowledge and experience. Due to their prospective nature, actual results could differ from those estimates.

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(3) ACCOUNTS RECEIVABLE AND UNBILLED CONTRACT RECEIVABLES

  Accounts receivable and unbilled contract receivables consist of the following:

                                                           1995        1994
                                                        ----------  ----------
      Unbilled contract receivables.................... $4,173,681  $1,750,040
      Accounts receivable..............................    645,074     470,526
      Costs and estimated income in excess of billings
       on uncompleted construction contracts...........     77,486         --
      Maintenance contracts............................     70,465         --
                                                        ----------  ----------
        Total receivables..............................  4,966,706   2,220,566
      Less allowances for doubtful accounts and
       estimated nonrecoverable costs and profits......   (282,130)   (273,428)
                                                        ----------  ----------
        Net receivables................................  4,684,576   1,947,138
      Long-term portion................................   (288,181)        --
                                                        ----------  ----------
        Current portion................................ $4,396,395  $1,947,138
                                                        ==========  ==========

  Unbilled contract receivables represent unbilled costs and accrued profits on revenue enhancement contracts with financial institutions recognized on the percentage-of-completion method of accounting. Management estimates these amounts based on the customer's potential for revenue enhancement and the terms of the Company's contract with the customer, adjusted for changes in job performance and conditions. Unbilled costs and accrued profits are billed in accordance with applicable contract terms. They are subject to final review and settlement with customers.

(4) CONCENTRATION OF CREDIT RISK

  The Company performs on-going credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and unbilled contract receivables arising from the Company's customer base in the banking and thrift industries.

(5) INCOME TAXES

  Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(5) INCOME TAXES--(CONTINUED)

  The following is a summary of the components of the net deferred tax asset and liability accounts recognized in the accompanying consolidated balance sheets:

                                                           1995        1994
                                                        ----------  ----------
      Deferred tax liabilities
        Tax over book basis of assets.................. $    6,154  $  (11,138)
        Royalty advances...............................        --          --
      Deferred tax assets
        Accrual to cash................................        --       11,818
        Inventory......................................     15,061         --
        Allowance for doubtful accounts................    107,209     103,903
        Reserve for self-insured medical plan..........     23,920      14,729
        Net operating loss carryforwards...............  1,155,896   1,275,279
                                                        ----------  ----------
          Total........................................  1,308,240   1,394,591
      Valuation allowance..............................        --          --
                                                        ----------  ----------
          Net deferred tax asset.......................  1,308,240   1,394,591
      Current portion..................................   (236,630)   (354,850)
                                                        ----------  ----------
          Long-term portion............................ $1,071,610  $1,039,741
                                                        ==========  ==========

  Realization of the deferred tax asset is dependent upon the Company generating sufficient future taxable income against which its loss carryforwards can be offset. Although the Company expects to fully benefit from the recorded deferred tax asset, that expectation could change if near-term estimates of future taxable income during the carryforward period are reduced.

  Deferred income taxes resulting from temporary differences in the recognition of income and expense for tax and financial reporting purposes are as follows:

                                                  1995       1994      1993
                                                ---------  --------  ---------
      Differences between book and tax
        Depreciation and amortization.......... $  17,292  $ (7,065) $   1,787
        Royalty advances.......................       --    (61,560)    61,560
        Accrual to cash........................   (11,818)   12,284      3,383
        Inventory..............................    15,061       --         --
        Allowance for doubtful accounts........     3,306    90,064     13,839
        Reserve for self-insurance medical
         plan..................................     9,191     3,329     (4,559)
        NOL carryforwards......................  (119,383)  (42,236)  (257,158)
                                                ---------  --------  ---------
                                                 (86,351)    (5,184)  (181,148)
        Change in valuation allowance..........       --    279,955    510,506
                                                ---------  --------  ---------
          Net deferred tax (expense) benefit... $ (86,351) $274,771  $ 329,358
                                                =========  ========  =========

                              USBA HOLDINGS, LTD.

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(5) INCOME TAXES--(CONTINUED)

  Components of the provision for income taxes attributable to continuing operations are as follows:

                                                     1995      1994     1993
                                                   --------  -------- --------
      Current
        Income tax (expense) benefit.............. $ (6,192) $    --  $ (6,220)
      Deferred
        Income tax (expense) benefit..............  (86,351)  274,771  329,358
                                                   --------  -------- --------
          Net income tax (expense) benefit........ $(92,543) $274,771 $323,138
                                                   ========  ======== ========

  The provision for income taxes for continuing operations differs from the amount computed using the statutory federal tax rate of 34% as a result of the following:

                                                 1995      1994       1993
                                               --------  ---------  ---------
      Income tax (expense) benefit using
       statutory rates........................ $ 50,873  $(205,886) $  31,576
      State income taxes, net of federal
       effect.................................   (4,087)       --      (4,105)
      Nondeductible amortization..............  (79,451)   (40,231)   (39,921)
      Expenses producing no tax benefit.......    8,759    (11,989)    (2,345)
      Change in net operating loss
       carryforward...........................  (86,399)   189,111   (189,111)
      Change in valuation allowance...........      --     279,955    510,506
      All other...............................   17,762     63,811     16,538
                                               --------  ---------  ---------
        Net income tax (expense) benefit...... $(92,543) $ 274,771  $ 323,138
                                               ========  =========  =========

  The Company reduced its tax expenses through the utilization of approximately $97,000, $124,000, and $757,000 in net operating loss carryforwards in 1995, 1994 and 1993, respectively. At December 31, 1995, the Company has net operating loss carryforwards of approximately $3,251,000 that expire as follows:

         YEAR ENDING DECEMBER 31,                          AMOUNT
         ------------------------                        ----------
            2003.......................................  $  933,000
            2004.......................................   1,029,000
            2005.......................................     996,000
            2006.......................................     193,000
            2007.......................................     100,000
                                                         ----------
              Total....................................  $3,251,000
                                                         ==========

(6) FURNITURE AND EQUIPMENT

  Furniture and equipment consist of the following:

                                                             1995       1994
                                                           ---------  ---------
      Furniture and equipment............................. $ 769,473  $ 620,212
      Accumulated depreciation............................  (526,880)  (393,854)
                                                           ---------  ---------
        Net furniture and equipment....................... $ 242,593  $ 226,358
                                                           =========  =========

  The aggregate depreciation charged to operations was $133,026 in 1995, $96,668 in 1994 and $91,697 in 1993.

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(7) INTANGIBLES

  Intangibles consist of the following:

                                            AMORTIZABLE
                                               LIFE        1995        1994
                                            ----------- ----------  ----------
      Costs in excess of net assets
       acquired--FSI.......................      40     $3,046,884  $      --
      Costs in excess of net assets
       acquired--PRO.......................      40      2,227,562         --
      Costs in excess of net assets
       acquired--USBA......................      20      1,919,646   1,919,646
      Costs in excess of net assets
       acquired--DCI.......................      10        103,320     103,320
      Software development.................       5        737,712     100,000
                                                        ----------  ----------
        Total..............................              8,035,124   2,122,966
       Accumulated amortization............               (753,928)   (496,952)
                                                        ----------  ----------
        Net intangibles....................             $7,281,196  $1,626,014
                                                        ==========  ==========

  The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future operating cash flows in relation to its net capital investment in the subsidiary. As applicable, the impact on other Company subsidiaries is incorporated in the calculation.

  The aggregate amortization charged to operations is $256,976 in 1995, $125,892 in 1994 and $84,877 in 1993.

(8) NOTES PAYABLE

  Notes payable consist of the following:

                                                                1995     1994
                                                              -------- --------
   Line of credit bearing interest at prime plus 1%, secured
    by membership dues. Prime was 8.5% at December 31, 1994.
    The line expired
    February 28, 1995.......................................  $    --  $300,000
   Line of credit bearing interest at prime plus 2%, secured
    by furniture and equipment. Prime was 7.75% at December
    31, 1994. The line expired March 3, 1995................       --   250,200
   Note bearing interest at prime plus 2%, secured by future
    membership contracts. Prime was 8.5% at December 31,
    1994. The loan matured March 19, 1995...................       --   250,000
   Line of credit bearing interest at prime plus 1%, secured
    by second position in accounts receivable. Prime was
    8.75% at December 31, 1994. The line expired August 8,
    1995....................................................       --   250,000
   Demand note bearing interest at prime plus 1%, secured by
    a membership contract and guaranteed by two stockholders
    of the Company. Prime was 9.0% at December 31, 1995.
    Quarterly payments of $56,400 must be made..............   395,568      --
   Note bearing interest at 10%. Guaranteed by two
    stockholders of the Company. The loan matured December
    31, 1995. Management is currently in the process of
    renegotiating the note on the same terms
    (Note 11)...............................................   206,700      --
   Note payable to officer, due on demand, bearing interest
    at 8%...................................................   370,000  214,829

                              USBA HOLDINGS, LTD.

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(8) NOTES PAYABLE--(CONTINUED)

                                                             1995       1994
                                                          ---------- ----------
   Line of credit bearing interest of prime plus 2%,
    secured by accounts receivable and inventory. Prime
    was 8.5% at December 31, 1995. The line expires
    February 23, 1996...................................  $  435,000 $      --
   Line of credit bearing interest at prime plus 1.5%,
    secured by furniture and equipment. Prime was 8.75%
    at December 31, 1995. Principal payments of $62,563
    must be made every three months. The loan matures
    May 25, 1996........................................     125,075        --
   Line of credit bearing interest at prime plus 1%,
    secured by membership contracts. Prime was 9.0% at
    December 31, 1995. The line expires July 1, 1996....     500,000    500,000
   Loans bearing interest from 10.75% to 12.75%. Secured
    by various automobiles and equipment. Loans mature
    from February 5, 1996 to July 29, 1996..............       4,100        --
   Line of credit bearing interest at prime plus 1%,
    secured by second position in accounts receivable
    and guaranteed by two stockholders of the Company.
    Prime was 8.75% at December 31, 1995. The line
    expires October 31, 1996............................     250,000        --
                                                          ---------- ----------
     Total notes payable................................  $2,286,443 $1,765,029
                                                          ========== ==========

  Interest charged to operations was $248,190 in 1995, $95,994 in 1994 and $148,355 in 1993.

(9) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                1995     1994
                                                              ---------  ----
   Line of credit bearing interest at prime plus 2%, secured
    by membership
    contracts. Prime was 8.25% at December 31, 1995.
    Principal payments of $12,500 must be made monthly. The
    line expires August 1, 1996.............................. $ 237,500  $--
   Note bearing interest at 9.75%, secured by accounts
    receivable and guaranteed by two stockholders of the
    Company. Monthly payments of $18,023 must be made. The
    loan matures January 25, 1997............................   221,122   --
   Non-interest bearing note. Principal payments of $2,000
    must be made
    monthly. The note matures August 23, 1997................    38,000   --
   Term note bearing interest at 8%, secured by accounts
    receivable and
    inventory. The note matures December 1, 1997.............   200,000   --
                                                              ---------  ----
     Total long-term debt....................................   696,622   --
      Less current portion...................................  (471,703)  --
                                                              ---------  ----
     Long-term debt.......................................... $ 224,919  $--
                                                              =========  ====

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(10) DEFERRED REVENUE

  Deferred revenue consists of the following:

                                                                    1995   1994
                                                                  -------- ----
      Equipment maintenance contracts............................ $181,256 $--
      Software maintenance and support contracts.................  172,332  --
      Billings in excess of costs and estimated income on
       uncompleted construction contracts........................   64,878  --
                                                                  -------- ----
        Total deferred revenue................................... $418,466 $--
                                                                  ======== ====

(11) STOCKHOLDERS' EQUITY

  The Company converted all accrued preferred dividends through September 30, 1993, into either preferred or common stock based on the stockholders' election. A total of 220.473 preferred shares and 5,936 common shares were issued in the conversion.

  In May 1993, the Company's Board of Directors declared a 100:1 common stock split increasing the number of authorized shares of 4% par value common stock from 5,000 to 500,000.

  In 1993, the Company entered into an agreement with a bank in which the bank lent the Company $200,000 with an annual interest rate of 5%. The loan is only repayable through the issuance of 4,149 shares of common stock pursuant to a stock purchase warrant. As the loan is repayable through the issuance of common stock, for financial reporting purposes, this has been treated as a capital transaction.

  The Company's equity securities consist of common stock, par value $1 per share, and convertible preferred stock, 10% cumulative (non-voting), par value $1,000 per share. There are 500,000 shares of common stock and 10,000 shares of convertible preferred stock authorized. The holders of preferred stock have the right to convert $72.3141 of the par value of such preferred stock for one share of the Company's common stock. No such conversions have occurred through December 31, 1995.

  In lieu of the principal payment on the $206,700 note payable, the holder of the note has the option to acquire 4,134 shares of the Company's common stock. As of December 31, 1995, this option had not been exercised (Note 8).

  Shares outstanding are as follows:

                                                                  1995    1994
                                                                 ------- -------
      Convertible preferred stock...............................   3,758   3,548
      Common stock.............................................. 322,576 191,521

(12) COMMITMENTS AND CONTINGENCIES

  The Company has two joint venture marketing agreements with a bank whereby the Company pays the bank a certain percentage of the revenues generated by referrals from the bank.

  The first agreement entitled the bank to a 14% share of DCI's joint revenues for the twelve-month period which began August 1, 1993 and ended July 31, 1994. For each twelve-month period after that, the percentage of joint revenues to which the bank is entitled decreases by one percent with a five percent floor.

  The second agreement gives the bank a 30% share of USBA's implementation fees and a 20% share of its membership fees. This marketing agreement covers the Atlantic, Midwestern and Northeastern regions of the country.

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(12) COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  After December 31, 1994, the Company may terminate the agreements at will (Note 14).

  The Company leases office facilities, office equipment and warehouse space under operating leases. Minimum rental commitments for all non-cancelable leases are as follows:

         YEAR ENDING DECEMBER 31,                          AMOUNT
         ------------------------                        ----------
            1996.......................................  $  477,639
            1997.......................................     497,461
            1998.......................................     473,868
            1999.......................................     490,160
                                                         ----------
              Total....................................  $1,939,128
                                                         ==========

  Total rental expense for all leases with a term in excess of one month was $386,013 in 1995, $304,269 in 1994 and $263,011 in 1993.

(13) EMPLOYEE BENEFITS

  The Company sponsors a 401(k) plan in which all employees with at least one year of service are eligible to participate. Employees who elect to do so may contribute from 1% to 20% of their salary. The Company matches employee contributions up to 6% of employee compensation at a rate of $ .25 to the dollar. A total of $35,091, $24,033 and $21,636 was recognized as expense during 1995, 1994 and 1993, respectively.

  The Company also provides a split dollar insurance policy for an executive officer. The officer is the owner of the policy and the Company retains an interest in the policy until the death or retirement of the officer. The premiums paid by the Company for the officer are evidenced by notes receivable totaling $170,839 at December 31, 1995 and $140,323 at December 31, 1994.

  Certain directors, officers, and stockholders of the Company have been granted stock options to purchase shares of the Company's common stock at a price of $48.2094 per share. At December 31, 1995, there were 65,600 options outstanding. No options were exercised during the years ended December 31, 1995, 1994 and 1993.

  During 1995, the Company, in consideration for services rendered and to be rendered, granted to certain officers and employees value appreciation rights to acquire shares of the Company's common stock upon consummation of specified triggering events.

(14) PRODUCT REVENUES

  In 1993, the Company received $440,000 from a bank in exchange for a percentage share of future revenues of Diversified Consulting, Inc., a wholly owned subsidiary, and for marketing rights in its geographic area. The Company recognized $440,000 ratably over the life of the contract from July 31, 1993 to December 31, 1994 (Note 12).

(15) EXTRAORDINARY GAIN

  In December 1993, the Company entered into an agreement with FNB in which FNB forgave $940,368 of a term note in exchange for $500,000 and 3,300 shares of common stock at $60 per share. USBA recognized $242,368 in extraordinary income related to this early extinguishment of debt.

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(16) PRIOR PERIOD ADJUSTMENTS

  Beginning accumulated deficit as of January 1, 1993, has been restated by $748,465 as follows:

      Accumulated, January 1, 1993, as previously reported......... $(5,266,455)
      Accrual of reserve for self-insured medical plan.............     (41,997)
      Deferred tax asset net of valuation allowance of $790,461....     790,462
                                                                    -----------
        Accumulated deficit, January 1, 1993, as restated.......... $(4,517,990)
                                                                    ===========

  Net income for 1993 has been restated by $133,526 as follows:

      Net income for 1993 as previously reported................... $   605,161
      Reversal of over accrual of revenue..........................    (359,073)
      Reversal of related commission expense over accrual..........      10,000
      Decrease in reserve for self-insured medical plan............      11,997
      Reversal of over accrual of income taxes payable.............      23,780
      Deferred tax expense.........................................    (181,148)
      Decrease in valuation allowance for deferred tax asset.......     510,506
      Deferral of recognition of other income related to
       product revenue agreements (Note 9).........................    (148,588)
                                                                    -----------
        Net income for 1993 as restated............................ $   472,635
                                                                    ===========

(17) ACQUISITION OF SUBSIDIARIES

  In February 1995, the Company acquired substantially all the net assets of two companies.

  Financial Suppliers, Inc. ("FSI"), a provider of specialized products to financial institutions, was acquired on February 23, 1995, by issuance of 38,199 shares of the Company's common stock, valued at $55 per share, in return for approximately $2,101,000 of net assets, including goodwill of $3,000,000. Capitalized legal and accounting acquisition costs totaled $46,884.

  ProActive, Inc. ("PRO"), a developer and marketer of proprietary computer software for financial institutions, was acquired on February 28, 1995, by issuance of 43,251 shares of the Company's common stock, valued at $55 per share, in return for approximately $2,336,000 of net assets, including goodwill of $2,196,000. Capitalized legal and accounting acquisition costs totaled $31,552.

  Both acquisitions were accounted for using the purchase method of accounting. The Company has elected to amortize the goodwill over 40 years.

(18) SUPPLEMENTAL DISCLOSURES FOR THE STATEMENTS OF CASH FLOWS

  In February 1995, the Company acquired two subsidiaries. The cash provided by these acquisitions is outlined as follows:

                                          FINANCIAL    PROACTIVE,
                                       SUPPLIERS, INC.    INC.         TOTAL
                                       --------------- -----------  -----------
Current liabilities, net of current
 assets...............................   $   675,924   $   239,451  $   915,375
Furniture and equipment...............       (33,242)      (42,562)     (75,804)
Goodwill..............................    (2,999,760)   (2,196,250)  (5,196,010)
Software development costs............           --       (356,178)    (356,178)
Long-term debt assumed................       260,000           --       260,000
Issuance of common stock to acquire
 subsidiaries.........................     2,101,000     2,378,805    4,479,805
                                         -----------   -----------  -----------
  Cash received in acquisition of
   subsidiaries.......................   $     3,922   $    23,266  $    27,188
                                         ===========   ===========  ===========

                              USBA HOLDINGS, LTD.

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(18) SUPPLEMENTAL DISCLOSURES FOR THE STATEMENTS OF CASH FLOWS--(CONTINUED)

  Cash paid for interest and income taxes was as follows:

                                                         1995    1994     1993
                                                       -------- ------- --------
   Interest paid...................................... $209,076 $95,193 $167,149
   Income taxes paid.................................. $  5,908 $ 7,408 $    --

(19) RELATED PARTY TRANSACTIONS

  Related party transactions consist of accounts and notes receivable totaling $197,808 due from an officer arising primarily from a split dollar insurance agreement (Note 13), a note payable to an officer totaling $370,000 (Note 8), and personal guarantees for notes payable by two stockholders of the Company (Notes 8 and 9).

(20) MAJOR CUSTOMERS

  Two major customers accounted for approximately 22% of total revenues for the year ended December 31, 1994.

(21) RECLASSIFICATIONS

  Certain amounts on the prior year financial statements have been reclassified in order to be consistent with the 1995 presentation.

(22) SUBSEQUENT EVENTS

  On January 21, 1996, the Company signed a 5-year lease agreement on their building. Minimum lease payments over the term of the lease amount to approximately $2,165,000. As part of the lease agreement, the Company was required to issue a letter of credit, secured by a certificate of deposit, to the lessor. The lessor's right to draw on the letter expires January 19, 1997.

  The Company entered into an agreement with JMC Group, Inc. ("JMC") on January 28, 1996. This agreement was established to provide JMC with access to financial institutions through the consulting and other relationships established by the Company and its subsidiaries. In connection with this transaction, the Company received $1.25 million on January 28, 1996 to assist in the preparation and implementation of a five-year marketing plan focusing on the establishment of relationships with new financial institution clients. JMC has the right to recover $1 million of the amount paid under certain circumstances. In addition, the Company was given warrants to purchase up to one million shares of JMC's common stock at $2.50 per share which may be adjusted to approximately $1.44 per share under certain circumstances. The warrants are exercisable after January 29, 1997.

  A letter of intent was signed on April 3, 1996 to pursue the merger of JMC Group, Inc. and USBA Holdings, Ltd. The merger is subject to the execution of a definitive agreement, due diligence, stockholder approval of both companies, regulatory approval and a satisfactory fairness opinion by J.C. Bradford & Co.

                              USBA HOLDINGS, LTD.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                       MARCH 31,   DECEMBER 31,
                                                         1996          1995
                                                      -----------  ------------
                       ASSETS
CURRENT ASSETS
 Cash................................................ $   244,671  $   547,796
 Accounts receivable and unbilled contract
  receivables, net of allowance for doubtful accounts
  of $339,030 and $282,130, respectively.............   4,715,911    4,396,395
 Inventory, net of allowance of $39,634..............      64,594       62,227
 Deferred costs......................................   1,201,404      965,764
 Prepaid expenses and other current assets (Note 5)..      73,382       80,082
 Deferred tax assets.................................     221,380      236,630
                                                      -----------  -----------
    TOTAL CURRENT ASSETS.............................   6,521,342    6,288,894
                                                      -----------  -----------
FURNITURE AND EQUIPMENT..............................     241,642      242,593
                                                      -----------  -----------
OTHER ASSETS
 Accounts receivable and unbilled contract
  receivables, noncurrent............................      64,000      288,181
 Accounts receivable, officers and employees.........     210,915      195,367
 Deferred tax asset..................................   1,024,370    1,071,610
 Intangibles, net....................................   7,259,113    7,281,196
                                                      -----------  -----------
    TOTAL OTHER ASSETS...............................   8,558,398    8,836,354
                                                      -----------  -----------
    TOTAL ASSETS..................................... $15,321,382  $15,367,841
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and accrued expenses...............  $1,349,016   $1,378,135
 Accrued income taxes................................     289,274        6,192
 Accrued dividends on preferred stock................     184,294       90,341
 Notes payable.......................................   1,559,165    2,286,443
 Current portion of long-term debt...................     268,042      471,703
 Deferred revenue                                         417,693      418,466
                                                      -----------  -----------
    TOTAL CURRENT LIABILITIES........................   4,067,484    4,651,280
LONG-TERM DEBT, less current portion.................     176,458      224,919
                                                      -----------  -----------
    TOTAL LIABILITIES................................   4,243,942    4,876,199
                                                      -----------  -----------
STOCKHOLDERS' EQUITY (Note 6)
 Convertible preferred stock, 10% cumulative (non-
  voting), par value $1,000 per share, authorized
  10,000 shares, issued and outstanding 3,758.131
  shares.............................................   3,758,131    3,758,131
 Preferred stock dividends in arrears................    (184,294)     (90,341)
 Common stock, par value $1 per share, authorized
  500,000 shares, issued and outstanding 326,225
  shares at March 31, 1996, and 332,586 shares at
  December 31, 1995..................................     326,225      322,586
 Mandatorily convertible debt........................     200,000      200,000
 Additional paid-in capital..........................  10,997,999   10,830,558
 Accumulated deficit.................................  (4,020,621)  (4,529,292)
                                                      -----------  -----------
    TOTAL STOCKHOLDERS' EQUITY.......................  11,077,440   10,491,642
                                                      -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....... $15,321,382  $15,367,841
                                                      ===========  ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                        QUARTERS ENDED MARCH
                                                                 31,
                                                        ----------------------
                                                           1996        1995
                                                        ----------  ----------
REVENUES (Note 8)...................................... $3,161,996  $1,878,548
                                                        ----------  ----------
OPERATING EXPENSES
 Salaries and benefits.................................    970,996     818,289
 Cost of goods sold, supplies, equipment, and software.    537,640     227,627
 Travel................................................     87,813     135,407
 Professional services.................................    128,098     181,805
 Administrative expense................................    266,116     227,430
 Other expenses........................................    188,968     317,416
                                                        ----------  ----------
    TOTAL OPERATING EXPENSES...........................  2,179,631   1,907,974
                                                        ----------  ----------
    OPERATING INCOME (LOSS)............................    982,365     (29,426)
AMORTIZATION OF GOODWILL...............................     59,275      29,431
INTEREST EXPENSE, net of interest income...............     50,848      44,168
                                                        ----------  ----------
    INCOME (LOSS) BEFORE INCOME TAX....................    872,242    (103,025)
INCOME TAX EXPENSE.....................................   (363,572)    (63,720)
                                                        ----------  ----------
    NET INCOME (LOSS).................................. $  508,670  $ (166,745)
                                                        ==========  ==========
EARNINGS (LOSS) PER SHARE (Note 9)..................... $     1.28  $    (1.14)
                                                        ==========  ==========



  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                       QUARTERS ENDED MARCH
                                                                31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)................................... $   508,670  $ (166,745)
 Adjustments to reconcile net income to net cash
  provided (used) by operating activities
   Depreciation and amortization.....................     102,075       67,873
   Deferred tax (benefit) expense....................      62,490       59,457
   Changes in assets (increase) decrease
    Accounts receivable, net.........................     (95,335)    (546,670)
    Prepaid expenses and other current assets........       6,700     (109,178)
    Accounts receivable from related parties.........     (15,548)      (3,572)
    Inventory........................................      (2,367)     (70,505)
    Deferred costs...................................    (235,640)      57,481
   Changes in liabilities increase (decrease)
    Accounts payable and accrued expenses............     (29,119)    (141,626)
    Accrued income taxes.............................     283,082        4,263
    Deferred revenue.................................        (773)      44,512
                                                      -----------  -----------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES.     584,235     (804,710)
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES.................
 Cash from acquisition of subsidiaries...............         --        27,188
 Purchases of furniture and equipment................     (33,011)     (45,122)
 Increase in intangibles.............................     (46,029)     (52,443)
                                                      -----------  -----------
    NET CASH USED BY INVESTING ACTIVITIES............     (79,040)     (70,377)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from debt..................................      75,400      521,959
 Payments of debt....................................  (1,054,800)  (1,015,002)
 Proceeds from issuance of common stock..............     171,080    1,845,142
 Redemption of common stock..........................         --      (657,930)
                                                      -----------  -----------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES.   (808,320)      694,169
                                                      -----------  -----------
NET DECREASE IN CASH.................................    (303,125)    (180,918)
CASH, BEGINNING OF YEAR..............................     547,796      565,653
                                                      -----------  -----------
CASH, END OF YEAR.................................... $   244,671  $   384,735
                                                      ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 CASH PAID FOR:
  Income taxes....................................... $    18,000  $     6,281
                                                      ===========  ===========
  Interest........................................... $    43,986  $    52,688
                                                      ===========  ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              USBA HOLDINGS, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                    QUARTERS ENDED MARCH 31, 1996 AND 1995

NOTE 1

  The accompanying unaudited consolidated financial statements and these notes have been condensed and accordingly, do not contain all disclosures required by generally accepted accounting principles. See Notes to the Audited Consolidated Financial Statements.

NOTE 2

  In the opinion of USBA Holdings, Ltd. (the "COMPANY"), the unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company and subsidiaries as of March 31, 1996, and the results of their operations and changes in stockholders' equity and cash flows for the three months ended March 31, 1996 and 1995.

NOTE 3

  The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

NOTE 4

  The Company prepares its interim financial information using the same accounting principles as for its annual financial statements except for income taxes which are provided at estimated annual rates.

NOTE 5

  Prepaid expenses and other current assets at March 31, 1996 consist of the following:

      Deferred merger costs............................................. $20,318
      Prepaid expenses and other current assets.........................  53,064
                                                                         -------
          Total......................................................... $73,382
                                                                         =======

  The deferred merger costs represent expenses incurred as of March 31, 1996, which will be expensed upon consummation of the merger.

NOTE 6

  During the quarter ended March 31, 1996, the Company issued 3,639 additional shares of common stock in exchange for proceeds totaling $171,080 and declared $93,953 in dividends to holders of preferred stock.

NOTE 7

  On January 21, 1996, the Company signed a 5-year lease agreement on their building. Minimum lease payments over the term of the lease amount to approximately $2,165,000. As part of the lease agreement, the Company was required to issue a letter of credit, secured by a certificate of deposit, to the lessor. The lessor's right to draw on the letter expires January 19, 1997.

                              USBA HOLDINGS, LTD.

                                  (UNAUDITED)

                    QUARTERS ENDED MARCH 31, 1996 AND 1995


NOTE 8

  The Company entered into an agreement with JMC Group, Inc. ("JMC") on January 28, 1996. This agreement was established to provide JMC with access to financial institutions through the consulting and other relationships established by the Company and its subsidiaries. In connection with this transaction, the Company received $1,250,000 on January 28, 1996 to assist in the preparation and implementation of a five-year marketing plan focusing on the establishment of relationships with new financial institution clients. This amount represents 39.5% of total revenues for the quarter ended March 31, 1996. In addition, the Company was given a warrant to purchase up to one million shares of JMC's common stock at $2.50 per share which may be adjusted to approximately $1.44 per share under certain circumstances. The warrant is not exercisable until January 29, 1997 and therefore the value of the warrant is undeterminable at this time. No amount has been recognized in the financial statements for this warrant. JMC has the right to recover $1,000,000 from the Company under certain circumstances.

NOTE 9

  The following is a computation of income (loss) per share:

                                                               QUARTERS ENDED
                                                                 MARCH 31,
                                                             ------------------
                                                               1996     1995
                                                             -------- ---------
   Net income (loss) less preferred stock dividends........  $414,717 $(255,447)
                                                             ======== =========
   Determination of shares:
    Weighted average number of common shares outstanding...   323,266   224,796
    Shares issuable on exercise of stock options, net of
     shares assumed to be purchased out of proceeds at
     market (common stock equivalent only).................     8,475     *
                                                             -------- ---------
      Average common shares outstanding for primary diluted
       computation.........................................   331,741     *
    Shares issuable on exercise of value appreciation
     rights (other than common stock equivalent)...........    86,950     *
                                                             -------- ---------
      Average common shares of stock for fully diluted
       computation.........................................   418,691     *
                                                             ======== =========
   Income (loss) per share of common stock:
    Assuming no dilution...................................  $   1.28 $   (1.14)
    Assuming primary dilution..............................      1.25       --
    Assuming full dilution.................................      0.99       --

- --------
* For the quarter ended March 31, 1995, inclusion of the additional shares would be antidilutive.

NOTE 10

  A letter of intent was signed on April 3, 1996 to pursue the merger of JMC Group, Inc. and USBA Holdings, Ltd. On May 20, 1996, the Company executed a definitive agreement for the merger. The definitive agreement follows the terms set forth in the letter of intent to merge, which required the completion of due diligence of both companies and the rendering of a satisfactory fairness opinion. The merger is still subject to customary conditions including applicable regulatory requirements and the approval of the stockholders of both companies at stockholder meetings expected to occur in August.

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of May 20, 1996 (the "AGREEMENT DATE"), is made by and between USBA Holdings, Ltd., a Georgia corporation ("USBA"), and JMC Group, Inc., a Delaware corporation ("JMCG"), with reference to the following facts:

  A. The Boards of Directors of USBA and JMCG each have determined that it is in the best interests of their respective stockholders for a wholly-owned subsidiary of JMCG (the "MERGER SUB") to merge with and into USBA, upon the terms and subject to the conditions set forth herein.

  B. For Federal income tax purposes, it is intended that the Merger (as hereinafter defined) shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

  C. USBA and JMCG desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into USBA and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). USBA shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Georgia, and the separate corporate existence of USBA with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Georgia Business Corporation Code (the "GBCC").

  1.2 Closing. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Kilpatrick & Cody, 1100 Peachtree Street, Atlanta, GA 30309 at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as USBA and JMCG may agree (the "CLOSING DATE").

  1.3 Effective Time.

  (a) Certificate of Merger. As soon as practicable following the Closing, and provided that this Agreement shall not have been terminated or abandoned pursuant to Article VIII hereof, USBA and JMCG will cause a Certificate of Merger in substantially the form attached hereto as EXHIBIT A (the "GEORGIA CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of Georgia as provided in Section 14-2-1105 of the GBCC. The Merger shall become effective at the time and on the date on which the Georgia Certificate of Merger has been duly filed with the Secretary of State of Georgia, and such time is hereinafter referred to as the "EFFECTIVE TIME."

  (b) Publication of Notice. Promptly after the Effective Time, JMCG shall cause the publication of adequate notice regarding the Merger in compliance with Section 14-2-1105.1 of the GBCC.

                                  ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

  2.1 The Articles of Incorporation. The Amended and Restated Articles of Incorporation of USBA (the "USBA ARTICLES") in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the GBCC; provided, however, that at the Effective Time the USBA Articles will be amended to change the corporate name of USBA to a name to be selected by USBA reasonably in advance of the Effective Time.

  2.2 The By-Laws. The By-Laws of USBA in effect at the Effective Time (the "USBA BY-LAWS") shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the GBCC.

                                  ARTICLE III

                    OFFICERS AND DIRECTORS OF JMCG AND THE
               SURVIVING CORPORATION; REVERSE SPLIT; NAME CHANGE

  3.1 Officers and Directors of the Surviving Corporation. The directors and officers of USBA at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the USBA Articles and USBA By-Laws.

  3.2 JMCG Proxy Statement. The proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") to be provided by JMCG to the shareholders of USBA prior to their meeting (the "USBA SHAREHOLDER MEETING") to consider and vote upon the Merger and to be mailed to the stockholders of JMCG in respect of the stockholder meeting of JMCG (the "JMCG STOCKHOLDER MEETING") to consider and vote upon the Merger and related actions will provide for the following slate of Directors for ratification by the stockholders of JMCG to the Board of Directors of JMCG to serve from and after the Effective Time (pursuant to the provisions of the Certificate of Incorporation of JMCG (the "JMCG CERTIFICATE") and the by-laws of JMCG (the "JMCG BY-LAWS") and applicable law):

                                                                        TERM
      NAME                                                          EXPIRING IN:
      ----                                                          ------------
      James K. Mitchell............................................     1999
      Ronald D. Wallace............................................     1999
      James P. Cotton, Jr..........................................     1999
      Gerald F. Schmidt............................................     1998
      Edward J. Baran..............................................     1998
      Barton Beek..................................................     1998
      Steven E. Raville............................................     1997
      Charles H. Black.............................................     1997
      Anthony M. Frank.............................................     1997

  3.3 Reverse Stock Split. The Proxy Statement/Prospectus will seek approval from the stockholders of JMCG to effect a one-for-three reverse stock split (the "REVERSE SPLIT") of the common stock, par value $0.01 per share, of JMCG (the "JMCG COMMON STOCK"), pursuant to a Certificate of Amendment to the JMCG Certificate in substantially the form attached hereto as Exhibit B (the "REVERSE SPLIT CERTIFICATE AMENDMENT"). In the event the stockholders of JMCG approve the Reverse Split as required by the applicable provisions of the JMCG Certificate, the JMCG By-Laws, the requirements (the "INCLUSION REQUIREMENTS") of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion of JMCG Common Stock in The Nasdaq National Stock Market ("NASDAQ") as a National Market security and applicable law, then (i) JMCG shall promptly file the Reverse Split Certificate Amendment with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") to effect the Reverse Split and (ii) the provisions of this Agreement (including, without limitation, the provisions of Section 4.1 hereof as contemplated by Subparagraph 4.1(d)(vii) hereof) shall be modified accordingly.

  3.4 Officers of JMCG. From and after the Effective Time, the following persons shall hold the executive officer position(s) of JMCG indicated:

    James K. Mitchell -- Chairman of the Board of Directors

    Ronald D. Wallace -- President and Chief Executive Officer

  3.5 JMCG Corporate Name Change. At the Effective Time, subject to approval by the stockholders of JMCG at the JMCG Stockholder Meeting, the corporate name of JMCG will be changed to "USBA Holdings, Ltd." To effect such name change (if approved), JMCG shall promptly file with the Delaware Secretary of State a Certificate of Amendment (the "NAME CHANGE CERTIFICATE AMENDMENT") to the JMCG Certificate in substantially the form attached hereto as EXHIBIT C.

  3.6 Principal Executive Offices. Promptly following the Effective Time, the principal executive offices of JMCG shall be relocated to Atlanta, Georgia (initially, in the office space presently occupied by USBA). Prior to such relocation, the NASD shall be notified of the change in location in compliance with the Inclusion Requirements.

  3.7 Employment Agreements. Concurrently with the execution of this Agreement, JMCG shall execute and deliver to James K. Mitchell and Ronald D. Wallace Employment Agreements in substantially the forms attached hereto as EXHIBIT D-1 and EXHIBIT D-2, respectively (in each instance, an "EMPLOYMENT AGREEMENT"); provided, however, that such Employment Agreements shall not take effect until the Effective Time.

                                  ARTICLE IV

                      CONVERSION OF SHARES IN THE MERGER

  4.1 Conversion or Cancellation of Shares. The manner of converting issued and outstanding shares of USBA in the Merger, and those certain Value Appreciation Rights ("VARS") with respect to such shares, shall be as follows:

    (a) Conversion of USBA Common Shares. Each share of the common stock, par value $1.00 per share, of USBA (the "USBA COMMON SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into
  14.513207 (the "EXCHANGE FACTOR")(/1/) shares of JMCG Common Stock; provided, however, that (i) the Exchange Factor is subject to adjustment as provided herein and (ii) references herein to the Exchange Factor shall be deemed references to the Exchange Factor as adjusted.

    (b) Conversion of VARs. Each VAR issued and outstanding immediately prior to the Effective Time shall be converted into an option to acquire a number of shares of JMCG Common Stock equal to the number of USBA Common Shares subject to such VAR multiplied by the Exchange Factor (each such option is herein referred to as a "VAR OPTION"). Each VAR Option shall be exercisable for $0.01 per share of JMCG Common Stock and shall be and remain subject to the vesting conditions of the original VAR; provided, however, that no VAR Option shall be exercisable (i) prior to January 1, 1997 or (ii) for fractional shares of JMCG Common Stock (with reference to Section 4.3 below).

- --------
(1) The Exchange Factor is calculated by assuming that VARs are common stock equivalents (e.g., one VAR is the equivalent, but for a nominal exercise price, of one USBA Common Share). Accordingly, the base amount of 6,000,000 shares of JMCG Common Stock into which USBA Common Shares and VARs are intended to convert is the numerator of the Exchange Factor and the aggregate represented number of USBA Common Shares and VARs (326,466.54 + 86,950 = 413,416.54) is the "Denominator." The base Exchange
    Factor is thus 6,000,000/413,416.54 = 14.513207.

    (c) Conversion of USBA Preferred Shares. Each share of the preferred stock, par value $1,000.00 per share, of USBA (the "USBA PREFERRED SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Series A Preferred Stock, par value $0.01 per share, of JMCG (the "JMCG PREFERRED STOCK") with the rights, preferences and privileges set forth on EXHIBIT E attached hereto (the "JMCG CERTIFICATE OF DESIGNATION"). As set forth in the JMCG Certificate of Designation, the JMCG Preferred Stock shall have the same economic terms as the USBA Preferred Shares and shall be convertible into JMCG Common Stock based upon the conversion price for the USBA Preferred Shares adjusted to reflect the Exchange Factor. The USBA Common Shares and the USBA Preferred Shares to be converted pursuant to the Merger are herein referred to as the "CONVERTED USBA SHARES."

    (d) Adjustment of Exchange Factor. The Exchange Factor (and possibly the Denominator, as defined below) shall be adjusted as provided in this paragraph (d) in the event that either (1) the amount of issued and outstanding capital stock of USBA, on a fully-diluted basis, is greater than or less than that represented by USBA in Section 5.1(d) below or (2) the average closing price of JMCG Common Stock quoted on Nasdaq as reported by The Wall Street Journal for the period of twenty (20) trading days immediately preceding the third (3rd) business day prior to the day of the JMCG Stockholder Meeting (the "AVERAGE PRICE") is less than or greater than four dollars ($4.00).

      (i) Number of Fully-Diluted USBA Shares. The Exchange Factor and the Denominator will be proportionally adjusted in the event that the amount of USBA capital stock, on a fully-diluted and converted to USBA Common Shares (or USBA Common Shares equivalent) basis, is less than or in excess of the issued and outstanding capitalization of USBA as represented in Section 5.1(d) below (in the event of an excess, taking into account, as compared with the Average Price and in the reasonable discretion of JMCG, the amount of proceeds which shall be payable to JMCG in respect of the exercise or conversion of any derivative securities beyond those contemplated by Section 5.1(d) below). Any adjustment to the Exchange Factor and/or the Denominator pursuant to this Subparagraph 4.1(d)(i) shall be in addition to any other adjustments under this Subsection 4.1(d).

      (ii) Average Price Less than $4.00. If the Average Price is less than four dollars ($4.00), but equal to or greater than three dollars ($3.00), then for each whole cent ($0.01) of difference between four dollars ($4.00) and the Average Price, the Exchange Factor shall be increased by the amount of 0.024189.(/2/) For example, at an Average Price of three dollars and fifty cents ($3.50), the Exchange Factor would be 15.722657 [14.513207 + (50 x 0.024189) = 15.722657].

      (iii) Average Price Less than $3.00. If the Average Price is less than three dollars ($3.00), then the Exchange Factor shall be set at the quotient of (x) divided by (y) where (x) is equal to twenty-one million dollars ($21,000,000.00) divided by the Average Price and (y) is equal to 413,416.54 (the "DENOMINATOR");(/3/) provided, however, that as provided in Subsection 7.1(i) below, JMCG shall not be obligated to give effect to the Merger if (A) the Average Price is less than three dollars ($3.00) and/or (B) the Exchange Factor is greater than 16.932107 (which is the Exchange Factor determined pursuant to Subparagraph (ii) above at an average Price of $3.00). For example, at an Average Price of two dollars and fifty cents ($2.50), the Exchange Factor would be 20.318490 [($21,000,000/$2.50)/413,416.54) =
    20.318490].

      (iv) Average Price Greater than $4.00. If the Average Price is greater than four dollars ($4.00), but equal to or less than five dollars ($5.00), then for each whole cent ($0.01) of difference between

- --------
(2) This number is derived by adjusting the numerator of the base Exchange Factor (originally 6,000,000) in increasing increments of 10,000 for each $0.01 decrease in the Average Price.

(3) This number is equal to the aggregate represented number of USBA Common Shares and VARs issued and outstanding on the Agreement Date.

    four dollars ($4.00) and the Average Price, the Exchange Factor shall be decreased by the amount of 0.019351.(/4/) For example, at an Average Price of four dollars and fifty cents ($4.50), the Exchange Factor would be 13.545657 [14.513207--(50 x 0.019351) = 13.545657].

      (v) Average Price Greater than $5.00. If the Average Price is greater than five dollars ($5.00), then the Exchange Factor shall be set at the lower of (1) the quotient of (x) divided by (y) where (x) is equal to thirty million dollars ($30,000,000.00) divided by the Average Price and (y) is equal to the Denominator or (2) 12.578107 (which is the Exchange Factor determined pursuant to Subparagraph (iv) above at an Average Price of $5.00). For example, at an Average Price of five dollars and fifty cents ($5.50), the Exchange Factor would be 12.578107 [the lower of (1) and (2) where (1) is ($30,000,000/$5.50)/413,416.54 =
    13.193825].

      (vi) Average Price Equal to $4.00. If the Average Price equals four dollars $4.00, then the Exchange Factor shall equal 14.513207.

      (vii) Stock Splits, Dividends, Etc. If between the Agreement Date and the Effective Time the outstanding shares of JMCG Common Stock shall have been changed into a different number of shares or a different class, by reason of a stock dividend, subdivision, reclassification, recapitalization, split (including, without limitation, the Reverse Split), combination or exchange of shares, the Exchange Factor shall be adjusted correspondingly to reflect such stock dividend, subdivision, reclassification, recapitalization, split (including, without limitation, the Reverse Split), combination or exchange of shares.

    (e) Securities of USBA Converted in the Merger. All securities of USBA converted pursuant to the Merger shall no longer be outstanding after the Effective Time and shall be canceled and retired and shall cease to exist, and each certificate (each, a "USBA CERTIFICATE") representing any such securities shall thereafter represent only the right to receive (i) securities of JMCG pursuant to the applicable provisions of this Article IV (and cash in respect of fractional shares as provided in Section 4.3 hereof) or (ii) such payment from the Surviving Corporation in respect thereof as shall be due Dissenting Shares (defined below) if appropriate procedures are pursued in accordance with Article 13 of the GBCC.

    (f) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one USBA Common Share.

  4.2 Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, JMCG shall deposit, or shall cause to be deposited, with an exchange agent selected by JMCG and reasonably acceptable to USBA (the "EXCHANGE AGENT"), for the benefit of the holders of the Converted USBA Shares, for exchange in accordance with this Article IV, certificates representing the securities of JMCG into which such Converted USBA Shares are converting pursuant to Section 4.1 hereof (the "EXCHANGE SHARES") and any cash to be paid in lieu of fractional shares pursuant to
Section 4.3 hereof (such cash and certificates representing JMCG securities, together with the amount of any dividends or distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

  (b) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of USBA. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the securities of JMCG into which the shares represented thereby have been converted pursuant to Section 4.1 hereof and any cash to be paid in lieu of fractional shares. Certificates surrendered for exchange by any person constituting an "affiliate" of USBA for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until JMCG has received a written agreement from such person as provided in Section 6.9 hereof.

- --------
(4) This number is derived by adjusting the numerator of the base Exchange Factor (originally 6,000,000) in decreasing increments of 8,000 for each $0.01 increase in the Average Price.

  (c) Letter of Transmittal. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a USBA Certificate
(i) a form letter of transmittal which shall be customary in form and shall specify that delivery shall be effected, and risk of loss and title to each USBA Certificate shall pass, only upon delivery to the Exchange Agent, together with such other provisions as USBA and JMCG may reasonably specify, and (ii) instructions for effecting the surrender of USBA Certificates in exchange for certificates representing Exchange Shares. Upon surrender of a USBA Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such USBA Certificate shall be entitled to receive in exchange therefor a certificate representing the Exchange Shares into which the USBA Converted Shares represented by such USBA Certificate so surrendered shall have been converted in the Merger pursuant to the provisions of Section 4.1 hereof (and subject to the provision of Section 4.3 hereof), and the USBA Certificate so surrendered shall forthwith be canceled. If a certificate representing Exchange Shares is to be issued to a person other than the person in whose name the USBA Certificate surrendered therefor is registered, it shall be a condition of issuance that the USBA Certificate so surrendered shall be properly endorsed, or otherwise in proper form for transfer, and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the USBA Certificate surrendered or shall establish to the satisfaction of JMCG that such tax has been paid or is not applicable.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of Converted USBA Shares for one year after the Effective Time shall be returned to JMCG. Any such holder shall thereafter look only to JMCG for their portion of the Exchange Fund, and in each case without any interest thereon. Notwithstanding the foregoing, none of JMCG, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of Converted USBA Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  4.3 No Fractional Shares. No certificates or scrip representing less than one share of JMCG Common Stock shall be issued upon (x) the surrender for exchange of USBA Certificates pursuant to this Article IV or (y) the exercise of any VAR Option. In lieu of any such fractional shares, each affected holder of Converted USBA Shares or a VAR Option, as the case may be, shall be paid, upon surrender of a USBA Certificate or upon exercise of the VAR Option, an amount in cash, rounded to the nearest cent, determined by multiplying (i) the Average Price by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of JMCG Common Stock to which any such holder is entitled).

  4.4 Dissenters' Rights.

  (a) Notwithstanding the provisions of Section 4.1 above, any holder of shares of USBA's capital stock who shall have delivered a written demand for appraisal of such holder's shares ("DISSENTING SHARES"), as provided in
Section 14-2-1321 of the GBCC (each a "DISSENTING SHAREHOLDER"), shall not be entitled to have such Dissenting Shares converted pursuant to the provisions of Section 4.1 above unless and until the Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the GBCC, and shall be entitled to receive only the payment provided by Article 13 of the GBCC with respect to such Dissenting Shares.

  (b) USBA shall give JMCG prompt notice (including an appropriate summary) of
(i) any written demand for appraisal of any Dissenting Shares, attempted withdrawals of any such demand, and any other instrument received by USBA relating to shareholders' rights of appraisal and (ii) all negotiations and proceedings with respect to demand for appraisal under the GBCC. USBA shall not, except with the prior written consent of JMCG (which shall not be unreasonably withheld), voluntarily make any payment with respect to any demand for appraisal of Dissenting Shares, offer to settle or settle any such demand or approve any withdrawal of any such demand.

  4.5 USBA Options. Each option to acquire USBA Common Shares outstanding immediately prior to the Effective Time (a "USBA OPTION") shall be deemed to be automatically converted into an option (a "JMCG

OPTION") to purchase that number of shares of JMCG Common Stock as is determined by multiplying the number of USBA Common Shares for which such USBA Option was exercisable (assuming full vesting) by the Exchange Factor. The exercise price per share of JMCG Common Stock for each such JMCG Option shall be determined by dividing the exercise price per USBA Common Share for the applicable USBA Option by the Exchange Factor. As promptly as possible subsequent to the Effective Time, and in any event within 30 days after the Closing, JMCG shall (i) register the shares underlying JMCG Options and VAR Options (if permitted by the rules of the Securities and Exchange Commission (the "SEC") and the requirements of the SEC's Form S-8) with the SEC by filing one or more registration statements on Form S-8 and (ii) keep such registration(s) effective until the final exercise or termination of all of the JMCG Options and VAR Options (if applicable). Each JMCG Option shall otherwise be subject to the same terms and conditions as its predecessor USBA Option; provided that the vesting schedule for each such JMCG Option shall be the vesting schedule of the corresponding USBA Option in effect on the Agreement Date as if no "change of control" or other acceleration of benefits event had occurred as a result of the Merger.

  4.6 Reservation of Shares. JMCG shall reserve for issuance a sufficient number of shares of JMCG Common Stock for issuance upon (i) exercise of the JMCG Options, (ii) exercise of the VAR Options and (iii) conversion of the JMCG Preferred Stock comprising a portion of the Exchange Shares.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

  5.1 Representations and Warranties of USBA. USBA hereby represents and warrants to JMCG that:

    (a) Corporate Organization and Qualification. Each of USBA and its subsidiaries (the "USBA SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except for such failure to so qualify or be in such good standing which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business, prospects or results of operations of USBA taken as a whole (a "USBA MATERIAL ADVERSE EFFECT"). Each of USBA and the USBA Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted. USBA has made available to JMCG a complete and correct copy of the USBA Articles and the USBA By-Laws, each as amended to date. The USBA Articles and the USBA By-Laws so delivered are in full force and effect.

    (b) Corporate Authority. Subject only to approval of this Agreement by the shareholders of USBA in accordance with the GBCC, USBA has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of USBA enforceable against USBA in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The Board of Directors of USBA has unanimously approved the Merger and this Agreement and the transactions contemplated herein.

    (c) Governmental Filings; No Violations.

      (i) Other than the filing provided for in Section 1.3, no notices, reports or other filings are required to be made by USBA or any USBA Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by USBA from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by USBA and the consummation by USBA of the transactions contemplated hereby, the failure to make or obtain any or all of which (A) is reasonably likely to have a USBA Material Adverse Effect or (B) could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      (ii) Neither USBA nor any USBA Subsidiary is in violation of or default under (A) any provision of its charter or bylaws (in the instance of USBA, the USBA Articles and the USBA By-Laws), (B) any provision of any instrument, agreement or contract to which it is a party or by which it is bound or (C) any provision of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to USBA or any USBA Subsidiary. The execution and delivery of this Agreement by USBA do not, and the consummation by USBA of the transactions contemplated by this Agreement will not, constitute or result in (1) a breach or violation of, or a default under, the charter or bylaws of USBA or any USBA Subsidiary (in the instance of USBA, the USBA Articles and the USBA By-Laws), (2) a breach or violation of, a default under or the triggering of any payment or other material obligation pursuant to, any USBA Compensation and Benefit Plan (as defined in Section 5.1(h)) or any grant or award made under any of the foregoing, (3) a breach or violation of, or a default under or the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on any of the assets of USBA or any USBA Subsidiary (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation to which USBA or any USBA Subsidiary is a party or by or to which USBA, any USBA Subsidiary or any of its or their properties or assets is bound (a "USBA CONTRACT"),
    (4) a breach or violation of any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which USBA or any USBA Subsidiary is subject, or
    (5) any change in the rights or obligations of any party under any of the USBA Contracts; except, in the case of clauses (3), (4) or (5) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a USBA Material Adverse Effect or that could not result in the creation of any material lien, charge or encumbrance upon any assets of USBA or any USBA Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

    (d) Capital Structure.

      (i) USBA. The authorized capital stock of USBA consists of 500,000 USBA Common Shares, of which 326,466.54 are issued and outstanding, and 10,000 USBA Preferred Shares, of which 3,758.131 are issued and outstanding; such issued and outstanding USBA Common Shares and USBA Preferred Shares comprise the Converted USBA Shares. All of the outstanding USBA Common Shares and USBA Preferred Shares (x) have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights and (y) were issued in compliance with all applicable federal and state securities laws. There are (A) VARs to acquire 86,950 USBA Common Shares, all at a nominal exercise price per USBA Common Share, (B) options to acquire 65,600 USBA Common Shares, all at the exercise price of $48.21 per USBA Common Share, (C) a warrant to acquire 4,149 USBA Common Shares, at the exercise price of $48.21 per USBA Common Share, held by Provident Savings Bank, and (D) 18,182 USBA Common Shares reserved for issuance pursuant to that certain Marketing Agreement dated as of January 29, 1996 between USBA and JMCG (the "MARKETING AGREEMENT"). Except as expressly set forth above in this Section 5.1(d), (1) there are no options, warrants, calls, rights, commitments or agreements of any character to which USBA is a party or by which it is bound obligating USBA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of USBA or benefits, payments or awards which are stock-related, or obligating USBA to grant, extend or enter into any such option, warrant, call, right, commitment or agreement and (2) there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director or shareholder of USBA.

      (ii) USBA Subsidiaries. A list of the USBA Subsidiaries is set forth on SCHEDULE 5.1(d) hereto. Except for the USBA Subsidiaries, USBA does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity. Each USBA Subsidiary is wholly-owned by USBA. There are no options, warrants, calls, rights, commitments or agreements of any character to which USBA or any USBA Subsidiary is a party or by which USBA or any USBA Subsidiary is bound obligating USBA or any USBA Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of any USBA Subsidiary or benefits, payments or awards which are stock-related, or obligating USBA or any USBA Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

    (e) Consolidated Financial Statements.

      (i) USBA has delivered to JMCG USBA's audited consolidated statements of income and cash flows for the fiscal periods ended December 31, 1993, 1994 and 1995, USBA's audited consolidated balance sheets dated December 31, 1994 and 1995, in each instance audited and accompanied by the report of independent certified public accountants, and USBA's unaudited financial statements at and for the three months ending March 31, 1996 (the "USBA FINANCIAL STATEMENTS"). The USBA Financial Statements comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of USBA and the USBA Subsidiaries as of the dates thereof and the consolidated results of operations, shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (ii) Except as set forth in the USBA Financial Statements, USBA has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of USBA or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience of USBA since December 31, 1995.

      (iii) None of the information supplied or to be supplied by USBA for inclusion in the Registration Statement on Form S-4 or other appropriate registration form to be filed with the SEC by JMCG in connection with the offer and issuance of the Exchange Shares in or as a result of the Merger (the "REGISTRATION STATEMENT"), including the Proxy Statement/Prospectus included therein, will, in the case of the Proxy Statement/Prospectus, at the time of mailing of the Proxy Statement/Prospectus to the securityholders of JMCG and/or USBA and at the time of the JMCG Stockholder Meeting and/or the USBA Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they are made, not misleading or, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (f) Absence of Certain Changes or Events. Except as disclosed in the USBA Financial Statements or on SCHEDULE 5.1(f) hereto, or except as expressly contemplated by this Agreement, since December 31, 1995, USBA and the USBA Subsidiaries have conducted business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of their business and there has not been (i) any change in the assets, liabilities, financial condition, operating results or prospects of USBA, on a consolidated basis, from that reflected in the USBA Financial Statements for the period ending December 31, 1995, except changes in the ordinary course of business, including losses from operations, which have not been, in the aggregate, materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, having a USBA Material Adverse Effect; (iii) any waiver by USBA or any USBA Subsidiary of a valuable right or of a material debt owed to it; (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by USBA or any USBA Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of USBA on a consolidated basis (as such business is presently conducted); (v) any change or amendment to a material USBA Contract by which USBA, any USBA Subsidiary or any of its or their assets or properties is bound or subject; (vi) any change in any compensation arrangement or agreement with any management-level employee, director or consultant; (vii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of USBA's capital stock (except for regular dividends on the USBA Preferred Shares declared and paid in accordance with the USBA Articles); or (viii) any split, combination or reclassification of any of USBA's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock. Except as disclosed on SCHEDULE 5.1(f) hereto or as expressly contemplated by this Agreement, since December 31, 1995 there has not been (x) any granting by USBA or any USBA Subsidiary to any executive officer of USBA or a USBA Subsidiary of any increase in compensation, (y) any granting by USBA or any USBA Subsidiary to any such executive officer of any increase in severance or termination pay, or (z) any entry by USBA or any USBA Subsidiary into any employment, severance or termination agreement with any such executive officer.

    (g) Litigation and Liabilities. There is no action, suit, proceeding or investigation (a "PROCEEDING") pending or, to the knowledge of USBA, currently threatened against or affecting USBA, any USBA Subsidiary or any of its or their assets (including, without limitation, any Proceeding relating to the Merger). There is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency, authority or arbitration tribunal against or affecting USBA, any USBA Subsidiary or any of its or their assets. There exists no basis for any Proceeding against or affecting USBA, any USBA Subsidiary or any of its or their assets (including, without limitation, any condition which, if revealed to all interested parties, would give rise to a Proceeding).

    (h) Employee Benefits.

        (i) SCHEDULE 5.1(h) hereto contains a true and complete list of (A) each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now or previously has been sponsored, maintained, contributed to or required to be contributed to by USBA or any USBA Subsidiary or pursuant to which USBA or any USBA Subsidiary has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "USBA COMPENSATION AND BENEFIT PLAN"); and (B) each management, employment, bonus, option, equity (or equity-related), severance, consulting, non-compete, confidentiality or similar agreement or contract (each a "USBA EMPLOYEE AGREEMENT") between USBA or any USBA Subsidiary and any current, former or retired employee, officer, consultant, independent contractor, agent or director of USBA or any USBA Subsidiary (the "USBA EMPLOYEES"). Neither USBA nor any USBA Subsidiary currently sponsors, maintains, contributes to, nor is required to contribute to, nor has USBA or any USBA Subsidiary ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (1) any "defined benefit plan" (as defined in ERISA Section 3(35)), (2) any "multi-employer plan" (as defined in ERISA Section 3(37)) or (3) any USBA Compensation and Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any USBA Employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Code.

        (ii) Neither USBA nor any USBA Subsidiary is (A) a member of a "controlled group of corporations," under "common control" or an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Code, (B) required to be aggregated under Section 414(o) of the Code, or (C) under "common control," within the meaning of
    Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity except for USBA and/or any USBA Subsidiary.

        (iii) USBA and the USBA Subsidiaries have made available to JMCG current, accurate and complete copies of all documents embodying or relating to each USBA Compensation and Benefit Plan and each USBA Employee Agreement, including all amendments thereto, interpretations thereof, trust or funding agreements relating thereto (if any), the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), the most recent determination letter received from the Internal Revenue Service (if any), the most recent summary plan description (with all material modifications) (if any), and all material communications to any USBA Employee relating to any USBA Compensation and Benefit Plan or USBA Employee Agreement.

        (iv) Each USBA Compensation and Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; and each USBA Compensation and Benefit Plan intended to qualify under Section
    401 of the Code is, and since its inception has been, so qualified.

        (v) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any USBA Compensation and Benefit Plan or USBA Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any USBA Employee, except that (A) accelerated vesting may be required under USBA's 401(k) plan if such plan is terminated in connection with the Merger and (B) the VAR Options will vest upon consummation of the Merger.

        (vi) No USBA Compensation and Benefit Plan is underfunded or potentially subject to any material underwriting adjustment known to us for unpaid or underfunded claims, premiums, obligations or liabilities.

    (i) Brokers and Finders. Neither USBA nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

    (j) Licenses. USBA and the USBA Subsidiaries each possess, from the appropriate governmental body or authority, all licenses, permits, authorizations, approvals and rights (the "USBA LICENSES") as are necessary to engage in the businesses of USBA and the USBA Subsidiaries as now conducted and as proposed to be conducted. SCHEDULE 5.1(j) attached hereto lists all of the USBA Licenses currently held by USBA and the USBA Subsidiaries, including their respective expiration dates and any conditions to their validity. All USBA Licenses have been lawfully and validly issued and are in full force and effect. No violation of any USBA License has been recorded and there is no pending or threatened proceeding which may revoke or limit any or all of the USBA Licenses. Each and every USBA License shall continue in full force and effect through the Closing Date.

    (k) Patents, Trademarks, Service Marks, Logos and Trade Names. All of the patents, trademarks, service marks, logos and trade names which are currently being used by USBA or the USBA Subsidiaries in the operation of the businesses of USBA and the USBA Subsidiaries as now conducted and as proposed to be conducted are valid, in good standing and free and clear of all liens and encumbrances of any nature whatsoever, and have not been challenged in any way or involved in any interference, claim or other Proceeding. Operation of the businesses of USBA and the USBA Subsidiaries in the ordinary course as now conducted does not involve infringement or claimed infringement of any issued or applied for United States patent or trademark.

    (l) Title to Property and Assets. USBA and the USBA Subsidiaries own its and their property and assets, respectively, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair USBA's or the USBA Subsidiaries' respective ownership or use of such property or assets. With respect to the property and assets leased by USBA or the USBA Subsidiaries, USBA and the USBA Subsidiaries are in compliance with such leases and hold a valid leasehold interest free of any material liens, claims or encumbrances.

    (m) Tax Returns and Payments. USBA and the USBA Subsidiaries have timely filed all Tax (defined below) returns and reports as required by law and paid all Taxes shown as due thereon. These returns and reports are true, correct and complete in all material respects. USBA and the USBA Subsidiaries have paid all Taxes and other assessments reflected on such returns as being due prior to the time penalties would accrue thereon. The provision for Taxes of USBA and the USBA Subsidiaries as set forth in the most recent balance sheet included in the USBA Financial Statements is adequate for all Taxes due or accrued as of the date thereof, whether or not shown as being due on any returns or reports. No claim for unpaid Taxes has become a lien or encumbrance of any kind against the property or assets of USBA or any USBA Subsidiary, or is being asserted against USBA or any USBA Subsidiary; no audit of any Tax return of USBA or any USBA Subsidiary is being conducted by a Tax authority; and no extension of the statute of limitations for the assessment of any Taxes has been granted by USBA or any USBA Subsidiary and is currently in effect. Neither USBA nor any USBA Subsidiary has made, is obligated to make, or is a party to any agreement that reasonably could be expected to obligate it to make, any payments that are "parachute payments" within the meaning of Section 280G of the Code (determined without regard to whether any portion of such payment is reasonable compensation for personal services actually rendered). For purposes of this Agreement, the term "TAX" shall include all federal, state, local, foreign or other governmental income, franchise, gross-receipts, property, sales, use, transfer, excise, employment and other taxes of any nature whatsoever including, without limitation, all interest, penalties, assigns, assessments and deficiencies relating thereto.

    (n) Insurance. SCHEDULE 5.1(n) attached hereto sets forth a summary of all policies of insurance which are presently maintained by USBA or any USBA Subsidiary. Each such policy shall remain binding and in full force and effect through the Closing Date and otherwise in accordance with their respective provisions.

    (o) Labor Agreements and Actions. Neither USBA nor any USBA Subsidiary is bound by or subject to (and none of its or their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has (to the knowledge of USBA) requested or sought to represent any of the employees of USBA or any USBA Subsidiary. There is no strike or other labor dispute involving USBA pending, or (to the knowledge of USBA) threatened, nor is USBA aware of any labor organization activity involving its employees or the employees of any USBA Subsidiary. USBA is not aware that any officer, key employee or group of key employees of USBA or any USBA Subsidiary intends to terminate their employment, nor does USBA or any USBA Subsidiary have a present intention to terminate the employment of any of the foregoing.

    (p) Environmental. USBA, the USBA Subsidiaries and its and their properties and assets have not been associated with any spill, disposal, storage, discharge or release of any Hazardous Materials (as defined below) into or upon or over any real property or into or upon any ground or surface water. Without limitation, such properties and assets do not include (i) any asbestos-containing materials, (ii) any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls or (iii) any underground storage tanks of any type whatsoever. As used herein, the term "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste which is regulated by any local, state or federal governmental authority with jurisdiction.

    (q) Minute Books. USBA has made available to JMCG all minutes of meetings of directors, committees and shareholders of USBA and each USBA Subsidiary since the time of incorporation thereof, which minutes reflect all transactions referred to in such minutes accurately in all material respects.

  (r) Information.

  (i) Business of USBA and its Subsidiaries. USBA has provided JMCG and its representatives with true, correct and complete copies of all agreements, understandings and arrangements which are material to an understanding of the business of USBA and the USBA Subsidiaries. None of these agreements, understandings or arrangements, as compared with the form in which it has been most recently provided to JMCG and its representatives, has been modified or amended, individually or in the aggregate, in any manner which could reasonably be expected to result in a USBA Material Adverse Effect.

  (ii) Agreement and Exhibits. Neither this Agreement nor any exhibit hereto, nor any other written statements or certificates made or delivered in connection herewith, contains any untrue statement of a material fact made by USBA or omits to state a material fact required to be stated herein or therein by USBA or necessary to make the statements made by USBA herein or therein, in light of the circumstances in which they were made, not misleading.

  5.2 Representations and Warranties of JMCG. JMCG represents and warrants to USBA that:

      (a) Corporate Organization and Qualification. Each of JMCG and its subsidiaries (the "JMCG SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except for such failure to so qualify or be in such good standing which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business, prospects or results of operations of JMCG taken as a whole (a "JMCG MATERIAL ADVERSE EFFECT"). Each of JMCG and the JMCG Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted. JMCG has made available to USBA a complete and correct copy of the JMCG Certificate and JMCG By-Laws, each as amended to date. The JMCG Certificate and JMCG By-Laws so delivered are in full force and effect.

      (b) Corporate Authority.

          (i) JMCG. Subject only to approval of this Agreement by the stockholders of JMCG in accordance with the Inclusion Requirements of Nasdaq and applicable state law, JMCG has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of JMCG enforceable against JMCG in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The Board of Directors of JMCG has unanimously approved the Merger and this Agreement and the transactions contemplated herein.

          (ii) Merger Sub. JMCG shall cause Merger Sub to take all corporate action necessary in order to consummate the transactions contemplated hereby.

      (c) Governmental Filings; No Violations.

          (i) Other than the filing provided for in Section 1.3, the filing and prosecution to effectiveness of the Registration Statement and various blue sky filings which may be necessary or advisable in connection therewith, no notices, reports or other filings are required to be made by JMCG or any JMCG Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by JMCG from, any Governmental Entity in connection with the execution and delivery of this Agreement by JMCG and the consummation by JMCG of the transactions contemplated hereby, the failure to make or obtain any or all of which is (A) reasonably likely to have a JMCG
    Material Adverse Effect or (B) could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          (ii) Neither JMCG nor any JMCG Subsidiary is in violation of or default under (A) any provision of its charter or bylaws, (B) any provision of any instrument, agreement or contract to which it is a party or by which it is bound or (C) any provision of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to JMCG or any JMCG Subsidiary. The execution and delivery of this Agreement by JMCG do not, and the consummation by JMCG of the transactions contemplated by this Agreement will not, constitute or result in (1) a breach or violation of, or a default under, the charter or bylaws of JMCG or any JMCG Subsidiary, (2) a breach or violation of, or a default under or the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on any of the assets of JMCG or any JMCG Subsidiary (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation to which JMCG or any JMCG Subsidiary is a party or by or to which JMCG, any JMCG Subsidiary or any of its or their properties or assets is bound (a "JMCG CONTRACT"), (3) a breach or violation of any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which JMCG or any JMCG Subsidiary is subject, or (4) any change in the rights or obligations of any party under any of the JMCG Contracts; except, in the case of clauses (2), (3) and (4) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a JMCG Material Adverse Effect or that could not result in the creation of any material lien, charge or encumbrance upon any assets of JMCG or any JMCG Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      (d) Capital Structure.

          (i) JMCG. The authorized capital stock of JMCG consists of twenty million (20,000,000) shares of JMCG Common Stock and five million (5,000,000) shares of JMCG preferred stock, par value $0.01 per share. As of the Agreement Date, (i) 6,218,898 shares of JMCG Common Stock and no shares of JMCG preferred stock are issued and outstanding, (ii) no shares of JMCG Common Stock are held by JMCG in its treasury, (iii) 442,167 shares of JMCG Common Stock are reserved for issuance pursuant to outstanding stock options to purchase shares of JMCG Common Stock ("STOCK OPTIONS"), (iv) 469,333 shares of JMCG Common Stock are available for the grant of Stock Options pursuant to JMCG's 1993 Executive Stock Option Plan, (v) 669,500 shares of JMCG Common Stock are available for the grant of Stock Options pursuant to JMCG's 1993 Employee Stock Option Plan, (vi) 6,218,898 shares of JMCG Common Stock are reserved for issuance in connection with the rights (the "JMCG RIGHTS") to purchase JMCG Common Stock issued pursuant to the Rights Agreement dated as of February 21, 1990 (as amended from time to time, the "JMCG RIGHTS AGREEMENT") between JMCG and First Interstate Bank of California, as Rights Agent (the "JMCG RIGHTS AGENT"), and (vii) one million (1,000,000) shares of JMCG Common Stock are reserved for issuance upon the exercise of the "USBA WARRANT" (as such term is defined in the Marketing Agreement). All outstanding shares of JMCG Common Stock are, and all Exchange Shares to be issued as part of the Merger will be, when issued, (A) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (B) approved for quotation on Nasdaq. As of the Agreement Date, except for the transactions contemplated by this Agreement and as set forth above in this Section 5.2(d), there are no options, warrants, calls, rights, commitments or agreements of any character to which JMCG is a party or by which it is bound obligating JMCG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of JMCG or benefits, payments or awards which are stock-related, or obligating JMCG to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (ii) JMCG Subsidiaries. Each JMCG Subsidiary is wholly-owned by JMCG. There are no options, warrants, calls, rights, commitments or agreements of any character to which JMCG or any JMCG Subsidiary is a party or by which JMCG or any JMCG Subsidiary is bound obligating JMCG or any JMCG Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of any JMCG
    Subsidiary or benefits, payments or awards which are stock-related, or obligating JMCG or any JMCG Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

      (e) JMCG Reports.

          (i) JMCG has filed with the SEC and delivered to USBA its Forms 10-K for the years ended December 31, 1993, 1994 and 1995 and other reports, schedules, forms, statements and documents (collectively, the "JMCG REPORTS") filed or required to be filed with the SEC since December 31, 1995. As of their respective dates, the JMCG Reports complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the JMCG Reports, and the JMCG Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of JMCG included in the JMCG Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of JMCG and the JMCG Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity and cash flows for the periods then ended
    (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the JMCG Reports, JMCG and the JMCG Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of JMCG or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience since December 31, 1995.

          (ii) None of the information supplied or to be supplied by JMCG for inclusion in the Registration Statement, including the Proxy Statement/Prospectus included therein, will, in the case of the Proxy Statement/Prospectus, at the time of mailing of the Proxy Statement/Prospectus to the securityholders of JMCG and/or USBA and at the time of the JMCG Stockholder Meeting and/or the USBA Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they are made, not misleading or, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (iii) The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by JMCG with respect to information supplied by USBA for inclusion in the Proxy Statement/Prospectus.

      (f) Absence of Certain Changes or Events. Except as disclosed in the JMCG Reports or on SCHEDULE 5.2(f) hereto, or except as expressly contemplated by this Agreement, since December 31, 1995, JMCG and the JMCG Subsidiaries have conducted business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of their business and there has not been (i) any change in the assets, liabilities, financial condition, operating results or prospects of JMCG, on a consolidated basis, from that reflected in the JMCG Reports for the period ending December 31, 1995, except changes in the ordinary course of business, including losses from operations, which have not been, in the aggregate, materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, having a JMCG Material Adverse Effect;
  (iii) any waiver by JMCG or any JMCG Subsidiary of a valuable right or of a material debt owed to it; (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by JMCG or any JMCG Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of JMCG on a consolidated basis (as such business is presently conducted); (v) any change or amendment to a material JMCG Contract by which JMCG, any JMCG Subsidiary or any of its or their assets or properties is bound or subject; (vi) any change in any compensation arrangement or agreement with any management-level employee, director or consultant; (vii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of JMCG's capital stock; or (viii) any split, combination or reclassification of any of JMCG's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock. Except as disclosed on SCHEDULE 5.2(f) hereto or as expressly contemplated by this Agreement, since December 31, 1995 there has not been (x) any granting by JMCG or any JMCG Subsidiary to any executive officer of JMCG or a JMCG Subsidiary of any increase in compensation, (y) any granting by JMCG or any JMCG Subsidiary to any such executive officer of any increase in severance or termination pay, or (z) any entry by JMCG or any JMCG
  Subsidiary into any employment, severance or termination agreement with any such executive officer.

      (g) Brokers and Finders. Neither JMCG nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that JMCG has employed J.C. Bradford & Co. as its financial advisor and has retained BHJ, Inc. as a consultant to assist in the negotiation and consummation of the transactions contemplated by this Agreement.

      (h) Information. Neither this Agreement nor any exhibit hereto, nor any other written statements or certificates made or delivered in connection herewith, contains any untrue statement of a material fact made by JMCG or omits to state a material fact required to be stated herein or therein by JMCG or necessary to make the statements made by JMCG herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE VI

                                   COVENANTS

  6.1 Interim Operations. Each of USBA and JMCG covenants and agrees that, prior to the Effective Time (unless JMCG or USBA, respectively, shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

      (a) Its business (including the business of its subsidiaries) shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

      (b) It shall not (i) create any subsidiaries; (ii) amend its charter or by-laws (except, in the instance of JMCG, as may be required or advisable to effect the Merger and the transactions contemplated hereby and including, without limitation, actions relating to the JMCG Certification of Designation, the Reverse Split Certificate Amendment and the Name Change Certificate Amendment); (iii) split, combine or reclassify its capital stock (except, in the instance of JMCG, with respect to the Reverse Split); or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to its capital stock (except, in the instance of USBA, for regular dividends on the USBA Preferred Shares declared and paid in accordance with the USBA Articles).

      (c) It shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or any other property or assets other than shares issuable upon the exercise of outstanding options, warrants or rights as expressly identified above (in
  Section 5.1(d) or Section 5.2(d) for USBA and JMCG, respectively); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets; (iii) incur or modify any indebtedness or other liability other than in the ordinary and usual course of business;
  (iv) acquire, directly or indirectly by redemption or otherwise, any shares of its capital stock; or (v) authorize capital expenditures in excess of $50,000 or make any acquisition of, or investment in, assets or stock of any other person or entity.

      (d) It shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other management-level employee (including directors, officers and employees of any subsidiary); and it shall not establish, adopt, enter into, make any new grants or awards under or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee (including any director, officer or employee of any subsidiary), except that the VARs may be converted into options to acquire 86,950 USBA Common Shares at a nominal exercise price per USBA Common Share.

      (e) It shall not settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims.

      (f) It shall not make any Tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary and usual course of its business.

      (g) It shall not authorize or enter into an agreement to do any of the foregoing.

  6.2 Acquisition Proposals. Each of USBA and JMCG covenants and agrees that:

      (a) It shall not (and it shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the parties hereto and their representatives) concerning any merger, tender offer or exchange offer involving it or the sale of all or a significant portion of its assets, or the sale of its shares of capital stock or debt securities, or any similar transaction involving it (any of the foregoing being referred to herein as an "ACQUISITION PROPOSAL").

      (b) It will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, it may (i) upon request furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements (which request is unsolicited after the Agreement Date), and (ii) negotiate and participate in discussions and negotiations with any such entity or group concerning an Acquisition Proposal if (x) such entity or group has submitted a bona fide written proposal to its Board of Directors relating to any such transaction which the Board determines represents a Superior Proposal (as defined below) and (y) in the opinion of its Board of Directors, only after receipt of advice from competent outside legal counsel, the failure to engage in such discussions or negotiations would cause the Board of Directors to violate their fiduciary duties to its securityholders under applicable law.

      (c) It will promptly communicate to the other party hereto the terms of any proposal, discussion, negotiation or inquiry (and will disclose the substance of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

    (d) Subject to the following sentence, its Board of Directors shall not
  (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors of the Merger, (ii) solicit, approve or recommend, or propose to solicit, approve or recommend, any Acquisition Proposal or (iii) approve or authorize it to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event its Board of Directors receives an Acquisition Proposal that, based on the advice of competent outside counsel, the Board of Directors is required to consider in the exercise of its fiduciary obligations and that it determines to be a Superior Proposal, its Board of Directors may (subject to the following sentence) withdraw or adversely modify its approval or recommendation of the Merger and approve or recommend any such Superior Proposal, approve or authorize it to enter into an agreement with respect to such Superior Proposal, approve the solicitation of additional Acquisition Proposals or terminate this Agreement, in each case at any time after the fourth business day following notice to the other party hereto (a "NOTICE OF SUPERIOR PROPOSAL") advising such other party that its Board of Directors has received a Superior Proposal and specifying the material terms and the structure of such Superior Proposal. It may take any of such actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the other party hereto prior to the expiration of the four business-day period specified in the preceding sentence.

    (e) For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal to merge with a party hereto or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of a party hereto for consideration consisting of cash and/or securities, and otherwise on terms which the party's Board of Directors determines in their good faith reasonable judgment (based on the advice of a competent financial advisor of recognized reputation) will provide greater aggregate value to its securityholders as compared with the Merger (or otherwise proposed by the other party as contemplated above). Nothing contained herein shall prohibit JMCG from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(e) under the Exchange Act prior to the fourth business day following any party's receipt of a Notice of Superior Proposal.

  6.3 Meetings of Securityholders.

  (a) Meetings. Each party will take, consistent with applicable law and its charter and by-laws, all action necessary to convene a meeting of its securityholders as promptly as practicable to consider and vote upon the approval of this Agreement, the Merger and the related actions expressly contemplated hereby (e.g., in the instance of JMCG, the election of JMCG Directors and the modification of the JMCG Certificate by the Reverse Split Certificate Amendment, the Name Change Certificate Amendment and the JMCG Certificate of Designation). Except as permitted pursuant to Section 6.2 and subject to its fiduciary duties, as advised by competent outside counsel, the Board of Directors of each party shall recommend such approval and each party shall take all lawful action to solicit such approval.

  (b) Proxy Statement/Prospectus. JMCG will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC (i.e., by having the Registration Statement declared effective by the SEC) and will thereafter mail to its stockholders as promptly as practicable, the Proxy Statement/Prospectus. USBA shall take all commercially reasonable actions to
(i) provide appropriate information regarding USBA and the transactions contemplated hereby for inclusion in the Proxy Statement/Prospectus and (ii) assist JMCG in providing the Proxy Statement/Prospectus to the shareholders of USBA.

  6.4 Filings; Other Action. Subject to the terms and conditions herein provided, USBA and JMCG shall:

    (a) promptly make any required or advisable filings with Governmental Entities; and

    (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, the Merger) as soon as practicable.

  6.5 Access. Upon reasonable notice, each party hereto shall afford the officers, employees, counsel, accountants and other authorized representatives (collectively, "REPRESENTATIVES") of the other party hereto access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts (USBA Contracts or JMCG Contracts, as the case may be) and records and, during such period, it shall furnish promptly to the other party hereto all information concerning its business, properties and personnel as the other party or its Representatives may reasonably request. Without limiting the foregoing, each party shall prepare and provide the other party with monthly (unaudited) financial statements promptly following the end of each calendar month from and after the Agreement Date.

  6.6 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto of any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default, received by it subsequent to the Agreement Date and prior to the Effective Time, under any USBA Contract or JMCG Contract, as the case may be. Each party hereto shall give prompt notice to the other party hereto of any change or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a USBA Material Adverse Effect or JMCG Material Adverse Effect, as the case may be, and of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

  6.7 Publicity. Each party hereto shall consult with the other party hereto prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

  6.8 Other Actions.

  (a) Rights. JMCG shall authorize and execute an amendment of the JMCG Rights Agreement with the JMCG Rights Agent, if necessary, so that neither the Merger nor the other transactions contemplated hereby shall cause the certificates for the JMCG Rights to be distributed or cause there to be any adjustment to the exercise price for such JMCG Rights.

  (b) Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, USBA and the members of its Board of Directors, or JMCG and the members of its Board of Directors, as the case may be, shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, except, in each such case, as would not be consistent with the fiduciary obligations of such Board of Directors as advised by competent outside legal counsel.

  6.9 Affiliates Agreements. Prior to Closing, USBA shall deliver to JMCG a letter identifying all persons who are at the time this Agreement is submitted to the stockholders of JMCG for approval "affiliates" of USBA for purposes of Rule 145 promulgated under the Securities Act. USBA shall use its reasonable best efforts to cause each such person to deliver to JMCG on or prior to the Effective Time a written agreement substantially in the form of EXHIBIT F attached hereto.

  6.10 Letters of Accountants.

  (a) USBA. USBA shall use its best efforts to cause to be delivered to JMCG a letter of Gross, Collins & Cress, P.C., USBA's independent certified public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to JMCG, in form and substance reasonably satisfactory to JMCG and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (b) JMCG. JMCG shall use its best efforts to cause to be delivered to USBA a letter of Deloitte & Touche LLP, JMCG's independent certified public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to USBA, in form and substance reasonably satisfactory to USBA and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  6.11 Registration Statement.

  (a) SEC. JMCG shall promptly prepare and file with the SEC the Registration Statement, and use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

  (b) Blue Sky. JMCG shall use its reasonable effort to obtain prior to the date the Registration Statement is declared effective all necessary state securities law or "blue sky" permits and approvals required to consummate the Merger and the other transactions contemplated by this Agreement. In this regard, USBA shall provide JMCG with a list of USBA's shareholders promptly upon the execution of this Agreement.

                                  ARTICLE VII

                                  CONDITIONS

  7.1 Conditions to Obligation of JMCG. The obligation of JMCG to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by JMCG to the extent permitted by applicable law:

    (a) Stockholder Approval. This Agreement shall have been duly approved by the stockholders of JMCG in accordance with applicable law, the Inclusion Requirements of Nasdaq and the JMCG Certificate and JMCG By-Laws.

    (b) Governmental and Regulatory Consents. Except such as would not have a USBA Material Adverse Effect or a JMCG Material Adverse Effect, all filings required to be made prior to the Effective Time by USBA with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by USBA from, any Governmental Entity in connection with the execution and delivery of this Agreement by USBA and the consummation of the transactions contemplated hereby by USBA and JMCG shall have been made or obtained.

    (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on JMCG or USBA in connection with the consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "ORDER").

    (d) Representations and Warranties; Performance of Obligations. The representations and warranties contained in Section 5.1 shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement, and USBA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (e) Legal Opinion. JMCG shall have received the legal opinion of Kilpatrick & Cody, legal counsel to USBA, dated as of the Closing and substantially in the form attached hereto as EXHIBIT G. As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities law or Georgia state law, such counsel may rely upon the certificates of officers and directors of USBA and of public officials, and opinions of local counsel (reasonably acceptable to JMCG), provided copies of such local counsel opinions shall be attached as an exhibit to the opinion of such counsel.

    (f) Tax Free Reorganization. JMCG shall have received a written opinion of Pillsbury Madison & Sutro LLP (based upon appropriate representations of USBA, JMCG and stockholders of USBA) in form and substance reasonably satisfactory to JMCG to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of USBA and JMCG is a party to the reorganization within the meaning of
  Section 368(b) of the Code and (iii) neither USBA nor JMCG will recognize any income, gain or loss as a result of the Merger.

    (g) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

    (h) Dissenting Shares. The number of Dissenting Shares, if any, shall not exceed six and three-quarters percent (6-3/4%) of the total number of outstanding shares of USBA as of the Agreement Date (on an as-converted to common stock basis).

    (i) Average Price/Exchange Factor. The Average Price shall be at least three dollars ($3.00) and the Exchange Factor shall be no greater than
  16.932107 (as such dollar amount and figure may be appropriately adjusted as a result of the Reverse Split).

    (j) Fairness Opinion. The written opinion rendered to the JMCG Board of Directors on or about the date of this Agreement by J.C. Bradford & Co. to the effect that the terms of the Merger are fair to JMCG and its stockholders from a financial point of view shall not have been withdrawn.

    (k) Employment Agreement for Mr. Wallace. Ronald D. Wallace shall have executed and delivered an Employment Agreement.

  7.2 Conditions to Obligation of USBA. The obligation of USBA to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by USBA to the extent permitted by applicable law:

    (a) Shareholder Approval. This Agreement shall have been duly approved by the shareholders of USBA in accordance with applicable law and the USBA Articles and USBA By-Laws.

    (b) Governmental and Regulatory Consents. Except such as would not have a USBA Material Adverse Effect or a JMCG Material Adverse Effect, all filings required to be made prior to the Effective Time by JMCG with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by JMCG from, any Governmental Entity in connection with the execution and delivery of this Agreement by JMCG and the consummation of the transactions contemplated hereby by JMCG and USBA shall have been made or obtained.

    (c) Order. There shall be in effect no Order.

    (d) Representations and Warranties; Performance of Obligations. The representations and warranties contained in Section 5.2 shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement, and JMCG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (e) Legal Opinion. USBA shall have received the opinion of Pillsbury Madison & Sutro LLP, legal counsel to JMCG, dated as of the Closing and substantially in the form attached hereto as EXHIBIT H. As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities law, California state law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of JMCG and of public officials, and opinions of local counsel (reasonably acceptable to USBA), provided copies of such local counsel opinions shall be attached as an exhibit to the opinion of such counsel.

    (f) Tax Free Reorganization. USBA shall have received a written opinion of Kilpatrick & Cody (based upon appropriate representations of USBA, JMCG and shareholders of USBA) in form and substance reasonably satisfactory to USBA to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of USBA and JMCG is a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) neither USBA nor JMCG will recognize any income, gain or loss as a result of the Merger.

    (g) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

    (h) Employment Agreement for Mr. Mitchell. James K. Mitchell shall have executed and delivered an Employment Agreement.

    (i) JMCG Certificate of Designation. The JMCG Certificate of Designation shall have been accepted for filing by the Delaware Secretary of State.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by securityholders of JMCG or USBA:

    (a) By the mutual consent of the Boards of Directors of JMCG and USBA.

    (b) By either JMCG or USBA (i) if any court or other Governmental Entity of competent jurisdiction in the United States shall have issued, enacted, promulgated, enforced or entered an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable or
  (ii) if the Merger shall not have been consummated by September 30, 1996.

    (c) By USBA (i) if there should be any material breach of JMCG's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice to JMCG thereof, (ii) to allow USBA to enter into an agreement which the Board of Directors of USBA determines to be a Superior Proposal, (iii) if the Board of Directors of JMCG shall have (A) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to USBA, its approval or recommendation of this Agreement or the Merger, (B) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (C) approved or authorized JMCG's entering into any agreement with respect to any Acquisition Proposal, or (iv) JMCG fails to comply in any material respect with the covenants contained in Section 6.2.

    (d) By JMCG (i) if there should be any material breach of USBA's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice to USBA thereof, (ii) to allow JMCG to enter into an agreement which the Board of Directors of JMCG determines to be a Superior Proposal, (iii) if the Board of Directors of USBA shall have (A) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to JMCG, its approval or recommendation of this Agreement or the Merger, (B) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (C) approved or authorized USBA's entering into any agreement with respect to any Acquisition Proposal, or (iv) USBA fails to comply in any material respect with the covenants contained in Section 6.2.

    (e) Any termination of this Agreement by USBA pursuant to Subsections
  (c)(i), (c)(iii) or (c)(iv) of this Section 8.1 or by JMCG pursuant to Subsections (b)(ii) or (d)(ii) of this Section 8.1 shall cause the USBA Warrant (as defined in the Marketing Agreement) to become immediately exercisable at an adjusted exercise price as provided in Section 1 of the USBA Warrant.

    (f) Any termination of this Agreement by JMCG pursuant to Subsections
  (d)(i), (d)(iii) or (d)(iv) of this Section 8.1 or by USBA pursuant to Subsections (b)(ii) or (c)(ii) of this Section 8.1 shall cause JMCG to be entitled to receive from USBA, at JMCG's election, the "TERMINATION SHARES" or the "TERMINATION PAYMENT" (as such terms are defined in and under the payment terms otherwise provided by the Marketing Agreement).

  8.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any of JMCG or USBA (except for (i) any breach of this Agreement and (ii) if applicable, the obligations of JMCG or USBA as provided by Subsections 8.1(e) or 8.1(f), as the case may be) or their respective directors and officers.

  8.3 Amendment. This Agreement may be amended by the parties hereto by action taken on behalf of their respective Boards of Directors at any time before or after approval hereof by the securityholders of USBA and JMCG, but, after any such approval, no amendment shall be made which materially changes the terms of this Agreement without the further approval of such securityholders. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

  8.4 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (a) extend the time for performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies of the other party hereto in the representations and warranties contained herein or in any other document delivered pursuant hereto and (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

  9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

  9.2 Survival. The agreements of USBA and JMCG contained in Article IV (but only to the extent that such Article expressly relates to actions to be taken after the Effective Time) shall survive the consummation of the Merger. The agreements of USBA and JMCG contained in Sections 6.7 and 8.2 and this Article IX shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

  9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

  9.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

  if to JMCG, addressed to:

  JMC Group, Inc.
  9710 Scranton Road, Suite 100
  San Diego, California 92121
  Attention: James K. Mitchell, Chief Executive Officer
  FAX: 619-450-9102
  TEL: 619-450-0055

  with a copy to:

  David R. Snyder, Esq.
  Pillsbury Madison & Sutro LLP
  101 West Broadway, Suite 1800
  San Diego, California 92101
  FAX: 619-236-1995
  TEL: 619-544-3369

  and if to USBA, addressed to:

  USBA Holdings, Ltd.
  2 Concourse Parkway, Suite 650
  Atlanta, Georgia 30328
  Attention: Ronald D. Wallace, President and Chief Executive Officer
  FAX: 770-804-5679
  TEL: 770-804-5676

  with a copy to:

  David A. Stockton, Esq.
  Kilpatrick & Cody
  1100 Peachtree Street
  Atlanta, Georgia 30309-4530
  FAX: 404-815-6555
  TEL: 404-815-6444

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  9.6 Entire Agreement, etc. This Agreement (including any exhibits or schedules specifically referenced herein and attached hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the parties with respect to the subject matter hereof; provided, however, that (i) USBA shall remain subject to the terms of that certain Confidentiality Agreement dated November, 1995 which has been executed by and between JMCG and USBA, (ii) with respect to its due diligence investigation of USBA, JMCG shall be deemed to be bound by the confidentiality provisions of such Confidentiality Agreement as though USBA was substituted for the "Company" and the confidential information of USBA was substituted for the "Evaluation Material," (iii) the Marketing Agreement shall remain in full force and effect and (iv) that certain Consulting Agreement dated as of January 29, 1996 by and between JMCG and USBA shall remain in full force and effect. This Agreement shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

  9.7 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the Agreement Date.

                                  APPENDIX B

              CERTIFICATE OF DESIGNATION FOR JMCG PREFERRED STOCK

                          CERTIFICATE OF DESIGNATION

                          OF SERIES A PREFERRED STOCK

                                      OF

                                JMC GROUP, INC.

  We, James K. Mitchell, the Chief Executive Officer, and D. Mark Carlson, the Chief Financial Officer, of JMC Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the said Board of Directors on May 20, 1996, adopted the following resolution creating a series of 3,758.131 shares of Preferred Stock designated as "Series A Preferred Stock:"

  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

  1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be 3,758.131. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

  2. Voting Rights. Except as otherwise required by law, (A) the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of the Corporation's Common Stock, par value $0.01 per share ("Common Stock"), into which such Series A Preferred Stock could then be converted, (B) the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation and (C) holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  3. Dividends. As and when declared by the Board of Directors, holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive an annual cash dividend payment of $100.00 per share. Such dividends shall be payable out of any source lawfully available for the payment of dividends and paid (except as may be provided for the first dividend date after issuance of the Series A Preferred Stock) in four equal quarterly installments on the first business day of the months of January, April, July and October in each year. Dividends shall accrue and shall be cumulative from the date of original issue of each share of the Series A Preferred Stock, whether or not declared and whether or not funds are then legally available for the payment thereof; provided, however, that for purposes of this Section 3 the date of original issue of shares of Series A Preferred Stock issued in connection with the merger of USBA Holdings, Ltd. with a wholly-owned subsidiary of the Corporation pursuant to the terms of that certain Agreement and Plan of Merger dated as of May [YY], 1996 shall be [YYYY YY], 1996./1/
- --------
(1) The date to be inserted shall be the first day after the last date through which dividends have been paid on the Series A preferred Stock by USBA prior to the Merger.

  Accrued and unpaid dividends on the Series A Preferred Stock shall be paid pro rata in accordance with the foregoing provisions based on the amount of accrued dividends outstanding per share (i) before any dividends shall be paid or set apart for payment on shares of the Common Stock or on any other stock of the Corporation ranking as to dividends or assets junior to the Series A Preferred Stock, (ii) before any other distribution shall be made to the holders of Common Stock or to any other stock of the Corporation ranking as to dividends or assets junior to the Series A Preferred Stock, and (iii) before any sum shall be paid or set apart for the purchase or redemption of any of the Common Stock or any other stock of the Corporation ranking as to dividends or assets junior to the Series A Preferred Stock. Arrears of dividends on the Series A Preferred Stock shall not bear interest.

  Dividends shall be payable to holders of the outstanding shares of Series A Preferred Stock of record on the respective dates fixed for such purposes by the Board of Directors of the Corporation in advance of payment of each particular dividend installment.

  4. Redemption. The Corporation shall have the right, at any time and from time to time, to redeem, at a cash purchase price equal to $1,000.00 per share plus any and all dividends accrued on such shares and unpaid on the date of redemption, any amount of the outstanding shares of Series A Preferred Stock as it deems necessary or desirable, in accordance with the procedure provided herein. Notice of any proposed redemption of shares of the Series A Preferred Stock shall be given by the Corporation by mailing, first class delivery, a copy of such notice at least thirty (30) days prior to the date fixed for such redemption to the holders of record of the shares of the Series A Preferred Stock to be redeemed at their respective addresses appearing on the books of the Corporation. Said notice shall specify the shares called for redemption, the redemption price, and the place at which and the date upon which the shares called for redemption shall be redeemed. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, redemption shall be made pro rata among the holders of outstanding shares of the Series A Preferred Stock. Upon redemption of the shares of Series A Preferred Stock evidenced by any certificate, the holder of such certificate shall duly endorse such certificate for transfer to the Corporation and shall return it to the Corporation at its principal executive offices.

  From and after the date fixed in any such notice as the date of redemption of shares of Series A Preferred Stock, all rights of the holders thereof with respect to such shares, except the right to receive the redemption price, shall cease, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice.

  5. Conversion.

  (a) Subject to and in compliance with the provisions of this Section 5, all or any portion of the Series A Preferred Stock outstanding at any time and from time to time, may, at the option of the holder thereof, be converted into fully paid and non-assessable shares of Common Stock (the "Conversion Right") at a conversion rate determined by dividing (i) the product of the number of shares of such holder's Series A Preferred Stock multiplied by $1,000.00 by
(ii) $[XX.XX]./2/ At the election of the Corporation and subject to the provisions of paragraph 5(c), the Corporation may, at its option, either (x) convert all, but not less than all, of the accrued but unpaid dividends on the Series A Preferred Stock surrendered by the holder thereof upon exercise of the Conversion Right at the rate of $[XX.XX]/3/ of such accrued but unpaid dividends for one (1) share of Common Stock, or (ii) pay over all of the accrued but unpaid dividends on the Series A Preferred Stock surrendered by the holder thereof for conversion at the time that the Corporation delivers shares of the Common Stock issuable upon such conversion.

  (b) To exercise the Conversion Right, the holder of any Series A Preferred Stock shall surrender the certificate(s) representing the Series A Preferred Stock being converted to the Corporation at its principal executive offices, and shall give written notice to the Corporation at those offices that the holder thereof elects to
- --------
(2) This amount shall be determined by dividing $72.3141 by the "Exchange Factor" as defined in the Agreement and Plan of Merger between the Corporation and USBA Holdings, Ltd.
(3) See prior footnote.

exercise the Conversion Right and the aggregate number of shares of the Series A Preferred Stock to be converted. The certificate evidencing the holder's ownership of the Series A Preferred Stock shall be duly endorsed for transfer, either to the Corporation or in blank. As promptly as practicable after the date a holder of Series A Preferred Stock tenders his certificate(s) and delivers written notice of his election to convert such shares (the "Conversion Date"), the Corporation shall issue and deliver at its principal executive offices to the holder of the Series A Preferred Stock being converted a certificate for the number of full shares of the Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the Conversion Right. Such conversion shall be deemed to have been effective at the close of business on the Conversion Date, to the extent permitted by applicable law, and at such time the rights of the holder as a holder of Series A Preferred Stock being converted shall cease, and the holder shall be deemed to have become the holder of record of the shares of the Common Stock represented thereby.

  (c) No fractional shares of the Common Stock shall be issued upon exercise of the Conversion Right. Rather, the Corporation shall pay to the holder of the Series A Preferred Stock which was converted a cash amount equal to the fraction of a share of Common Stock that would otherwise have been issued multiplied by the aforesaid conversion rate of $[XX.XX]/4/

  (d) Notwithstanding the Corporation's right to redeem at any time all or any portion of the Series A Preferred Stock, once the Corporation has received notice from any holder of Series A Preferred Stock of such holder's exercise of the Conversion Right with respect to all or any portion of his Series A Preferred Stock, the Corporation may not thereafter elect to redeem any of such holder's Series A Preferred Stock for which the Conversion Right is being exercised.

  (e) If some but not all of the Series A Preferred Stock represented by the certificate(s) surrendered by the holder thereof are converted, the Corporation shall execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate representing the number of shares of the Series A Preferred Stock which were not converted.

  (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issue upon conversion of the Series A Preferred Stock as provided pursuant to the Conversion Right granted under Section 5 hereof such number of shares of the Common Stock as shall then be issuable upon the conversion of all of the outstanding Series A Preferred Stock.

  (g) If there shall occur (i) any dividend payable in shares of Common Stock,
(ii) any recapitalization, reclassification, split-up or conversion of, or other change in, the Common Stock, or (C) an exchange of the outstanding shares of Common Stock in connection with a merger, share exchange, consolidation or other reorganization of or involving the Corporation or a sale by the Corporation of all or substantially all of its assets, for cash or for a different number or class of shares of stock or for cash or for shares of the stock or securities of the Corporation or for cash or for shares of stock or securities of any other corporation, then the Board of Directors of the Corporation shall, in such manner as it shall determine in its sole discretion, appropriately adjust the number of shares which shall be subject to the Conversion Right and/or the conversion price per share. Any such adjustment made by the Board of Directors shall be final, conclusive and binding upon all persons, including, without limitation, the Corporation, its stockholders and any persons having any interest in the Conversion Right granted pursuant to this Section 5.

  6. Preference on Liquidation. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets available for distribution to the stockholders under the provisions of any applicable law and only to the extent that such assets are available therefor, $1,000.00 per share, plus any and all cumulative dividends accrued on such shares and unpaid on the date of such liquidation, dissolution or winding up ("Liquidation
- --------
(4) See prior footnote.

Payments"), before any payment shall be made or any assets distributed to the holders of Common Stock or any other stock of the Corporation ranking as to dividends or assets junior to the Series A Preferred Stock. The holders of shares of Series A Preferred Stock, however, as holders of such shares, shall not participate with the holders of shares of Common Stock in the distribution of any assets or proceeds remaining after the payment of such Liquidation Payments to the holders of shares of Series A Preferred Stock. In the event that the funds available for distribution to the holders of Series A Preferred Stock are insufficient to satisfy fully the distribution requirements with respect to such stock as specified in this Section 6, the distribution shall be made pro rata among the holders of shares of Series A Preferred Stock to the extent funds are available for distribution thereto. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of Liquidation Payments and the place where such sums shall be payable, shall be given by mailing such notice, first class delivery, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock at such holders' respective addresses as shown on the records of the Corporation.

  IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do
affirm the foregoing as true under the penalties of perjury as of the     day
of           , 1996.

                                  APPENDIX C

                      OPINION OF J.C. BRADFORD & CO., LLC
            (DELIVERED TO JMCG BOARD OF DIRECTORS ON MAY 20, 1996)

Board of Directors
JMC Group, Inc.
9710 Scanton Road, Suite 100
San Diego, California 92121

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by JMC Group, Inc. (the "Company") in the proposed merger (the "Merger") of a wholly-owned subsidiary of the Company with and into USBA Holdings, Ltd. ("USBA") pursuant to which each issued and outstanding (i) share of USBA Common Stock, par value $1.00 per share, will be converted into 14.522078 (the "Exchange Factor"), shares of the Company's Common Stock, par value $0.01 per share, subject to certain adjustments, (ii) value appreciation right will be converted into an option to acquire a number of shares of the Company's Common Stock equal to the number of shares of USBA Common Stock subject to such value appreciation right multiplied by the Exchange Factor, and (iii) share of USBA Preferred Stock, par value $1,000.00 per share, will be converted into one share of the Company's Series A Preferred Stock, par value $0.01 per share, upon terms and subject to the conditions set forth in that certain Agreement and Plan of Merger by and between USBA and the Company (the "Agreement"). The terms and conditions of the Merger and the Agreement will be set forth more fully in the Proxy Statement/Prospectus to be issued by the Company.

  We, as part of our investment banking business, engage in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may from time to time purchase securities from, and sell securities to, the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, securities of the Company for our own account and for the accounts of our customers. To the extent we have any such position as of the date hereof, such position has been disclosed to the Company. We have acted as the Company's financial advisor in connection with the Merger and will receive a fee from the Company for our services.

  In rendering our opinion, we reviewed (i) a draft of the Agreement dated May 11, 1996, (ii) that certain Marketing Agreement, dated as of January 29, 1996, by and between the Company and USBA, (iii) certain financial information concerning each of the Company and USBA, and (iv) certain internal financial and other information with respect to the business, operations and prospects of each of the Company and USBA, as furnished to us by management of the Company and USBA, respectively. We held discussions with members of the senior management of each of the Company and USBA regarding the business, operations and prospects of their respective companies and of the combined entity resulting from the Merger. In addition, we have (i) reviewed the reported price and trading activity for the Company's Common Stock, (ii) compared certain financial information for the Company and USBA similar information and several valuation measures for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain business combinations that we deemed comparable in whole or in part, (iv) evaluated the potential pro forma financial impact of the Merger on the Company, and (v) performed such other studies and analyses and considered other factors as we deemed appropriate to arrive at our opinion.

  In rendering this opinion, we have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have neither assumed any responsibility for nor undertaken an independent verification of such information. Without limiting the generality of the foregoing, we have relied upon the accuracy and completeness of the information provided to Bradford in connection with the preparation of the consolidating financial statements of the Company and USBA. We have assumed, in rendering this opinion, that the Merger will qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. With respect to the financial projections supplied to us by the management of the Company and USBA, respectively, we have assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and USBA, respectively, and that management is unaware of any facts that would make such financial projections incomplete or misleading. We have assumed that the final Agreement will be the same as the draft dated May 11, 1996. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (absolute, contingent or otherwise) of the Company or USBA nor have we made any physical inspection of the properties or assets of the Company or USBA. We were not asked to consider and our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. Our opinion is necessarily based upon the information made available to us and the economic, market and other conditions existing, as of the date hereof. We are not expressing any opinion as to what the value of the Company's Common Stock or Series A Preferred Stock actually will be when issued to the USBA stockholders pursuant to the Merger or the price at which the Company's Common Stock will trade subsequent to the Merger.

  This opinion letter is for the information of the Board of Directors of the Company only and is not to be reproduced, summarized, described or referred to or given to or relied upon by any other person, in whole or in part, without our prior written consent.

  Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Merger is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          J.C. BRADFORD & CO., LLC

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Code ("SECTION 145") is the governing statute concerning indemnification of officers and directors and, in effect, provides that a director or officer may be indemnified against expenses (including attorneys' fees), fines, judgments and amounts paid in settlement actually and reasonably incurred by him or her in connection with suits and proceedings brought or threatened to be brought against him or her by reason of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant and, in the case of criminal proceedings, had no reason to believe that his or her conduct was unlawful. With respect to a suit by or on behalf of the Registrant, a director or officer may be indemnified against expenses actually and reasonably incurred by him or her if he or she acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. No indemnification shall be made of amounts paid in connection with the defense or settlement of a threatened or pending suit as to matters which such director or officer shall have been adjudged liable to the Registrant, unless the court, upon application, determines that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a director or officer has been successful on the merits or otherwise in the suit or any claim therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her. The indemnification provided by Section 145 is not exclusive of any other rights to which such director or officer seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, with respect to action in his or her official capacity and with respect to action in another capacity while holding such office.

  The Registrant's Certificate of Incorporation and the Registrant's Bylaws provide for the maximum indemnification permissible under Delaware law. Moreover, the Registrant has entered into indemnification agreements with its directors and officers providing for mandatory indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)See Exhibit Index.

  (b)SCHEDULE II--USBA HOLDINGS, LTD. VALUATION AND QUALIFYING ACCOUNTS

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 4, 1996.

                                            JMC GROUP, INC.

                                            By: /s/James K. Mitchell
                                               ---------------------------------
                                               James K. Mitchell
                                               Chairman and Chief Executive
                                               Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints James K. Mitchell, Brian J. Finneran and David R. Snyder, and any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments hereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                       TITLE                  DATE
           ---------                       -----                  ----

/s/James K. Mitchell             Chairman and                      June 4, 1996
- ------------------------------   Chief Executive
       JAMES K. MITCHELL         Officer

/s/ D. Mark Carlson              Chief Financial Officer           June 4, 1996
- ------------------------------   and Principal Accounting
        D. MARK CARLSON          Officer

/s/ Edward J. Baran              Director                          June 4, 1996
- ------------------------------
        EDWARD J. BARAN

/s/ Barton Beek                  Director                          June 4, 1996
- ------------------------------
          BARTON BEEK

/s/ Charles H. Black             Director                          June 4, 1996
- ------------------------------
       CHARLES H. BLACK

/s/ Robert A. Cervoni            Director                          June 4, 1996
- ------------------------------
       ROBERT A. CERVONI

/s/ Brian J. Finneran            Director                          June 4, 1996
- ------------------------------
       BRIAN J. FINNERAN

/s/ Herbert G. Kawahara          Director                          June 4, 1996
- ------------------------------
      HERBERT G. KAWAHARA

/s/ Robert G. Sharp              Director                          June 4, 1996
- ------------------------------
        ROBERT G. SHARP

/s/ Donald E. Weeden             Director
- ------------------------------
       DONALD E. WEEDEN                                            June 4, 1996

                                 EXHIBIT INDEX

EXHIBITS                                      DESCRIPTION
- --------                                      -----------
2.1  --   Agreement and Plan of Merger between the Registrant and USBA Holdings, Ltd. dated
          May 20, 1996 (at Appendix A to the Prospectus).
3.1  --   Certificate of Incorporation of the Registrant.**
3.2  --   Certificate of Amendment of Certificate of Incorporation of the Registrant.**
3.3  --   By-laws of the Registrant.**
3.4  --   Certificate of Designation of Series A Preferred Stock of the Registrant (at
          Appendix B to the Prospectus).
3.5  --   Proposed Amendment to the Certificate of Incorporation of the Registrant to effect a one-for-three reverse stock split.
3.6  --   Proposed Amendment to the Certificate of Incorporation of the Registrant to effect a corporate name change (to "USBA Holdings, Ltd.").
4.1  --   Shareholder Rights Agreement, dated as of February 21, 1990, between Spear
          Financial Services, Inc. and First Interstate Bank, Ltd., as Rights Agent, as
          amended effective, July 16, 1992 (the "Rights Plan").**
4.2  --   Amendment to the Rights Plan dated [           ], 1996.+
5.1  --   Opinion of Pillsbury Madison & Sutro LLP.+
0.1  --1  JMC Group, Inc. 1993 Executive Stock Option Plan.***
0.2  --1  JMC Group, Inc. 1993 Employee Stock Option Plan.****
0.3  --1  Agreement, dated December 9, 1994, by and between James Mitchell & Co. and Barnett
          Banks, Inc.*****
0.4  --1  Amendment No. 3 to Services Agreement dated January 1, 1995, by and between James
          Mitchell & Co. and Central Fidelity National Bank.*****
0.5  --1  Interim Services Agreement dated October 19, 1995 between James Mitchell & Co.,
          Barnett Banks, Inc. and Barnett Banks Trust Company, N.A.*
0.6  --1  Termination and Assignment Agreement dated October 19, 1995 between James Mitchell
          & Co., Barnett Banks, Inc. and Barnett Banks Trust Company, N.A.*
0.7  --1  Assignment and Notice of Assignment of Renewal (Asset) Fees between James Mitchell
          & Co., JMC Insurance Services Corporation and JMC Financial Corporation and
          Barnett Annuities Corporation and the Acknowledgment and Acceptance of Assignment
          fromKeyport Life Insurance Company.*
0.8  --1  Assignment and Notice of Assignment of Renewal (Asset) Fees between James Mitchell
          & Co., JMC Insurance Services Corporation and JMC Financial Corporation and
          Barnett Annuities Corporation and the Acknowledgment and Acceptance of Assignment
          from Life Insurance Company of Virginia.*
0.9  --1  Assignment of Renewal (Asset) Fees and Notice of Assignment of Renewal (Asset)
          Fees between James Mitchell & Co., JMC Financial Corporation and JMC Insurance
          Services Corporationand Barnett Annuities Corporation and the Acknowledgment and
          Consent to Assignment from Transamerica Life and Annuity Co.*
0.10 --1  Assignment and Notice of Assignment between James Mitchell & Co., JMC Financial
          Corporation and JMC Insurance Services Corporation and Barnett Annuities
          Corporation and the Acceptance and Release between Western and Southern Life
          Assurance Company and James Mitchell & Co., JMC Insurance Services Corporation and
          JMC Financial Corporation.*
0.11 --1  Consulting Agreement between USBA Holdings, Ltd. and James Mitchell & Co. dated
          January 26, 1996.*
0.12 --1  Marketing Agreement between JMC Group, Inc. and USBA Holdings, Ltd. dated January
          29, 1996 with exhibits.*
0.13 --1  Integrated Support Services Agreement dated January 31, 1996 between JMC Group,
          Inc., James Mitchell & Co., JMC Insurance Services Corporation, JMC Financial
          Corporation, First Tennessee Bank National Association and First Tennessee
          Brokerage, Inc.*

EXHIBITS                                                     DESCRIPTION
- --------                                                     -----------
 10.14 -- Termination and Transition Agreement dated January 31, 1996 between JMC Group,
          Inc., James Mitchell & Co., Priority Investment Services, Inc., and First
          Tennessee Bank National Association.*
 10.15 -- Employment Agreement between the Registrant and James K. Mitchell dated May 20,
          1996.
 10.16 -- Employment Agreement between the Registrant and Ronald D. Wallace dated May 20,
          1996.
 22.1  -- Subsidiaries of the Registrant.*
 23.1  -- Consent of Deloitte & Touche LLP.
 23.2  -- Consent of Gross, Collins & Cress, P.C.
 23.3  -- Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).+
 23.4  -- Consent of J.C. Bradford & Co.
 24    -- Power of Attorney (See Part II).
 99    -- Form of proxy for holders of the Registrant's Common Stock.+

- --------
* Filed as an exhibit to the Registrant's Form 10-K for the Fiscal Year ended December 31, 1995.
** Filed as an exhibit to the Registrant's Form 10-K for the Fiscal Year ended December 31, 1993.
*** Filed as an exhibit to the Registrant's Form S-8 Registration Statement No. 33-74842 filed with the SEC on February 7, 1994.
**** Filed as an exhibit to the Registrant's Form S-8 Registration Statement No. 33-74840 filed with the SEC on February 7, 1994.
***** Filed as an exhibit to the Registrant's Form 10-K for the Fiscal Year ended December 31, 1994.
+     To be filed by amendment.

                                                                     SCHEDULE II

                              USBA HOLDINGS, LTD.
                       VALUATION AND QUALIFYING ACCOUNTS

COLUMN A                       COLUMN B      COLUMN C       COLUMN D  COLUMN E
- --------                       --------- ----------------- ---------- --------
                                             ADDITIONS
                                         -----------------
                                           (1)
                                BALANCE  CHARGED    (2)               BALANCE
                                  AT        TO    CHARGES                AT
                               BEGINNING COSTS &  TO OTHER             END OF
DESCRIPTION                    OF PERIOD EXPENSES ACCOUNTS DEDUCTIONS  PERIOD
- -----------                    --------- -------- -------- ---------- --------
Allowance deducted from asset
 to which it applies:
Allowance for doubtful
 accounts:
  Year ended December 31, 1995 $273,428  $221,229   --      $212,527A $282,130
  Year ended December 31, 1994   36,418   333,786   --        96,776A  273,428
  Year ended December 31, 1993    8,000    36,418   --         8,000A   36,418
- ------------------------------------------------------------------------------
Allowance for inventory
 reserve:
  Year ended December 31, 1995        0    39,634   --           --     39,634
  Year ended December 31, 1994        0       --    --           --          0
  Year ended December 31, 1993        0       --    --           --          0
- ------------------------------------------------------------------------------
Deferred tax asset valuation
 account:
  Year ended December 31, 1995        0       --    --           --          0
  Year ended December 31, 1994  279,955       --    --       279,955B        0
  Year ended December 31, 1993  790,461       --    --       510,506B  279,955

A--Uncollected receivables written off, net of recoveries.
B--Reduction in deferred tax asset valuation is due to the increased probability that the Company will benefit from the deferred tax asset.